UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-A

 Amendment No. 2

TIER 2 OFFERING
OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

FRIENDABLE, INC.
(Exact name of registrant as specified in its charter)

Date: May 5, 2022

Nevada	7372	98-0546715
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification Number)

1821 S Bascom Ave., Suite 353
Campbell, California 95008
Phone: (855) 473-8473
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

Jonathan D. Leinwand, Esq.
Jonathan D. Leinwand, P.A.
18305 Biscayne Blvd., Suite 200
Aventura, FL 33160
Phone: (954) 903-7856
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I – END

File No. 024-11368

Post Qualification Amendment No. 2

This Post-Qualification Amendment No. 2 amends the Offering Circular of Friendable Inc originally qualified on March 29, 2021, and as previously supplemented and as may be amended and supplemented from time to time (the “Offering Circular”), to add additional securities to be offered pursuant to the Offering Circular and to update certain other information in the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “Commission”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. To the extent not already qualified under Regulation A, these securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

POST-QUALIFICATION OFFERING CIRCULAR AMENDMENT NO. 2

SUBJECT TO COMPLETION; DATED May 5, 2022

FRIENDABLE, INC.
1821 S Bascom Ave., Suite 353
Campbell, California 95008
Phone: (855) 473-8473

Maximum Offering: $5,000,000
Up to a Maximum of 500,000 Series D Preferred Shares

 Including up to a Maximum of 3,000,000 shares of the Company’s Common Stock

Offering Price of $10.00 per Series D Preferred Share*

This is the public offering of securities of Friendable, Inc., a Nevada corporation. We are offering 500,000 shares of our Series D Preferred Stock, par value $0.0001 per share, including up to 3,000,000,000 shares of the Company’s common stock into which it may be converted (the “Preferred Stock”), at an offering price of $10.00 per share (the “Offered Shares”). This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 5,000 Offered Shares ($50,000); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best-efforts basis. Upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

The Preferred Stock offered hereby is convertible into common stock of the Company that is quoted on the OTC Pink marketplace under the symbol “FDBL”.

Investing in our Preferred Stock involves a high degree of risk. See “Risk Factors” section of this Offering Circular for a discussion of certain risks that you should consider in connection with an investment in our Preferred Stock.

Securities Offered by the Company	Price Per Share to Public	Total Number of Shares Being Offered	Broker- Dealer discount and commissions (1)	Proceeds to issuer (2)
Per Share of Common Stock	$10.00	500,000	$-	$5,000,000
Total Maximum	$5,000,000	500,000	$-	$5,000,000

(1)	We may offer the shares of our common stock through registered broker-dealers or a selling agent and we may pay finders, although we have no current arrangements to do so. We currently do not have any specific plans or arrangements to use a selling agent, broker-dealer or finder; however, if we choose to do so in the future, information about any such broker dealer, selling agent, or finder shall be disclosed in an amendment to this Offering Circular.

(2)	This does not account for the payment of expenses of this offering, which is currently estimated to be approximately $150,000. See “Plan of Distribution.”

*	An Issuer may raise an aggregate of $50.0 million in a 12-month period pursuant to Tier 2 of Regulation A of the Securities Act of 1933, as amended (the “Securities Act”).

Our Board of Directors used its business judgment in setting a value of $10.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

In this Offering Circular, unless the context indicates otherwise, references to “Friendable, Inc.”, “Freindable”, “FDBL”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Friendable, Inc.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

We, and if applicable, those selling Common Stock on our behalf in this offering, will be permitted to make a determination that the purchasers of Common Stock in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A (“Regulation A”) under the Securities Act of 1933, as amended (the “Securities Act”). For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Common Stock is being offered and sold only to “qualified purchaser” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Common Stock offered hereby is offered and sold only to “qualified purchasers” or at a time when our Common Stock is listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Common Stock does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

The speculative nature of the business;

Our reliance on suppliers and vendors;

Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern;”

Our ability to effectively execute our business plan;

Our ability to manage our expansion, growth and operating expenses;

Our ability to finance our businesses;

Our ability to promote our businesses;

Our ability to compete and succeed in highly competitive and evolving businesses;

Our ability to respond and adapt to changes in technology and customer behavior; and

Our ability to protect our intellectual property and to develop, maintain and enhance our business strategy.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

Friendable, Inc. (“FDBL”) is a mobile-focused technology and marketing company, connecting and engaging users through two distinctly branded applications. The Company initially released its flagship product Friendable, as a social application where users can create one-on-one or group-style meetups. In 2019 the Company moved the Friendable app closer to a traditional subscription based dating application with its focus on building revenue, as well as reintroducing the brand as a non-threatening, all-inclusive place where “Everything starts with Friendship”…meet, chat & date.

Fan Pass is the Company’s most recent or second subscription-based app/brand, released in July, 2020. Fan Pass believes in connecting Fans of their favorite celebrity or artist, to an exclusive VIP or Backstage experience, right from their smartphone or other connected devices. Fan Pass allows an artist’s fanbase to experience something they would otherwise never have the opportunity to afford or geographically attend. The Fan Pass platform supports artists at all levels, providing exclusive artist content “channels,” live event streaming, promotional support, fan subscriptions and custom merchandise designs, all of which are revenue streams for each artist.

The Company aims to establish both Friendable and Fan Pass as premier brands and mobile platforms that are dedicated to connecting and engaging users from anywhere around the World.

Friendable Inc. was founded by Robert A. Rositano Jr. and Dean Rositano, two brothers with over 27 years of experience working together on technology-related ventures. For more information about the Company, visit www.Friendable.com.

Dividends

The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Trading Market

The Preferred Stock offered hereby is convertible into common stock of the Company that is quoted on the OTC Pink marketplace under the symbol “FDBL”.

THE OFFERING

Issuer:	Friendable, Inc.

Securities offered:	500,000 shares of our Series D Preferred Stock, par value $0.0001 per share (the “Preferred Stock”) at an offering price of $10.00 per share, including up to 2,000,000,000 shares of the Company’s common stock into which it may be converted (the “Offered Shares”). (See “Distribution.”).

Number of shares of Series D Preferred Stock outstanding before the offering:	51,632 issued and outstanding as of December 31, 2021.

Number of shares of Series D Preferred Stock to be outstanding after the offering:	500,000 Series D Preferred Shares, assuming all the Offered Shares are sold in this offering.

Price per share:	$10.00.

Conversion of the Series D Preferred Stock:

Each Offered Share of Series D Preferred Stock is convertible, at the option of the holder, at any time, and from time to time, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) that have a Fair Market Value, in the aggregate, equal to, and based on, the Series D Conversion Price. The “Series D Conversion Price” shall initially be equal to a value of $10.00, per share. Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be further converted into shares of Common Stock, shall be subject to adjustment for Reclassification, Exchange, Substitution, Sales, Reorganizations, Mergers or Consolidations, as set forth in section 4.4 of the Series D Preferred Stock Certificate of Designation, which is an Exhibit hereto. “Fair Market Value” shall mean as of any date of determination, 50% of the average closing price of a share of Common Stock on the principal exchange or market on which such shares are then trading for the 20 trading days immediately preceding such date.

As an example, suppose Investor X purchases 10,000 Series D Preferred Shares under this Offering at $10.00 per share (for a total purchase price and value of $100,000) and the applicable average trading price of the Company’s common shares on the conversion date is $0.004 per share, the Fair Market Value would be $.002, calculated by multiplying 50% by $0.004. Investor X would be entitled to receive 50,000,000 common shares on full conversion of the original Series D Preferred investment, calculated by dividing the original investment value of $100,000 by the Fair Market Value ($.002) against.

Trading Market:	Our Preferred Stock is convertible into common stock of the Company that is quoted on the OTC Pink marketplace under the symbol “FDBL”.

Use of Proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $4,850,000. We will use these net proceeds for working capital and other general corporate purposes.

Risk factors:	Investing in our Series D Preferred Stock involves a high degree of risk. See “Risk Factors” below for additional detail.

Termination	This Offering will terminate on twelve months from the day the Offering is qualified, subject to extension for up to thirty (30) days as defined below or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”).

RISK FACTORS

Investment in our Series D Preferred Stock involves a high degree of risk. You should carefully consider, among other matters, the following risk factors in addition to the other information in this offering, our Annual Report on Form 10K, our Quarterly Reports on Form 10Q and our other public filings when evaluating our business because these risk factors may have a significant impact on our business, financial condition, operating results or cash flow. If any of the material risks described below or in subsequent reports we file with the Securities and Exchange Commission (“SEC”) actually occur, they may materially harm our business, financial condition, operating results or cash flow. Additional risks and uncertainties that we have not yet identified or that we presently consider to be immaterial may also materially harm our business, financial condition, operating results or cash flow.

Risks Related to Our Business and Industry

Our success depends upon the continued growth and acceptance of paid subscription based access to our online/mobile applications, together with acceptance by sponsors and advertisers to online/mobile platforms, particularly paid listings, as an effective alternative to traditional, offline advertising and the continued commercial use of the internet.

Many online/mobile applications are access free to audiences. In addition, many sponsors and advertisers still have limited experience with mobile advertising and may continue to devote significant portions of their advertising budgets to traditional offline advertising media. Accordingly, we continue to compete with access free platforms (such as YouTube) and with traditional advertising media, including television, radio and print, in addition to a multitude of websites with high levels of traffic and mobile advertising networks, for a share of available advertising expenditures and expect to face continued competition as more emerging media and traditional offline media companies enter the online and mobile advertising markets. We believe that the continued growth and continued acceptance of paid subscription platforms and mobile advertising generally will depend, to a large extent, on its perceived effectiveness and the acceptance of paid exclusive and/or live streaming digital content , as well as related advertising models (particularly in the case of models that incorporate user targeting and/or utilize mobile devices), the continued growth in commercial use of the internet (particularly abroad) and smart devices, the extent to which web/mobile browsers, software programs and/or mobile applications that limit or prevent advertising from being displayed become commonplace and the extent to which the industry is able to effectively manage click fraud. Any lack of growth in the market for mobile advertising, particularly for paid listings, or any decrease in the effectiveness and value of mobile advertising (whether due to the passage of laws requiring additional disclosure and/or opt-in policies for advertising that incorporates user targeting or other developments) would have an adverse effect on our business, financial condition and results of operations.

We had substantial client concentration with one technology services client, on a per contract basis, accounting for approximately 99% of our revenues through 2020 and, although we may continue to work with this client in the future, we do not anticipate doing so and thus face an inherent risk of not being able to sustain operations from our remaining Fan Pass business segment alone.

To date, the Company’s revenue has been almost entirely dependent on technology services contracts with one client, Answering Legal, to support operations until the Fan Pass subscription and merchandising segment of our business gained traction. At this time, our Fan Pass subscription and merchandising segment of our business is growing, and we are reducing our dependance on Answering Legal. While we anticipate being able to gain new technology services contracts from clients to offset our operating expenses, we may need to obtain additional debt and/or equity financing in the interim and may continue to incur substantial operating losses, depending on the traction our Fan Pass subscription and merchandising segment gains in 2021. There are inherent risks whenever a large percentage of total revenues are concentrated with one primary client and when that client is no longer anticipated to be the primary source of revenue for a company. Nonetheless, we are hopeful about the Fan Pass subscription and merchandising segment of our business in 2021. As a general matter, it is not possible for us to predict the future level of demand for our services that will be generated by any clients, including Answering Legal, or the future demand for the products and services of other similar clients. The loss of Answering Legal as a primary source of revenue or the failure to retain similar clients generally could negatively affect our revenues and results of operations and/or the trading price of our common stock.

We depend, in part, upon arrangements with third parties to drive traffic to our various websites and distribute our products and services.

We engage in a variety of activities, such as search engine optimization and application search optimization, designed to attract traffic to our application and convert visitors into repeat users and customers. How successful we are in these efforts depends, in part, upon our continued ability to enter into arrangements with third parties to drive traffic to our application, as well as the continued introduction of new and enhanced features, products and services that resonate with users and customers generally.

In addition, we have entered into a number of arrangements with third parties to promote and deliver mobile advertising to various social networks or mobile channels. Pursuant to these arrangements, third parties generally promote our application on various mobile applications, their websites or through e-mail campaigns and we either pay on a cost per impression basis (i.e. cost per view) or a fixed fee when visitors to these websites click through to or download our application. These arrangements are generally not exclusive, are short-term in nature and are generally terminable by either party given notice. If existing arrangements with third parties are terminated (or are not renewed upon their expiration) and we fail to replace this traffic and related revenues, or if we are unable to enter into new arrangements with existing and/or new third parties in response to industry trends, our business, financial condition and results of operations could be adversely affected.

Even if we succeed in driving traffic to our application, we may not be able to convert this traffic or otherwise retain users unless we continue to provide quality products and services. We may not be able to adapt quickly and/or in cost-effective manner to frequent changes in user and customer preferences, which can be difficult to predict, or appropriately time the introduction of enhancements and/or new products or services to the market. Our inability to provide quality products and services would adversely affect user and customer experiences, which would result in decreases in users, customers and revenues, which would adversely affect our business, financial condition and results of operations.

As discussed below, our traffic building and conversion initiatives also involve the expenditure of considerable sums for marketing, as well as for the development and introduction of new products, services and enhancements, infrastructure and other related efforts.

Marketing efforts designed to drive traffic to our various websites may not be successful or cost-effective.

Traffic building and conversion initiatives involve considerable expenditures for online, mobile and offline advertising and marketing. We plan to make significant expenditures for online and mobile display advertising, event-based marketing and traditional offline advertising in connection with these initiatives, which may not be successful or cost-effective. In the case of paid advertising generally, the policies of sellers and publishers of advertising may limit our ability to purchase certain types of advertising or advertise some of our products and services, which could affect our ability to compete effectively and, in turn, adversely affect our business, financial condition and results of operations.

In addition, search engines have increasingly expanded their offerings into other, non-search related categories, and have in certain instances displayed their own integrated or related product and service offerings in a more prominent manner than those of third parties within their search engine results. Continued expansion and competition from search engines could result in a substantial decrease in traffic to our various websites, as well as increased costs if we were to replace free traffic with paid traffic, which would adversely affect our business, financial condition and results of operations.

Lastly, as discussed above, we also have and will enter into various arrangements with third parties in an effort to increase traffic, which arrangements are generally more cost-effective than traditional marketing efforts. If we are unable to renew existing (and enter into new) arrangements of this nature, sales and marketing costs as a percentage of revenue would increase over the long-term.

Any failure to attract and acquire new, and retain existing, traffic, users and customers in a cost-effective manner could adversely affect our business, financial condition and results of operations.

We rely in part on application marketplaces and Internet search engines to drive traffic to our products and services, and if we fail to appear high up in the search results or rankings, traffic to our platform could decline and our business and operating results could be adversely affected.

We rely on application marketplaces, such as Apple’s App Store, to drive downloads of our mobile applications. In the future, Apple or other operators of application marketplaces may make changes to their marketplaces which may make access to our products and services more difficult. Our rankings in Apple’s App Store may also drop based on the following factors:

●	the size and diversity of our registered member and subscriber bases relative to those of our competitors;

●	the functionality of our application and the attractiveness of their features and our services and offerings generally to consumers relative to those of our competitors;

●	how quickly we can enhance our existing technology and services and/or develop new features and localized opportunities and venue-based monetization opportunities in response to:

●	new, emerging and rapidly changing technologies;

●	the introduction of product and service offerings by our competitors;

●	changes in consumer requirements and trends in the single community relative to our competitors; and

●	our ability to engage in cost-effective marketing efforts, including by way of maintaining relationships with third parties with which we have entered into alliances, and the recognition and strength of our various brands relative to those of our competitors.

Our estimated income taxes could be materially different from income taxes that we ultimately pay.

We are subject to income taxes in the United States. Significant judgment and estimation is required in determining our provision for income taxes and related matters. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determinations are uncertain or otherwise subject to interpretation. Our determination of our income tax liability is always subject to review by applicable tax authorities and we are currently subject to audits in a number of jurisdictions. Although we believe our income tax estimates and related determinations are reasonable and appropriate, relevant taxing authorities may disagree. The ultimate outcome of any such audits and reviews could be materially different from estimates and determinations reflected in our historical income tax provisions and accruals. Any adverse outcome of any such audit or review could have an adverse effect on our financial condition and results of operations.

A variety of new laws, or new interpretations of existing laws, could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the U.S. and abroad that are costly to comply with, can result in negative publicity and diversion of management time and effort and can subject us to claims or other remedies. Some of these laws, such as income, sales, use, value-added and other tax laws and consumer protection laws, are applicable to businesses generally and others are unique to the various types of businesses in which we are engaged. Many of these laws were adopted prior to the advent of the internet and related technologies and, as a result, do not contemplate or address the unique issues of the internet and related technologies. Laws that do reference the internet are being interpreted by the courts, but their applicability and scope remain uncertain.

For example, through our various businesses we post and link to third party content, including third party advertisements, links and websites, as well as content submitted by users, such as comments, photographs and videos. We could be subject to liability for posting or linking to third party content, and while we generally require third parties to indemnify us for related claims, we may not be able to enforce our indemnification rights. Some laws, including the Communications Decency Act, or CDA, and the Digital Millennium Copyright Act, or DMCA, limit our liability for posting or linking to third party content. For example, the DMCA generally protects online service providers from claims of copyright infringement based on use of third party content, so long as certain statutory requirements are satisfied. However, the scope and applicability of the DMCA are subject to judicial interpretation and, as such, remain uncertain, and the U.S. Congress may enact legislation limiting the protections afforded by the DMCA to online service providers. Moreover, similar protections may not exist in other jurisdictions in which our products are used. As a result, claims could be threatened and filed under both U.S. and foreign laws based upon use of third party content asserting, among other things, defamation, invasion of privacy or right or publicity, copyright infringement or trademark infringement.

Any failure on our part to comply with applicable laws may subject us to additional liabilities, which could adversely affect our business, financial condition and results of operations. In addition, if the laws to which we are currently subject are amended or interpreted adversely to our interests, or if new adverse laws are adopted, our products and services might need to be modified to comply with such laws, which would increase our costs and could result in decreased demand for our products and services to the extent that we pass on such costs to our customers. Specifically, in the case of tax laws, positions that we have taken or will take are subject to interpretation by the relevant taxing authorities. While we believe that the positions we have taken to date comply with applicable law, there can be no assurances that the relevant taxing authorities will not take a contrary position, and if so, that such positions will not adversely affect us. Any events of this nature could adversely affect our business, financial condition and results of operations.

We may fail to adequately protect our intellectual property rights or may be accused of infringing the intellectual property rights of third parties.

We regard our intellectual property rights, including trademarks, domain names, trade secrets, copyrights and other similar intellectual property, as critical to our success. For example, we currently rely heavily on the trademark “Fan Pass” and “Fan Pass Live” to market our products and seek to build and maintain brand loyalty and recognition. We intend, in due course, subject to legal advice, to apply for trademark, copyright and/or patent protection in the United States and other jurisdictions. We regard our intellectual property, including our software and trademark, as valuable assets and intend to vigorously defend them against infringement. Effective trademark protection may not be available or may not be sought in every country in which products and services are made available and contractual disputes may affect the use of marks governed by private contract. We have reserved and registered certain domain names, however not every variation of a domain name may be available or be registered, even if available.

While there can be no assurance that registered trademarks and copyrights will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our Company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Our application also relies upon trade secrets and certain copyrightable and patentable proprietary technologies relating to its software and related features, products and services.

We will rely on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect our various intellectual property rights. For example, we plan to apply to register and renew, or secure by contract where appropriate, trademarks and service marks as they are developed and used, and continue to reserve, register and renew domain names as we deem appropriate.

We also plan to apply for copyrights and patents or for other similar statutory protections as we deem appropriate, based on then current facts and circumstances. No assurances can be given that any copyright or patent application we file will result in a copyright or patent being issued, or that any future copyright or patent will afford adequate protection against competitors and similar technologies. In addition, no assurances can be given that third parties will not create new products or methods that achieve similar results without infringing upon copyrights or patents we may own in the future.

Despite these measures, our intellectual property rights may still not be protected in a meaningful manner, challenges to contractual rights could arise or third parties could copy or otherwise obtain and use our intellectual property without authorization. The occurrence of any of these events could result in the erosion of our brands and limitations on our ability to control marketing on or through the internet using our various domain names, as well as impede our ability to effectively compete against competitors with similar technologies, any of which could adversely affect our business, financial conditions and results of operations.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks, copyrights, patents and other intellectual property rights held by third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or to determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive.

If we fail to grow our user base, or if user engagement or ad engagement on the platform declines, the revenue, business and operating results may be harmed.

The size of the user base and the users’ level of engagement are critical to our success. The financial performance has been and will continue to be significantly determined by success in growing the number of users and increasing their overall level of engagement on the platform as well as the number of ad engagements. We generate a substantial majority of our revenue based upon the number of downloads, migration to subscription accounts and engagement by the users with the ads that we display. If people do not perceive the services to be useful, reliable and trustworthy, we may not be able to attract users or increase the frequency of their engagement with the platform and the ads that we display. There is no guarantee that we will be successful in attracting more users or not suffer erosion of the user base or engagement levels. A number of factors could potentially negatively affect user growth and engagement, including if:

●	users engage with other products, services or activities as an alternative;

●	influential users, such as celebrities, athletes, journalists and brands or certain age demographics conclude that an alternative product or service is more relevant;

●	we are unable to convince potential new users of the value and usefulness of its products and services;

●	there is a decrease in the perceived quality of the content generated by our platform;

●	we fail to introduce new and improved products or services or if we introduce new or improved products or services that are not favorably received or that negatively affect user engagement;

●	technical or other problems prevent us from delivering our products or services in a rapid and reliable manner or otherwise affect the user experience;

●	we are unable to present users with content that is interesting, useful and relevant to them;

●	users believe that their experience is diminished as a result of the decisions we make with respect to the frequency, relevance and prominence of ads that we display;

●	there are user concerns related to privacy and communication, safety, security or other factors;

●	we become subject to hostile or inappropriate usage on our platform;

●	there are adverse changes in our products or services that are mandated by, or that we elect to make to address, legislation, regulatory authorities or litigation, including settlements or consent decrees;

●	we fail to provide adequate customer service to users; or

●	we do not maintain our brand image or its reputation is damaged.

If users do not continue to download and use our application and their engagement is not valuable to other users, we may experience a decline in the number of users accessing the products and services and user engagement, which could result in the loss of advertisers and revenue.

Our success depends on our ability to provide users with valuable content, which in turn depends on the profile descriptions and use of the app by others. We believe that one of our competitive advantages is the quality, quantity and real-time nature of the content on iHookup, and that access to unique or real-time content is one of the main reasons users visit us. We seek to foster a broad and engaged user community, and we encourage celebrities, athletes, and others to use our products and services to meet people and form relationships. If users do not continue to contribute profiles and we are unable to provide users with valuable and timely content or other people to engage with, our user base and user engagement may decline. Additionally, if we are not able to address user concerns regarding the safety and security of our products and services or if we are unable to successfully prevent abusive or other hostile behavior on the platform, the size of the user base and user engagement may decline.

If we are unable to compete effectively for users and advertiser spend, the business and operating results could be harmed.

Competition for users of its products and services is intense. Although we have developed a new platform for public self-expression and meeting people in real time, we face strong competition in this business. We compete against many companies to attract and engage users, including companies which have greater financial resources and substantially larger user bases, such as eHarmony, Match.com and others which offer a variety of Internet and mobile device-based products, services and content. As a result, competitors may acquire and engage users at the expense of the growth or engagement of our user base, which would negatively affect the business.

We believe that our ability to compete effectively for users depends upon many factors both within and beyond our control, including:

●	the popularity, usefulness, ease of use, performance and reliability of our products and services compared to those of our competitors;

●	the amount, quality and timeliness of content generated by our users;

●	the timing and market acceptance of our products and services;

●	the adoption of our products and services internationally;

●	its ability, and the ability of our competitors, to develop new products and services and enhancements to existing products and services;

●	the frequency and relative prominence of the ads displayed by us or our competitors;

●	our ability to establish and maintain relationships with platform partners that integrate with our platform;

●	changes mandated by, or that we elect to make to address, legislation, regulatory authorities or litigation, including settlements and consent decrees, some of which may have a disproportionate effect on us;

●	government action regulating competition;

●	our ability to attract, retain and motivate talented employees, particularly engineers, designers and product managers;

●	acquisitions or consolidation within our industry, which may result in more formidable competitors; and

●	our reputation and the brand strength relative to our competitors.

We also face significant competition for advertiser spend. We compete against online and mobile businesses, including those referenced above, and traditional media outlets, such as television, radio and print, for advertising budgets. In order to grow our revenue and improve our operating results, we must increase our share of spending on advertising relative to our competitors, many of which are larger companies that offer more traditional and widely accepted advertising products. In addition, some of our larger competitors have substantially broader product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets.

We believe that our ability to compete effectively for advertiser spend depends upon many factors both within and beyond our control, including:

●	the size and composition of our user base relative to those of our competitors;

●	our ad targeting capabilities, and those of our competitors;

●	the timing and market acceptance of our advertising services, and those of our competitors;

●	our marketing and selling efforts, and those of our competitors;

●	the pricing for our products relative to the advertising products and services of our competitors;

●	the return our advertisers receive from their advertising services, compared to those of our competitors; and

●	our reputation and the strength of our brand relative to our competitors.

If we are not able to compete effectively for users and advertiser spend our business and operating results would be materially and adversely affected.

User growth and engagement depend upon effective interoperation with operating systems, networks, and devices, that we do not control.

Currently, our application is available only on Apple’s iOS. We are dependent on the interoperability of our products and services with popular devices, and mobile operating systems that we do not control. Any changes in such systems or devices that degrade the functionality of our products and services or give preferential treatment to competitive products or services could adversely affect usage of our products and services. Further, if the number of platforms for which we develop our product expands, it will result in an increase in our operating expenses. In order to deliver high quality products and services, it is important that our products and services work with a range of operating systems and devices that we do not control. In addition, because our users access our products and services through mobile devices, we are particularly dependent on the interoperability of our products and services with mobile devices and operating systems. We may not be successful in developing or maintaining relationships with key participants in the mobile industry or in developing products or services that operate effectively with these operating systems and devices. In the event that it is difficult for our users to access and use our products and services on their mobile devices, our user growth and engagement could be harmed, and our business and operating results could be adversely affected.

We have a limited operating history in a new and unproven market for our platform, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have developed a mobile app for public self-expression and meeting people in real time, and the market for our products and services is relatively new and may not develop as expected, if at all. People who are not our users may not understand the value of our products and services and new users may initially find our products confusing. Convincing potential new users of the value of our products and services is critical to increasing our user base and to the success of our business

We have a limited operating history which makes it difficult to effectively assess our future prospects or forecast future results. We encounter or may encounter many risks in this developing and rapidly evolving market. These risks and challenges include its ability to, among other things:

●	increase its number of users and user engagement;

●	successfully expand our business;

●	develop a reliable, scalable, secure, high-performance technology infrastructure that can efficiently handle increased usage;

●	convince advertisers of the benefits of our products compared to alternative forms of advertising;

●	develop and deploy new features, products and services;

●	successfully compete with other companies, some of which have substantially greater resources and market power than us, that are currently in, or may in the future enter, its industry, or duplicate the features of our products and services;

●	attract, retain and motivate talented employees, particularly engineers, designers and product managers;

●	process, store, protect and use personal data in compliance with governmental regulations, contractual obligations and other obligations related to privacy and security;

●	continue to earn and preserve its users’ trust, including with respect to their private personal information; and

●	defending ourselves against litigation, regulatory, intellectual property, privacy or other claims.

If we fail to educate potential users and potential advertisers about the value of our products and services, if the market for our platform does not develop as we expect or if we fail to address the needs of this market, our business will be harmed. We may not be able to successfully address these risks and challenges or other unforeseen risks and challenges. Failure to adequately address these risks and challenges could harm our business and cause our operating results to suffer.

Our business depends on the continued and unimpeded access to our products and services on mobile devices by our users and advertisers. If we or our users experience disruptions in service or if mobile service providers are able to block, degrade or charge for access to our products and services, we could incur additional expenses and the loss of users and advertisers.

We depend on the ability of our users and advertisers to access mobile devices. Currently, this access is provided by companies that have significant market power in the broadband and telecommunications access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, government-owned service providers, device manufacturers and operating system providers, any of whom could take actions that degrade, disrupt or increase the cost of user access to our products or services, which would, in turn, negatively impact our business. We also rely on other companies to maintain reliable communications network systems that provide adequate speed, data capacity and security to us and our users. As the number of mobile device users continues to grow, frequency of use and amount of data transmitted, the communications infrastructure that we and our users rely on may be unable to support the demands placed upon it. The failure of the mobile communications infrastructure that we and/or our users rely on, even for a short period of time, could undermine our operations and harm our operating results.

Abusive activities by certain users could diminish the user experience on our platform, which could damage our reputation and deter our current and potential users from using our products and services.

There are a range of abusive activities that are prohibited by the our terms of service and are generally defined as unsolicited, repeated actions that negatively impact other users with the general goal of drawing user attention to a given person, account, site, product or idea. This includes posting large numbers of unsolicited mentions of a user, duplicate outlets, misleading links (e.g., to malware or click-jacking pages) or other false or misleading content, and aggressively following and un-following accounts, adding users to lists, sending invitations to inappropriately attract attention. Our terms of service also prohibit the creation of serial or bulk accounts, both manually or using automation, for disruptive or abusive purposes. Although we continue to invest resources to reduce spam and other abusive behavior, we expect spammers and abusers will continue to seek ways to act inappropriately on our platform. We will continuously combat spam and other abusive behaviors, including by suspending or terminating accounts we believe to be spammers and launching algorithmic changes focused on curbing abusive activities. Combatting spam and other abusive behaviors require the diversion of significant time and focus of our engineering team from improving our products and services. If spam or abusive behavior increase, this could hurt our reputation for delivering relevant content or reduce user growth and user engagement and result in continuing operational cost to us.

If we fail to effectively manage our growth, our business and operating results could be harmed.

If we experience rapid growth in our headcount and operations, it will place significant demands on our management, operational and financial infrastructure. We intend to continue to make substantial investments to expand our operations, research and development, sales and marketing and general and administrative organizations. We face significant competition for employees, particularly engineers, designers and product managers, from other Internet and high-growth companies, which include both publicly-traded and privately-held companies, and we may not be able to hire new employees quickly enough to meet our needs. To attract highly skilled personnel, we will need to continue to offer, highly competitive compensation packages. As we continue to grow, we are subject to the risks of over-hiring, over-compensating our employees and over-expanding our operating infrastructure, and to the challenges of integrating, developing and motivating a rapidly growing employee base. If we fail to effectively manage our hiring needs and successfully integrate new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business and operating results could be adversely affected.

Our business and operating results may be harmed by a disruption in our service, or by our failure to timely and effectively scale and adapt our existing technology and infrastructure.

Some of the reasons people use our platforms is for real-time information, personal contact and live streaming of music content. We may, in the future, experience service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, hardware failure, capacity constraints due to an overwhelming number of people accessing our products and services simultaneously, computer viruses and denial of service or fraud or security attacks. Although we are investing significantly to improve the capacity, capability and reliability of our infrastructure, we are not currently serving traffic equally through the data centers that support our platforms. Accordingly, in the event of a significant issue at the data center supporting most of our network traffic, some of our products and services may become inaccessible to the public or the public may experience difficulties accessing our products and services. Any disruption or failure in our infrastructure could hinder our ability to handle existing or increased traffic on our platform, which could significantly harm our business.

As the number of our users increases and our users generate more content, including photos and videos hosted by us, we may be required to expand and adapt our technology and infrastructure to continue to reliably store, serve and analyze this content. It may become increasingly difficult to maintain and improve the performance of our products and services, especially during peak usage times, as our products and services become more complex and our user traffic increases. This would negatively impact our ability to attract users and advertisers and increase engagement of our users. We expect to continue to make significant investments to maintain and improve the capacity, capability and reliability of our infrastructure. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and infrastructure to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

If we are unable to maintain and promote our brands, our business and operating results may be harmed.

We believe that maintaining and promoting our brands is critical to expanding our base of users and advertisers. Maintaining and promoting our brands will depend largely on our ability to continue to provide useful, reliable and innovative products and services, which we may not do successfully. We may introduce new features, products, services or terms of service that users, platform partners or advertisers do not like, which may negatively affect our brand. Additionally, the actions of platform partners may affect our brands if users do not have a positive experience using third-party applications. Our brands may also be negatively affected by the actions of users that are hostile or inappropriate to other people, by users impersonating other people, by users identified as spam, by users introducing excessive amounts of spam on its platform or by third parties obtaining control over users’ accounts. Maintaining and enhancing our brands may require iHookup to make substantial investments and these investments may not achieve the desired goals. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business and operating results could be adversely affected.

Negative publicity could adversely affect our business and operating results.

Negative publicity about us, including about our product quality and reliability, changes to our products and services, privacy and security practices, litigation, regulatory activity, the actions of our users or user experience with our products and services, even if inaccurate, could adversely affect our reputation and the confidence in and the use of our products and services. For example, service outages could result in widespread media reports. Such negative publicity could also have an adverse effect on the size, engagement and loyalty of our user base and result in decreased revenue, which could adversely affect our business and operating results.

We focus on product innovation and user engagement rather than short-term operating results.

We encourage employees to quickly develop and help us launch new and innovative features. We focus on improving the user experience for our products and services and on developing new and improved products and services for the advertisers on our platform. We prioritize innovation and the experience for users and advertisers on our platform over short-term operating results. We may make product and service decisions that may reduce our short-term operating results if we believe that the decisions are consistent with its goals to improve the user experience and performance for advertisers, which we believe will improve our operating results over the long term. These decisions may not be consistent with the short-term expectations and may not produce the long-term benefits that we expect, in which case our user growth and user engagement, our relationships with advertisers and our business and operating results could be harmed. In addition, our focus on the user experience may negatively impact our relationships with existing or prospective advertisers. This could result in a loss of advertisers, which could harm our revenue and operating results.

Our products and services may contain undetected software errors, which could harm our business and operating results.

Our products and services incorporate complex software and we encourage our employees to quickly develop and help us launch new and innovative features. Our software may now or in the future contain, errors, bugs or vulnerabilities. Some errors in the software code may only be discovered after the product or service has been released. Any errors, bugs or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of users, loss of platform partners, loss of advertisers or advertising revenue or liability for damages, any of which could adversely affect our business and operating results.

Our business is subject to complex and evolving U.S. laws and regulations. These laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to its business practices, monetary penalties, increased cost of operations or declines in user growth, user engagement or ad engagement, or otherwise harm our business.

We are subject to a variety of laws and regulations in the United States that involve matters central to our business, including privacy, rights of publicity, data protection, content regulation, intellectual property, competition, protection of minors, consumer protection and taxation. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted or applied in ways that could harm our business, particularly in the new and rapidly evolving industry in which we operate. The introduction of new products or services may subject us to additional laws and regulations. There have been a number of recent legislative proposals in the United States, at both the federal and state levels, that would impose new obligations in areas such as privacy. The U.S. government, including the Federal Trade Commission, or the FTC, and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning user behavior on the Internet and over mobile devices, including regulation aimed at restricting certain tracking and targeted advertising practices.

Additionally, recent amendments to U.S. patent laws may affect the ability of companies to protect their innovations and defend against claims of patent infringement. Having personal information may subject us to additional regulation. Further, it is difficult to predict how existing laws and regulations will be applied to its business and the new laws and regulations to which we may become subject, and it is possible that they may be interpreted and applied in a manner that is inconsistent with our practices. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products and services, result in negative publicity, significantly increase our operating costs, require significant time and attention of management and technical personnel and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices.

Even though our platform is for public self-expression conversation and personal interaction, user trust regarding privacy is important to the growth of users and the increase in user engagement on our platform, and privacy concerns relating to our products and services could damage our reputation and deter current and potential users and advertisers from using our products and services.

From time to time, concerns have been expressed by governments, regulators and others about whether mobile products, services or practices compromise the privacy of users and others. Concerns about, governmental or regulatory actions involving practices with regard to the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage our reputation, cause us to lose users and advertisers and adversely affect our operating results. While we will strive to comply with applicable data protection laws and regulations, as we strive to comply with our own posted privacy policies and other obligations we may have with respect to privacy and data protection, the failure or perceived failure to comply may result, in inquiries and other proceedings or actions against us by governments, regulators or others. These inquiries could result in negative publicity and damage to our reputation and brand, each of which could cause us to lose users and advertisers, which could have an adverse effect on our business.

Any systems failure or compromise of our security that results in the unauthorized access to or release of our users’ or advertisers’ data could significantly limit the adoption of our products and services and cause harm to our reputation and brand and, therefore, our business. We expect to continue to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of products and services we offer, increase the size of our user base and operate in other countries.

If our security measures are breached, or if our products and services are subject to attacks that degrade or deny the ability of users to access our products and services, our products and services may be perceived as not being secure, users and advertisers may curtail or stop using our products and services and our business and operating results could be harmed.

Our products and services involve the storage and transmission of users’ and advertisers’ information, and security breaches expose us to a risk of loss of this information, litigation and potential liability. We may experience cyber-attacks of varying degrees, and as a result, unauthorized parties may obtain, and may in the future obtain, access to its data or its users’ or advertisers’ data. Our security measures may also be breached due to employee error, malfeasance or otherwise. Additionally, outside parties may attempt to fraudulently induce employees, users or advertisers to disclose sensitive information in order to gain access to our data or our users’ or advertisers’ data or accounts, or may otherwise obtain access to such data or accounts. Since our users and advertisers may use their accounts to establish and maintain online identities, unauthorized communications from our accounts that have been compromised may damage their reputations. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation and a loss of confidence in the security of our products and services that could have an adverse effect on our business and operating results. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of security occurs, the market perception of the effectiveness of our security measures could be harmed, we could lose users and advertisers and we may incur significant legal and financial exposure, including legal claims and regulatory fines and penalties. Any of these actions could have a material and adverse effect on our business, reputation and operating results.

We depend on highly skilled personnel to grow and operate our business, and if we are unable to hire, retain and motivate its personnel, we may not be able to grow effectively.

Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain highly skilled personnel, including senior management, engineers, designers and product managers. Our ability to execute efficiently is dependent upon contributions from our employees, in particular our senior management team. We do not maintain key person life insurance for any employee. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Our growth strategy also depends on our ability to expand our organization with highly skilled personnel. Identifying, recruiting, training and integrating qualified individuals will require significant time, expense and attention. Competition for highly skilled personnel is intense, particularly in the San Francisco Bay Area, where our headquarters is located. We may need to invest significant amounts of cash and equity to attract and retain new employees and we may never realize returns on these investments. If we are not able to effectively add and retain employees, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed.

Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as terrorism.

A significant natural disaster, such as an earthquake, fire, flood or significant power outage could have a material adverse impact on our business, operating results, and financial condition. Our headquarters is located in the San Francisco Bay Area, a region known for seismic activity. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our data centers could result in lengthy interruptions in our services. In addition, acts of terrorism and other geo-political unrest could cause disruptions in our business. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. We have a disaster recovery program, which allows us to move production to a back-up data center in the event of a catastrophe. Although this program is functional, we do not currently serve network traffic equally from each data center, so if our primary data center shuts down, there will be a period of time that our products or services, or certain of our products or services, will remain inaccessible to our users or our users may experience severe issues accessing our products and services. We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business that may result from interruptions in our ability to provide our products and services.

Risks Related to Our Company

Messrs. Dean and Robert Rositano, Jr., as our directors and officers, own a significant percentage of the voting power of our stock and will be able to exercise significant influence and control over the matters subject to stockholder approval and our operations.

Messrs. Dean and Robert Rositano, Jr. may be deemed to own (directly and/or beneficially) 56.24% of our Series A preferred stock. As of December 31, 2021, the following entities and individuals own the following shares of our Series A preferred stock:

●	Messrs. Dean and Robert Rositano, Jr. each directly own 1,882 and 1,881 shares, respectively.

●	Copper Creek Holdings, LLC, a Nevada limited liability company owned and managed by Robert Rositano and his wife Stacy Rositano, owns 14,730 shares (74.45%), thus each may be deemed to beneficially own one half;

The holders of Series A preferred stock are entitled to cast votes equal to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible. The total aggregate issued shares of Series A Preferred Stock at any given time regardless of their number shall be convertible into the number of shares of common stock which equals nine (9) times the total number of shares of common stock which are issued and outstanding at the time of any conversion, at the option of the preferred holders or until the closing of a Qualified Financing (i.e. the sale and issuance of our equity securities that results in gross proceeds in excess of $2,500,000) at one time or in the same round. As a result of the Titan Iron Ore Corp. and iHookup merger transaction, the former iHookup stockholders received a controlling interest in the Company due to the voting rights of the Series A Preferred Stock being connected to their super-majority conversion rights. As a result of Messrs. Dean and Robert Rositano Jr.’s ownership interests and voting power described above, Messrs. Dean and Robert Rositano Jr. currently are in a position to influence and control, subject to our organizational documents and Nevada law, the composition of our Board of Directors and the outcome of corporate actions requiring stockholder approval, such as mergers, business combinations and dispositions of assets, among other corporate transactions. In addition, this concentration of voting power could discourage others from initiating a potential merger, takeover or other change of control transaction that may otherwise be beneficial to the Company, which could adversely affect the market price of our securities.

If we are unable to pay the convertible promissory notes owed by the Company when obligations become due, the note holders may take adverse proceedings under terms of default.

In the event of default under terms in our convertible promissory notes, the note holder may enforce remedies including acceleration of payment in full plus interest and other charges, and an increase in interest rates of up to 24% when allowable by law.

Our disclosure controls and procedures and internal control over financial reporting are not effective, which may cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management evaluated our disclosure controls and procedures as of December 31, 2021 and concluded that as of those dates, our disclosure controls and procedures were not effective. The ineffectiveness of our disclosure controls and procedures was due to the following material weaknesses in our internal controls over financial reporting (i) inadequate segregation of duties and ineffective risk assessment; (ii) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both US GAAP and SEC guidelines and (iii) inadequate technical skills of accounting personnel.

As of the date of this Offering Circular, we believe that these material weaknesses continue to exist and our disclosure controls and procedures and internal control over financial reporting are not effective. If such material weakness and ineffective controls are not promptly corrected in the future, our ability to report quarterly and annual financial results or other information required to be disclosed on a timely and accurate basis may be adversely affected. Also, such material weakness and ineffective controls could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

We have a limited operating history on which to base an evaluation of our business and prospects.

We have a short operating history, which limits our ability to forecast our future operating results and subjects us to a number of uncertainties, including our ability to plan for and model future growth. We have encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in developing industries. If our assumptions regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

As our Series D Preferred Stock, which is the subject of this Offering, is convertible into Common Stock of the Company that is quoted on the OTC Markets Group marketplace under the symbol “FDBL,” the following risk factors related to our common stock are relevant to this offering:

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

As of April 7, 2022, our articles of incorporation authorize the issuance of up to 1,500,000,000 shares of common stock with a par value of $0.0001 per share and 50,000,000 shares of preferred stock with a par value of $0.0001 per share. Our board of directors may choose to issue some or all of such shares to acquire one or more companies or properties and to fund our overhead and general operating requirements and/or choose to increase the Company’s authorized capital. The increase and issuance of any such shares will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

The price of our common stock may be negatively impacted by factors which are unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of our competitors, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

We do not intend to pay cash dividends on any investment in the shares of stock of our company.

We have never paid any cash dividends and currently do not intend to pay any cash dividends for the foreseeable future. Because we do not intend to declare cash dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

Trading of our stock is restricted by the Securities Exchange Commission’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our common stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock price has been volatile and your investment could lose value.

The trading price of our common stock has been volatile and could be subject to wide fluctuations due to various factors. The timing of announcements in the public market regarding new products, product enhancements or technological advances by us or our competitors, and any announcements by us or our competitors of acquisitions, major transactions or management changes could also affect our stock price. Our stock price is subject to speculation in the press and the analyst community, changes in recommendations or earnings estimates by financial analysts, changes in investors’ or analysts’ valuation measures for our stock and market trends unrelated to our performance. A significant drop in our stock price could also expose us to the risk of securities class action lawsuits, which could result in substantial costs and divert management’s attention and resources, which could adversely affect our business. Moreover, if the per share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

The trading price of our common stock has been low, and the sale of a substantial number of shares in the public market could depress the price of our common stock.

Our common stock is traded on the OTC Markets Group marketplace and historically has had a low average daily trading price relative to many other stocks. Thinly traded stocks can have more price volatility than stocks trading in an active public market, which can lead to significant price swings even when a relatively small number of shares are being traded, and can limit an investor’s ability to quickly sell blocks of stock. If there continues to be low average daily trading volume or price in our common stock investors may be unable to quickly liquidate their investments or at prices investors consider to be adequate.

Because our common stock is quoted and traded on the OTC Markets Group marketplace, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the OTC Markets Group marketplace or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Risks Relating to the Early Stage of our Company and Ability to Raise Capital

We are at a very early stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and prospective operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, many of which are beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We expect to suffer continued operating losses and we may not be able to achieve profitability.

We expect to continue to incur significant development and marketing expenses in the foreseeable future related to the launch and commercialization of our products and services. As a result, we will be sustaining substantial operating and net losses, and it is possible that we will never be able to achieve profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of the capital markets, the market price of our common stock, and the development of competitive projects by others. Because our common stock is not listed on a major stock market, many investors may not be willing or allowed to purchase our common shares or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities. If we are successful raising additional capital through the issuance of additional equity, our investor’s interests will be diluted.

There are substantial doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

Our ability to become a profitable operating company is dependent upon our ability to generate revenues and/or obtain financing adequate to implement our business plan. Achieving a level of revenues adequate to support our cost structure, our continued operating losses and our net cash used in operations has raised substantial doubts about our ability to continue as a going concern. We plan to attempt to raise additional equity capital by issuing shares and, if necessary through one or more private placement or public offerings, and via the securities purchase agreement/equity line financing. However, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital.

Failure to effectively manage our growth could place additional strains on our managerial, operational and financial resources and could adversely affect our business and prospective operating results.

Our anticipated growth is expected to continue to place a strain on our managerial, operational and financial resources. Further, as we expand our user and advertiser base, we will be required to manage multiple relationships. Any further growth by us, or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and prospective operations and the value of an investment in our company.

We may fail to raise sufficient capital.

To the extent that we fail to obtain sufficient operating capital, we may be unable to deal with presently unforeseen contingencies in the future or be able to fund our operations. In addition, we may have more difficulty or find it impossible, to raise third party financing from investors or financial institutions.

Our reserves may be insufficient.

We intend to establish a reserve fund, as determined in the Board’s discretion, for normal working capital contingencies. However, we have been unable to do so. If the reserves are not available to the Company, it may be necessary to attempt to raise additional capital or financing. In the event that such capital or financing is not available on favorable terms, we may be forced to raise additional capital on unfavorable terms. In fact, we have been forced to issue several convertible notes at substantial discounts and interest rates in order to raise the requisite capital for operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to investors in any action under that agreement.

Investors in this offering will be bound by the subscription agreement that includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws.  If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Nevada, which governs the subscription agreement, in a court of competent jurisdiction in the State of Florida. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to investors in such an action. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

The Company’s exclusive forum provision in the Subscription Agreement attached as Exhibit 4.1 does not apply to claims arising under the federal securities laws and the rules and regulations thereunder, including the Securities Act and the Exchange Act, and there are risks and other potential impacts of this exclusive forum provision to investors in this Offering.

The Subscription Agreement for this Offering provides that, unless we consent in writing to the selection of an alternative forum, the state and federal courts located in Broward County, Florida will be the sole and exclusive forum for substantially all disputes between us and subscribers to this Offering, which could limit your ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act and does not apply to claims arising under the federal securities laws. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and you cannot waive our compliance with these laws, rules, and regulations.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities pursuant hereto shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit your ability to bring a claim in a judicial forum of your choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find the choice of forum provision contained in the Subscription Agreement, to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

Statements Regarding Forward-looking Statements

This Offering Circular contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that, at a per share price of $10.00, the net proceeds from the sale of the shares in this offering will be approximately $4,850,000, after deducting the estimated offering expenses of approximately $150,000.

The following table sets forth the uses of proceeds assuming the sale of 100%, 75%, 50% and 25% of the securities offered for sale by the Company at $10.00 per share. No assurance can be given that we will raise the full $5,000,000 as reflected in the following table:

Shares Offered (% Sold)	Shares Sold (100%)	Shares Sold (75%)	Shares Sold (50%)	Shares Sold (25%)
Total Offering Amount	$5,000,000	$3,750,000	$2,500,000	$1,250,000
Approximate Offering Expenses (1)
Misc. Expenses	105,000	105,000	105,000	105,000
Legal, Accounting and Audit	45,000	45,000	45,000	45,000
Total Offering Expenses	150,000	150,000	150,000	150,000
Total Net Offering Proceeds	4,850,000	3,600,000	2,350,000	1,100,000
Principal Uses of Net Proceeds (2)
Advertising and marketing	$1,000,000	$1,000,000	$750,000	$350,000
Compensation to officer employees, developers consultants, support staff (3)	$1,200,000	$1,000,000	$650,000	$300,000
Legal, investor relations, accounting, IT, servers, miscellaneous fees	$1,300,000	$1,000,000	$550,000	$250,000
Working Capital	$1,350,000	$600,000	$400,000	$200,000

Total Principal Uses of Net Proceeds	$4,850,000	$3,600,000	$2,350,000	$1,100,000

(1)	These amounts are estimates.

(2)	These figures are estimates.

(3)	The Company may use proceeds received and slates for this line item in order to pay all or a portion of any accrued and unpaid salaries of executives as discussed elsewhere in this Offering Circular.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including negotiations with the other parties in the merge and acquisitions process of the target companies, the amount of cash available from other sources and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

 DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

We intend to sell the shares in the primary offering through the efforts of our officers and employees, who will not receive any compensation for offering or selling the shares in our primary offering. We believe that our officers and employees are exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Rositano Jr.:

§	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

§	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

§	is not an associated person of a broker or dealer; and

§	meets the conditions of the following:

§	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

§	was not brokers or dealers, or an associated person of a broker or dealer, within the preceding 12 months; and

§	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

Pricing of the Offering

Prior to the Offering, there has been a limited public market for the Offered Shares. The public offering price was determined by the Company. The principal factors considered in determining the public offering price include:

§	the information set forth in this Offering Circular and otherwise available;

§	our history and prospects and the history of and prospects for the industry in which we compete;

§	our past and present financial performance;

§	our prospects for future earnings and the present state of our development;

§	the general condition of the securities markets at the time of this Offering;

§	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

§	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate at the Company’s discretion or, on the Termination Date.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been deposited to the Company’s account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Common Stock on a best effort’s basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds at Management’s discretion.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Results of Operations

Years Ended December 31, 2021 and 2020

Our cash as of December 31, 2021 was $253,523. As a result of our minimal amount of revenues and ongoing expenditures in pursuit of our business, we have incurred net losses since our inception. Our accumulated deficit at December 31, 2021 was $39,474,426. For the year ended December 31, 2021, our net loss was $2,905,180.

Our operating revenues and expenses for our fiscal years ended December 31, 2021 and 2020 and the changes between those periods for the respective items are summarized as follows:

	For the Years Ended
	December 31,
	2021	2020
REVENUES
Technology services	$—	$397,333
Subscription and merchandising sales	6,629	4,572
	6,629	401,905

OPERATING EXPENSES:

Commissions	830	871
General and administrative	1,295,718	834,090
Software development, hosting and support – related party	812,500	532,537
Other software and support fees	80,470	128,068
Artists’ performance fees	—	431,639
Revenue shares	3,044	660
Investor relations	123,591	140,119
Advertising, promotion and marketing	522,363	108,776
Total operating expenses	2,838,516	2,176,760

LOSS FROM OPERATIONS	(2,838,887)	(1,774,855)

OTHER INCOME (EXPENSE):
Accretion and interest expense	(991,596)	(450,275)

Gain on foreign exchange	—	2,580
Loss on extinguishment of convertible notes, net	(217,760)	(87,491)
Loss on initial derivative expense	(1,796,835)	(1,106,500)
Loss on settlement of derivatives	—	(640,822)
Gain (loss) on change in fair value of derivatives	2,932,898	(68.000)
	(73,293)	(2,350,508)

NET LOSS	$(2,905,180)	$(4,125,363)

Revenues

Revenues for the year ended December 31, 2021 decreased to $6,629 as compared to $401,905 for the year ended December 31, 2020. The decrease in revenue was primarily due to the ending in 2020 of the contract to develop an app for a third party.

Operating Expenses

Operating expenses for the year ended December 31, 2021 and the December 31, 2020 were $2,838,516 and $2,176,760 respectively, an increase of 30.4%. The increase in operating expenses was due primarily to costs associated with higher general and administrative expenses in 2021 primarily due to a higher staffing costs, higher software development costs due to the launch in July 2021 of FanPass v.2 with enhanced user features and the higher cost in 2021 in advertising, promotion and marketing of the FanPassLive app, partially offset by one time artists’ performance fees of $ 431,639 incurred with the initial launch of the Fan Pass app in July, 2020.

Net Loss

Our operating results have recognized net loss in the amount of $2,905,180 for the year ended December 31, 2021 as compared to a net loss of $4,125,363 for the year ended December 31, 2020. The decrease was primarily related to a loss on settlement of derivatives in 2020 and a gain on change in fair value of derivatives in 2021.

Liquidity and Capital Resources

Working Capital

	December 31, 2021	December 31, 2020
Current Assets	$253,523	$148,601
Current Liabilities	$5,007,005	$5,436,963
Working Capital Deficiency	$(4,753,482)	$(5,288,362)

Current liabilities as of December 31, 2021 and 2020 were $5,007,005 and $5,436,963 respectively, a decrease of $429,958. The primary reason for the decrease was a reduction in derivative liabilities by $ 1,196,700 attributable to the conversion to common stock of certain convertible debentures and promissory notes during 2021, offset by an increase in accounts payable and accrued expenses of $481,509 and an increase in the liability for mandatorily redeemable Series C convertible Preferred stock of $387,562.

We currently do not have sufficient capital to fund our needs for the next 12 months. We rely on financing from convertible debt, promissory notes, and sale of stock to fund our operations.

Cash Flows

	Year Ended	Year Ended
	December 31, 2021	December 31, 2020
Net Cash Used in Operating Activities	$(2,303,244)	$(492,080)
Net Cash Provided by Financing Activities	2,504,065	533,500
Net Increase in Cash	$200,821	$41,420

Operating Activities

Cash used by operating activities

The Company used $2,303,244 in cash from operating activities for the year ended December 31, 2021 as compared to a use of $492,080 for the year ended December 31, 2020. The increase is due to higher general and administrative expenses and higher software development costs to launch FanPassLive v.2 app in 2021.

Cash provided by financing activities

Financing activities for the year ended December 31, 2021 generated cash of $2,504,065 as compared to generating $533,500 of cash for the year ended December 31, 2020. The higher cash provided from financing activities in the current year is primarily attributable to proceeds from the issuance of convertible Series D preferred stock of $1,860,000 (before finder’s fees thereon) and higher proceeds from the issuance of convertible Series C preferred stock, which was $594,650 in 2021 vs. $180,000 in 2020.

There was no significant impact on the Company’s operations as a result of inflation for the year ended December 31, 2021.

Series A:

The Series A Preferred Stock was authorized in 2014 and is convertible into nine (9) times the number of common stock outstanding at time of conversion until the closing of a Qualified Financing (Through June 30, 2021 “Qualified Financing” was defined as the sale and issuance of the Company’s equity securities that results in gross proceeds in excess of $2,500,000. Effective July 1, 2021 this was amended so that “Qualified Financing” is now defined as the sale and issuance of the Company’s equity securities that results in gross proceeds in excess of $10,000,000.). The number of shares of common stock issued on conversion of Series A preferred stock is based on the ratio of the number of shares of Series A preferred stock converted to the total number of shares of preferred stock outstanding at the date of conversion multiplied by nine (9) times the number of common stock outstanding at the date of conversion. After the qualified financing the conversion shares issuable shall be the original issue price of the Series A preferred stock divided by $0.002. The holders of Series A Preferred stock are entitled to receive non-cumulative dividends when and if declared at a rate of 6% per year. On all matters presented to the stockholders for action the holders of Series A Preferred stock shall be entitled to cast votes equal to the number of shares the holder would be entitled to if the Series A Preferred stock were converted at the date of record.

During the year ended December 31, 2019, 588 shares of Series A preferred stock were converted to common stock by two related parties who donated them to the Diocese of Monterey. In addition, 890 Series A shares were converted into 2,018,746 common shares by parties related to the two directors. The 2,018,746 common shares were issuable as of December 31, 2019 and were subsequently issued during the six months ended June 30, 2020.

During the six months ended June 30, 2020 two directors converted 3 shares of Series A Preferred Stock into 54,076 shares of common stock.

On June 3, 2020 the Company and Eclectic Artists LLC (“E Artists”) entered into a Partner Agreement and Stock Subscription Agreement, pursuant to which E Artists will engage musical artists and other talent to engage on the Company’s FanPass platform, providing live streaming events available through the FanPass mobile application for a term of 18 months. As compensation for bringing the artists to the FanPass platform, E Artists will receive 5% of net revenue attributable to the Fan Pass platform, initially for a period of 18 months. In addition, E Artists will receive Series A preferred stock such that when converted would be equal to 5% of the outstanding common stock. The number of Series A preferred shares was calculated at 118 shares valued at $135,617 based on the quoted trading price of the Company’s common stock of $0.0605 on the agreement date and 2,241,596 equivalent common shares. The Company recorded a prepaid expense of $135,617 and has amortized a total of $97,010 as sales and marketing expense for the period through June 30, 2021, which includes amortization of $44,793 for the six months ended June 30, 2021 (2020 $6,682). Concurrent with the issuance of the Series A Shares to E Artists, Robert Rositano, Jr., the Company’s CEO and Dean Rositano, the Company’s president, returned an aggregate of 118 Series A Preferred shares to the Company’s treasury.

On May 6, 2021 50 Series A Preferred shares held by a third party were converted to 2,555,738 common shares. After this conversion the total issued and outstanding Series A Preferred shares were reduced to 19,736.

On September 2, 2021 52 Series A Preferred shares held by a third party were converted to 4,928,511 common shares. After this conversion the total issued and outstanding Series A Preferred shares were further reduced to 19,684.

On October 11, 2021 50 Series A Preferred shares held by a third party were converted to 7,519,927 common shares. After this conversion the total issued and outstanding Series A Preferred shares were further reduced to 19,634.

Series B Preferred Stock Purchase Agreements

On August 8, 2019 the Company filed a Designation of Series B convertible Preferred Stock with the state of Nevada, designating 1,000,000 shares of the Series B Preferred Stock with a stated value of $1.00 per share. A holder of Series B Preferred Stock has the right to convert their Series 30 days following the first day of the month following the initial issuance of the Series B Preferred and continuing for a period of 60 (Sixty) months. The holders of Series B Preferred stock shall have no voting rights. The holders of Series B Preferred stock shall not be entitled to receive any dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the holders of shares of Series B Preferred Stock shall be entitled to be paid the liquidation amount, as defined out of the assets of the Company available for distribution to its shareholders, after distributions to holders of the Series A Preferred Stock and before distributions to holders of Common Stock B Preferred Stock into fully paid and non-assessable shares of Common Stock. Initially, the conversion price for the Series B Preferred Stock is $.25 per share, subject to standard anti-dilution adjustments. Additionally, each share of Series B Preferred Stock shall be entitled to, as a dividend, a pro rata portion of an amount equal to 10% (Ten Percent) of the Net Revenues (“Net Revenues” being Gross Sales minus Cost of Goods Sold) derived from the subscriptions and other sales, but excluding and net of Vimeo fees, processing fees and up sells, generated by Fan Pass Inc., the wholly-owned subsidiary of the Corporation. The Series B Dividend shall be calculated and paid on a monthly basis in arrears starting on the day 30 days following the first day of the month following the initial issuance of the Series B Preferred and continuing for a period of 60 (Sixty) months. The holders of Series B Preferred stock shall have no voting rights. The holders of Series B Preferred stock shall not be entitled to receive any dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the holders of shares of Series B Preferred Stock shall be entitled to be paid the liquidation amount, as defined out of the assets of the Company available for distribution to its shareholders, after distributions to holders of the Series A Preferred Stock and before distributions to holders of Common Stock. Each Series B Preferred share is convertible into 4 shares of common stock valued at $0.25.

During the year ended December 31, 2019, the Company entered into subscription agreements with various investors whereby we sold rights to 284,000 shares of Series B Preferred Stock, par value of $0.0001 per share, for a total purchase price of $284,000, of which $205,000 was received in cash and $79,000 was settled against payables to a related party. The balance of 284,000 issued Series B preferred Stock remains unchanged at December 31, 2021 and 2020.

Series C Preferred Stock Purchase Agreements

On November 25, 2019 the Company filed a Designation of Series C convertible Preferred Stock with the state of Nevada, designating 1,000,000 shares of the Series C Preferred Stock with a stated value of $1.00 per share. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends with the Company’s common stock, par value 0.0001 per share (“Common Stock”)(the Series C Preferred Stock will convert into common stock immediately upon liquidation and be pari passu with the common stock in the event of litigation), and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Company. The Series C Preferred Stock does not have any voting rights. Each share of Series C Preferred Stock will carry an annual dividend in the amount of eight percent (8%) of the Stated Value of $1.00 (the “Divided Rate”), which shall be cumulative and compounded daily, payable solely upon redemption, liquidation or conversion and increase to 22% upon an event of default as defined. In the event of any default other than the Company’s failure to issue shares upon conversion, the stated price will be $1.50. In a default event where the Company fails to issue shares upon conversion, the stated price will $2.00. The holder shall have the right six months following the issuance date, to convert all or any part of the outstanding Series C Preferred Stock into shares of common stock of the Company. The conversion price shall equal the Variable Conversion Price. The “Variable Conversion Price” shall mean 71% multiplied by the market price, representing a discount rate of 29%. Market price means the average of the two lowest trading prices for the Company’s common stock during the twenty trading day period ending on the latest complete trading day prior to the conversion date. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series C Preferred Stock, if any, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series C Preferred Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Company available for distribution to its stockholders. The Company will have the right, at the Company’s option, to redeem all or any portion of the shares of Series C Preferred Stock, exercisable on not more than three trading days prior written notice to the Holders, in full, in accordance with Section 6 of the designations at a premium of up to 35% for up to six months. Company’s mandatory redemption: On the earlier to occur of (i) the date which is twenty-four (24) months following the Issuance Date and (ii) the occurrence of an Event of Default (the “Mandatory Redemption Date”), the Company shall redeem all of the shares of Series C Preferred Stock of the Holders (which have not been previously redeemed or converted).

On May 29, 2020 the Company defaulted on the shares by being late with the filing of the Form 10-K, thereby increasing the dividend rate to 22% and the stated value to $1.50 per share. During the three months ended March 31, 2020, 38,000 shares of Series C convertible preferred stock were issued to an investor under preferred stock purchase agreements at a price of approximately $0.87 per share for a total of $33,000.

During the three months ended September 30, 2020 the holder of the Series C converted 62,500 Series C shares to 3,822,958 common shares for a redemption value of $96,750 including accrued dividends plus premium of $38,292, which totaled $135,042 recorded into equity.

During the three months ended December 31, 2020 the holder of the Series C converted 101,300 Series C shares to 22,704,221 common shares for a redemption value of $218,655 including accrued dividends, plus premium, recorded into equity. In addition, during the three months ended December 31, 2020 a total of 149,600 shares of Series C convertible preferred stock were issued to two investors under preferred stock purchase agreements, at a price of approximately $0.91 per share, for a total of $136,000 cash and premiums totaling $60,302 were recorded during this period with respect to these issuances. At December 31, 2020 the remaining liability totals $285,605, represented by a remaining balance of $184,850 in redeemable Series C stock, together with the related premium of $74,701 and accrued dividends of $26,054.

During the three months ended March 31, 2021 a holder of the Series C converted 23,500 Series C shares to 5,500,894 common shares for a redemption value of $50,589 including accrued dividends, plus premium, recorded into equity. In addition, during the three months ended March 31, 2021 a total of 296,450 shares of Series C convertible preferred stock were issued to two investors under preferred stock purchase agreements, at a price of approximately $0.91 per share, for a total of $269,350 cash and premiums totaling $121,084 were recorded during this period with respect to these issuances. At March 31, 2021 the remaining liability totals $634,143 represented by a remaining balance of $446,050 in redeemable Series C stock, together with the related premium of $181,385 and accrued dividends of $6,708.

During the three months ended June 30, 2021 the Company elected to redeem and cancelled 36,300 Series C shares through the payment of $50,938, which represented 135% of the outstanding principal of $36,300 and accrued dividend of $1,432. A holder of the Series C converted 84,700 Series C shares to 11,496,360 common shares for a redemption value of $137,553 including accrued dividends, plus premium, recorded into equity. In addition, during the three months ended June 30, 2021 a total of 92,125 shares of Series C convertible preferred stock were issued to an investors under preferred stock purchase agreements, at a price of approximately $0.91 per share, for a total of $83,750 cash and premiums totaling $37,629 were recorded during this period with respect to these issuances. At June 30, 2021 the remaining liability totals $597,490 represented by a remaining balance of $417,175 in redeemable Series C stock, together with the related premium of $169,550 and accrued dividends of $10,765.

During the three months ended September 30, 2021 the Company elected to redeem and cancelled 58,850 Series C shares through the payment of $82,408, which represented 135% of the outstanding principal of $58,850 and accrued dividend of $2,192. A holder of the Series C converted 95,700 Series C shares to 17,799,687 common shares for a redemption value of $162,654 including accrued dividends, plus premium, recorded into equity. In addition, during the three months ended September 30, 2021 a total of 178,750 shares of Series C convertible preferred stock were issued to an investor under preferred stock purchase agreements, at a price of approximately $0.91 per share, for a total of $162,500 cash and premiums totaling $73,011 were recorded during this period with respect to these issuances.

During the three months ended December 31, 2021 86,625 shares of Series C convertible preferred stock were issued to an investor under a preferred stock purchase agreement, at a price of approximately $0.91 per share. Cash of $78,750, a discount of $7,875 and a premium expense of $35,382 were recorded during this period with respect to this issuance. A holder of the Series C converted 62,625 Series C shares to 21,248,239 common shares for a redemption value of $90,709 including accrued dividends, plus premium, recorded into equity.

At December 31, 2021 the remaining liability totals $673,167 represented by a remaining balance of $465,375 in redeemable Series C stock, together with the related premium of $189,238 and accrued dividends of $18,554.

Series D

In conjunction with the Company’s intention to raise future financing of up to $5 million through an offering of up to 500,000 Series D convertible Preferred Stock at the offering price of $10.00 per share, on March 29, 2021 the Company received a Notice of Qualification from the Securities and Exchange Commission indicating approval from the Company to proceed with the offering pursuant to Tier 2 of Regulation A of the Securities Act, which provides exemption from registration of such securities. On April 5, 2021 the Company filed the necessary Certificate of Designation with the state of Nevada to designate 500,000 shares of Series D Preferred stock from the Company’s total authorized and unissued Preferred Stock.

Each Series D preferred share is convertible, at the option of the holder, at any time, into nonassessable common shares (a) at 80% of the average closing price reported on OTCMarkets for the 20 trading days preceding conversion through June 30, 2021, (b) as amended, at 80% of the average closing price reported on OTCMarkets for the 10 trading days preceding conversion effective July 1, 2021,and (c) as amended, at 50% of the lowest closing price reported on OTCMarkets for the 10 trading days preceding conversion effective March 3, 2022

During the three months ended June 30, 2021 the Company received a total of $850,000 from the sale of 85,000 Series D Convertible Preferred Stock, and incurred offering costs of $31,309. In addition, during that period 44,970 Series D Preferred shares were subsequently converted to 31,029,932 common shares at an average conversion rate of $0.01449 per common share, resulting in a remaining balance at June 30, 2021 of 40,030 Series D Preferred.

During the three months ended September 30, 2021 the Company received a total of $760,000 from the sale of 76,000 Series D Convertible Preferred Stock. In addition, during that period 75,506 Series D Preferred shares were subsequently converted to 114,102,488 common shares at an average conversion rate of $0.00662 per common share, resulting in a remaining balance at September 30, 2021 of 40,524 Series D Preferred.

During the three months ended December 31, 2021 the Company received a total of $250,000 from the sale of 25,000 Series D Convertible Preferred Stock. In addition, during that period 13,892 Series D Preferred shares were subsequently converted to 26,574,626 common shares at an average conversion rate of $0.00523 per common share, resulting in a remaining balance at December 31, 2021 of 51,632 Series D Preferred.

Debt Restructure Agreement

On March 26, 2019 three officers forgave debt totaling $400,000 and a company controlled by two officers of the Company forgave debt totaling $600,000. The debt forgiveness is considered a capital transaction and therefore $1,000,000 was recorded as an increase in additional paid-in capital for December 31, 2019.

On March 26, 2019, the Company entered into a Debt Restructuring Agreement with related parties Robert A. Rositano Jr., Dean Rositano , Frank Garcia , and Checkmate Mobile, Inc. and Alpha Capital Anstalt , Coventry Enterprises, LLC , Palladium Capital Advisors, LLC, EMA Financial, LLC, Michael Finkelstein, and Barbara R. Mittman, each being a debt holder of the Company.The debt holders agreed to convert their debt of approximately $6.3 million and accrued interest of approximately $1.8 million into an initial 5,902,589 shares of common stock as set forth in the Agreement upon the Company meeting certain milestones including but not limited to: the Company effecting a reverse stock split and maintaining a stock price of $1.00 per share; being current with its periodic report filings pursuant to the Securities Exchange Act; certain vendors and Company employees forgiving an aggregate of $1,000,000 in amounts owed to them; the Company raising not less than $400,000 in common stock at a post-split price of not less than $.20 per share; and certain other things as further set forth in the Agreement. The debt holders will be subject to certain lock up and leak out provisions as contained in the Agreement. As part of the Agreement the parties signed a Rights to Shares Agreement. Whereas the Agreement called for all the shares to be delivered at closing, the holders are generally restricted to beneficial ownership of up to 4.99% of the company’s common shares outstanding. The Rights to Shares Agreement allows for the Company to issue shares to each holder up the 4.99% limitation while preserving the holders’ rights to the total shares in schedule A of the Agreement. Accordingly, the 5,902,589 common shares were recorded as issuable in equity, On December 26, 2019, all parties signed an amendment to the Agreement which set forth, among other things, the following:

Company Principals have given Holders notice that it has satisfied all conditions of closing.

The Agreement is considered Closed as of November 5, 2019 (“Settlement Date”) and any conditions of closing not satisfied are waived.

Reset Dates. The “Reset Dates” as set forth in Section 1(h) of the Agreement shall be as follows: March 4, 2020 and July 2, 2020. As of the reset dates the holders can convert all or part of the settled note amounts at the lower of (i) 75% of the closing bid price for the Common Stock on such respective Reset Date, or (ii) the VWAP for the Company’s Common Stock for the 7 trading days immediately preceding and including such respective Reset Dates. This reset provision provides for the issuance of additional shares above the initial 5,902,589 shares for no additional consideration as measured at each of the two reset dates.

On March 4, 2020 the Company became obligated to issue an additional 36,193,098 shares of common stock and on July 2, 2020 it became obligated to issue an additional 63,275,242 shares, for a total amount of shares due of 105,370,930.

On September 21, 2020, Ellis International LP (as successor to Alpha Capital Anstalt) submitted a request to drawdown and, on September 29, 2020, was issued 687,355 common shares against its entitlement above and reclassified from issuable shares in the accompanying balance sheet and statement of changes in stockholder equity.

On November 9, 2020 and on December 9, 2020 Coventry Enterprises requested and was issued 915,000 and 1,262,000 common shares respectively, and on November 23, 2020 Barbara Mittman requested and was issued 1,134,353 (net) common shares against their respective entitlement under the debt settlement agreement, which was reclassified from issuable shares.

During the three months ended March 31, 2021 Ellis International LP requested and was issued a total of 28,211,310 common shares, Coventry Enterprises requested and was issued a total of 9,375,000 common shares, and Barbara Mittman requested and was issued a 3,180,000 common shares, all against their respective entitlements under the debt settlement agreement, which were reclassified from issuable shares.

During the three months ended June 30, 2021 Ellis International LP requested and was issued a total of 21,000,000 common shares, Coventry Enterprises requested and was issued a total of 15,500,000 common shares, and Barbara Mittman requested and was issued 6,022,600 common shares, all against their respective entitlements under the debt settlement agreement, which were reclassified from issuable shares.

During the three months ended September 30, 2021 Ellis International LP requested and was issued a total of 16,000,000 common shares. However, Ellis was only entitled to drawdown a total of 8,709,641 common shares to reach its maximum common shares allocation from its convertible debenture. The excess balance of 7,290,359 common shares, which carried a fair value of $91,129 based on the Company’s trading stock price of $0.0125 per share at the drawdown date, has been applied against the outstanding principal of $100,000 on the Ellis convertible note.

During the three months ended December 31, 2021 Coventry Enterprises requested and was issued 5,224,075 common shares against its remaining entitlement under the debt settlement agreement, which was reclassified from issuable shares.

Going Concern

At December 31, 2021, we had a working capital deficiency, an accumulated deficit, and a stockholders’ deficit of $4,753,482, $39,474,482 and $4,753,482 respectively and incurred a net loss and cash used in operations of $2,905,180 and $2,303,244 respectively in 2021. We have generated minimal revenues and have incurred losses since inception. Accordingly, we will be dependent on future additional financing in order to seek other business opportunities in the online entertainment industry or new business opportunities. We are considered a development stage company in the online entertainment industry. As of December 31, 2021, there is no assurance that we will be able raise sufficient capital to sustain our operations. We expect to incur further losses in the development of our business, all of which casts substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.

We anticipate that our future liquidity requirements will arise from the need to fund our growth from operations, pay current obligations and future capital expenditures. The primary sources of funding for such requirements are expected to be cash generated from operations and raising additional funds from this Offering, private sources and/or debt financing. However, we can provide no assurances that we will be able to generate sufficient cash flow from operations and/or obtain additional financing on terms satisfactory to us, if at all, to remain a going concern. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. Our Plan of Operation for the next twelve months is to raise capital to implement our strategy. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for some of our expenses. However, we have not made any arrangements or agreements with our officers and directors regarding such advancement of funds. We do not know whether we will issue stock for the loans or whether we will merely prepare and sign promissory notes. If we are forced to seek funds from our officers or directors, we will negotiate the specific terms and conditions of such loan when made, if ever. Although we are not presently engaged in any capital raising activities, we anticipate that we may engage in one or more private offering of our company’s securities after the completion of this offering. We would most likely rely upon the transaction exemptions from registration provided by Regulation D, Rule 506 or conduct another private offering under Section 4(2) of the Securities Act of 1933.

We are not aware of any trends or known demands, commitments, events or uncertainties that will result in or that are reasonably likely to result in material increases or decreases in liquidity.

Application of Critical Accounting Policies

Use of Estimates

The preparation of these statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to valuation of convertible debenture conversion options, derivative instruments, deferred income tax asset valuations, financial instrument valuations, share-based payments, other equity-based payments, and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

In accordance with ASC 606, revenue is recognized when the following criteria have been met; valid contracts are identified with specific customers, performance obligations have been identified, price is determinable, price is allocated to performance obligations, and the Company has satisfied the performance obligations. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities. During the year ended December 31, 2021 the Company derived its revenue from subscription fees and merchandising sales from its Friendable and Fan Pass apps, which revenues were recognized when received, which is when the performance obligations were met. During the year ended December 31, 2020 the Company derived revenue primarily from the development of apps for a third party, presented as “technology services”, which was recognized as such services were completed, and secondarily from subscription fees from Friendable and Fan Pass apps which were recognized when received.

Subsequent to the launch of the Fan Pass app in July, 2020 and pursuant to various agreements between Fan Pass, Inc. and music artists, managers, talent agencies, partners and/or record labels and certain round one investors and convertible noteholders (collectively, “Revenue Share Participants”) such individuals and/or entities are eligible to receive a share of net proceeds derived by the Company from subscription receipts from the Fan Pass app and from merchandise sales. The Company has established an “Artist Pool” equal to 40% of net Fan Pass “Fan Subscriptions” received, in which the “pool” is paid out to individual artists based on fan activity or “Content Views” within an artist’s channel on the Fan Pass app. Additionally, a standard 50% of net merchandise sales (created by Fan Pass for each artist) received or sold by each artist is shared with each artist. In some instances, the Company may adjust the sharing percentage for special situation artists or “Mega Stars” who may command a different merchandise split. Certain investors, along with Series B Preferred stockholders, are entitled to proportionately participate in an “Investor Pool” equal to approximately 4% of net subscription and net merchandising sales receipts. In addition, as compensation for bringing music artists to perform for the initial Fan Pass app launch, Eclectic Artists is eligible receive 5% of Fan Pass net revenue, and the holder of a convertible note is entitled to receive a prorated share of 20% of Fan Pass net revenue up to $70,000 and, thereafter, a prorated share of 5% of Fan Pass net revenue for 5 years. Net revenue is defined as gross receipts, minus source commissions and other cost of goods sold as defined in the agreements, including deduction for the cost of merchandise, hosting, streaming and other platform and processing fees. During the years ended December 31, 2021 and December 31, 2020 the Company incurred a revenue sharing expense of $3,044 and $ 660, respectively, and had a revenue share liability of $2,397 at December 31, 2021, which is included in accounts payable and accrued expenses.

Impairment of Long-Lived Assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows.

If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Stock-based compensation

We record stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options. In 2019 the Company adapted ASU 2018-17 which expands the measurement requirements to non-employees.

ASC 718 requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. We use the Black-Scholes option pricing model as its method in determining fair value. This model is affected by our stock price as well as assumptions regarding a number of subjective variables. These subjective variables include but are not limited to our expected stock price volatility over the terms of the awards, and actual and projected employee stock option exercise behaviors. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

On January 11, 2021, the Board of Directors adopted a new NonQualified Stock Option Award Plan for the Company’s full time employees. Stock Options were granted totaling 15 million common shares, 10 million of which vest quarterly expiring January 11, 2024 and 5 million of which vest quarterly expiring January 11, 2023. Applying the Black-Scholes option pricing model, these options were valued at $194,700 which will be amortized as an operating expense over their respective vesting periods.

Financial Instruments

FASB ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value, as required by ASC 820, must maximize the use of observable inputs and minimize the use of unobservable inputs.

Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The carrying values of accounts payable, convertible debentures and promissory note approximate fair values because of the short-term maturity of these instruments. Unless otherwise noted, it is management’s opinion that we are not exposed to significant interest, currency or credit risks arising from these financial instruments.

Basic and Diluted Net Loss Per Share

We compute net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

We have implemented all other new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Off-Balance Sheet Arrangements

We do not have any off -balance sheet arrangements.

DEFAULTS UPON SENIOR SECURITIES.

On May 29, 2020, the Company defaulted on the outstanding Series C preferred stock previously issued by being late with the Form 10-K filing on the extended date. Under the default provision of the Series C preferred stock the dividend rate increases from 8% to 22% and the stated price increases from $1.00 to $1.50. The Company also defaulted on four convertible notes, one dated March 30,2017 having no principal balance outstanding and accrued interest of $ 48,228, one dated April 8, 2020 in the amount of $35,000 one dated May 20, 2020 in the amount of $60,000, and another one dated June 11,2020 for $10,000 causing the interest rate to increase to 24%.

BUSINESS

The following description of our business contains forward-looking statements relating to future events or our future financial or operating performance that involve risks and uncertainties, as set forth above under “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors described in the Annual Report, including those set forth above in the Special Cautionary Note Regarding Forward-Looking Statements or under the heading “Risk Factors” or elsewhere in this Offering Circular.

Business Overview

Friendable, Inc. is a mobile-focused technology and marketing company, connecting and engaging users through two distinctly branded applications.

The Friendable and Fan Pass Mobile Applications.

The Company initially released its flagship product Friendable, as a social application where users can create one-on-one or group-style meetups. In 2019 the Company has moved the Friendable app closer to a traditional dating application with its focus on building revenue, as well as reintroducing the brand as a non-threatening, all-inclusive place where “Everything starts with Friendship” meet, chat & date.

Fan Pass is the Company’s most recent or second app/brand and was launched on July 24, 2020. Fan Pass believes in connecting Fans of their favorite celebrity or artist, to an exclusive VIP or Backstage experience, right from their smartphone or other connected devices. Fan Pass allows an artist’s fanbase to experience something they would otherwise never have the opportunity to afford or geographically attend. The Company aims to establish both Friendable and Fan Pass as premier brands and mobile platforms that are dedicated to connecting and engaging users from anywhere around the World.

Friendable, Inc. was founded by Robert A. Rositano Jr. and Dean Rositano, two brothers with over 27 years of working together on technology-related ventures.

Highlights

●	The Fan Pass launch event, which was held on July 24, 2020. The event exceeded the Company’s expectations. The Fan Pass platform provided a virtual stage and hosted live stream performances that were headlined by some of the music industry’s most talented artists ranging from Grammy award winning producers to international DJs and even rising hip hop stars. The Fan Pass team successfully launched the showcasing of the platform’s high-quality streaming capabilities, along with other unique aspects of the Company’s business model, including the turn-key service of providing every artist an exclusive Fan Pass channel, custom merchandise, store front, Go Live Streaming and monetization tools, Instagram & social ad creatives, and adding additional revenue opportunities for both the artists and the Company.

●	For the launch event Fan Pass secured over 10 hours of exclusive content, on-boarded 16 prominent artists; produced 16+ live content channels, with custom merchandise and live merchandise stores; created social media ads and promotional materials for the artists; solidified relationships with artists and artist management; increased social media followers, content and activity and a radio interview with iHeart Radio. Live events were streamed from approximately 1:30 pm EST until roughly 11:00 pm EST on Friday July 24, 2020 from four separate locations that included: an Atlanta, GA Stage; a New York, NY Penthouse; a Los Angeles, CA Studio; and, a private venue located in Palm Beach, FL. The event attracted die-hard music fans and social followers from across the globe, representing more than 72 countries.

●	On August 27, 2020 the Company announced that since the Fan Pass launch event on July 24, 2020, Fan Pass has received an additional 34 Artist Sign-ups, validating the Company’s business model. The Company works with each new artist to move them through the various onboarding stages required to build them their personalized Artist Channel on Fan Pass. Once completed, our agents hand over the controls to each Artist so they can begin scheduling events through the Company’s live event calendar, promoting their events with the custom marketing materials the Fan Pass team designs, and most importantly, so they can start streaming and earning a revenue share on the Fan Pass platform.

●	On September 3, 2020 the Company announced that its new artist sign-ups continued to increase, indicating a strong demand for the Fan Pass platform and services. Fan Pass had received an additional 26 artist sign-ups with demand continuing to grow. The Company’s next steps include focusing on the onboarding of each artist, bringing channels live, and delivering promotional materials designed to convert artist fans and followers to monthly subscribers/content views, event ticket sales, and general e-commerce that generates revenue through merchandise sales and special offerings.

●	On September 15, 2020 the Company announced its new Fan Pass feature, allowing artists to perform a live event or stream content right from their smart phone or mobile device, anywhere, any time.

History

Friendable, Inc., a Nevada corporation (the “Company”), was incorporated in the State of Nevada on June 5, 2007. On June 15, 2011, the Company changed its name to Titan Iron Ore Corp, through a merger with a wholly owned subsidiary. On February 3, 2014, the Company merged with IHookup, created a new subsidiary called iHookup Operations Corp, a Delaware corporation, and then merged the Company with and into IHookup, causing the subsidiary’s separate existence to cease and IHookup to become a wholly-owned subsidiary of the Company. On October 27, 2015, the Company’s trading symbol was changed from “HKUP” to “FDBL”. This change was made in conjunction with the Company’s filing of a Certificate of Amendment on September 28, 2015 to its Articles of Incorporation changing the name of the Company from “iHookup Social, Inc.” to “Friendable, Inc.” The Company had previously announced a re-branding our app from "iHookup Social" to "Friendable". As a result, the Company desired to change its name to match the rebranding so as to be more recognizable and create less confusion.

On June 28, 2017, the Company formed a wholly owned Nevada subsidiary called Fan Pass Inc. Fan Pass is the Company’s most recent or second app/brand, completed and released in July 2020. Fan Pass believes in connecting Fans of their favorite celebrity or artist, to an exclusive VIP or Backstage experience, right from their smartphone or other connected devices. Fan Pass allows an artist’s fanbase to experience something they would otherwise never have the opportunity to afford or geographically attend. The Company aims to establish both Friendable and Fan Pass as premier brands and mobile platforms that are dedicated to connecting and engaging users from anywhere around the World.

On August 8, 2019, the Company filed a Designation of Series B convertible Preferred Stock with the state of Nevada, designating 1,000,000 shares of the Series B Preferred Stock with a stated value of $1.00 per share. A holder of Series B Preferred Stock has the right to convert their Series B Preferred Stock into fully paid and non-assessable shares of Common Stock. Initially, the conversion price for the Series B Preferred Stock is $0.25 per share, subject to standard anti-dilution adjustments. Additionally, each share of Series B Preferred Stock shall be entitled to, as a dividend, a pro rata portion of an amount equal to 10% (Ten Percent) of the Net Revenues (“Net Revenues” being Gross Sales minus Cost of Goods Sold) derived from the subscriptions and other sales, but excluding and net of Vimeo fees, processing fees and up sells, generated by Fan Pass Inc., the wholly-owned subsidiary of the Corporation. The Series B Dividend shall be calculated and paid on a monthly basis in arrears starting on the day 30 days following the first day of the month following the initial issuance of the Series B Preferred and continuing for a period of 60 (Sixty) months. The holders of Series B Preferred stock shall have no voting rights. The holders of Series B Preferred stock shall not be entitled to receive any dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the holders of shares of Series B Preferred Stock shall be entitled to be paid the liquidation amount, as defined out of the assets of the Company available for distribution to its shareholders, after distributions to holders of the Series A Preferred Stock and before distributions to holders of Common Stock.

On August 27, 2019, a 1 for 18,000 reverse stock split of our common stock became effective. All share and per share information in the accompanying consolidated financial statements and footnotes, and throughout this Form 1-A, has been retroactively adjusted for the effects of the reverse split.

On November 25, 2019 the Company filed a Designation of Series C convertible Preferred Stock with the state of Nevada, designating 1,000,000 shares of the Series C Preferred Stock with a stated value of $1.00 per share. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends with the Company’s common stock, par value 0.0001 per share (“Common Stock”)(the Series C Preferred Stock will convert into common stock immediately upon liquidation and be pari passu with the common stock in the event of litigation), and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Company. The Series C Preferred Stock does not have any voting rights. Each share of Series C Preferred Stock will carry an annual dividend in the amount of eight percent (8%) of the Stated Value of $1.00 (the “Divided Rate”), which shall be cumulative and compounded daily, payable solely upon redemption, liquidation or conversion and increase to 22% upon an event of default as defined. In the event of any default other than the Company’s failure to issue shares upon conversion, the stated price will be $1.50. In a default event where the Company fails to issue shares upon conversion, the stated price will $2.00. The holder shall have the right six months following the issuance date, to convert all or any part of the outstanding Series C Preferred Stock into shares of common stock of the Company. The conversion price shall equal the Variable Conversion Price. The “Variable Conversion Price” shall mean 71% multiplied by the market price, representing a discount rate of 29%. Market price means the average of the two lowest trading prices for the Company’s common stock during the twenty trading day period ending on the latest complete trading day prior to the conversion date. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series C Preferred Stock, if any, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series C Preferred Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Company available for distribution to its stockholders. The Company will have the right, at the Company’s option, to redeem all or any portion of the shares of Series C Preferred Stock, exercisable on not more than three trading days prior written notice to the Holders, in full, in accordance with Section 6 of the designations at a premium of up to 35% for up to six months. Company’s mandatory redemption: On the earlier to occur of (i) the date which is twenty-four (24) months following the Issuance Date and (ii) the occurrence of an Event of Default (the “Mandatory Redemption Date”), the Company shall redeem all of the shares of Series C Preferred Stock of the Holders (which have not been previously redeemed or converted).

On March 29, 2021 the Company received Notice of Qualification from the Securities and Exchange Commission indicating approval for the Company to proceed to raise financing of up to $5 million through an offering of up to 500,000 Series D Convertible Preferred Stock at the offering price of $10.00 per share, pursuant to Tier 2 of Regulation A of the Securities Act. On April 5, 2021 the Company filed a Certificate of Designation with the state of Nevada to designate 500,000 of its authorized preferred stock as Series D Convertible Preferred, including up to 3,000,000,000 shares of the Company’s common stock into which it may be converted. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) that have a Fair Market Value, in the aggregate, equal to the Series D Conversion Price. The “Series D Conversion Price” shall initially be equal to $10.00 and may be converted, at the option of the holder, at any time, into nonassessable common shares (a) at 80% of the average closing price reported on OTCMarkets for the 20 trading days preceding conversion through June 30, 2021, (b) as amended, at 80% of the average closing price reported on OTCMarkets for the 10 trading days preceding conversion effective July 1, 2021,and (c) as amended, at 50% of the lowest closing price reported on OTCMarkets for the 10 trading days preceding conversion effective March 3, 2022

On January 5, 2022 the Company acquired the intellectual property assets, customer lists, websites and supporting computer programs associated with the music services business of Artist Republik, Inc. in initial consideration for the issuance of 176,986,025 of the Company’s common shares. At the end of 12 months following the Closing, in the event the number of shares issued to Seller at the Closing has been diluted below 25% of the total outstanding common shares as of such date, the Company shall issue to the Seller that additional number of shares necessary so that the number of shares issued to Seller is not less than 25% of the then-total issued and outstanding shares of the Company. For a period of 12 months from the Closing Date, the holders of the shares issued pursuant to the Acquisition Agreement shall be limited to selling not more than 10% of the average daily trading volume, in the aggregate, on any given trading day. The Company’s preliminary estimate of the fair value of the purchase consideration was $1,047,150, consisting of $637,150 for the initial shares, based on the closing price of the Company’s common stock on the acquisition date, and $410,000 for the contingent consideration for the future maintenance of the 25% minimum equity threshold referred to above, calculated using a Monte Carlo Simulation Starting its business in 2020, Artist Republik is an innovative, decentralized music business that allows independent music artists from around the world to take more control of their own careers through networking, centralized resources, and AI-based management tools. The acquisition is aimed to solidify the Company’s now all-encompassing suite of products and music services, positioning the Company as an all-inclusive music offering to both music fans and music artists. With a suite of artist-centric services that extend livestreaming capabilities and virtual performance options, this powerful combination of support and services offered by Fan Pass and Artist Republik will now include music distribution for all artists, while fans can enjoy access to a variety of artist channels across different genres, exclusive live events, behind-the-scenes content, artist merchandising and more. The offering also provides artists more autonomy and freedom over their own music, ticketing streams, blog/social promotion, custom merchandise development, beats/samples sales and more, all without being signed to a record label or giving up their creative rights. In January, 2022 the Company also launched and released FeaturedX.com, a web property acquired as part of the Company’s acquisition of Artist Republik, FeaturedX has thousands of music artists currently available and is a place where artists can book a guest feature, co-write, MIDI composition or live instrumental tracking for other artists releasing their next single or looking to extend reach and exposure by tapping into these available resources for music production and collaboration.

Effective July 1, 2021 the Company increased its authorized common shares from 1 billion (1,000,000,000) to 2 billion (2,000,000,000) of $0.0001 par value each. On March 18, 2022 the Company further increased its authorized common shares from 2 billion (2,000,000,000) to 3 billion (3,000,000,000) of $0.0001 par value each. On April 7, 2022 the Company again increased its authorized common shares, this time from 3 billion (3,000,000,000) to 5 billion (5,000,000,000) of $0.0001 par value each.

Our principal office is located at 1821 S Bascom Ave., Suite 353, Campbell, California 95008, and our telephone number is (855) 473-7473.

Business Strategy

Fan Pass is the “Virtual Stage” connecting artists with fans and fans with their favorite artists and entertainers. Whether its fans seeking access to their favorite artist or an artist/entertainer, or ready to have their own Fan Pass Channel, Fan Pass has it covered. Fan Pass has put everything together all in one place, making our venue a one-of-a-kind experience for both fans and Artists/Entertainers.

At Fan Pass, fans can go live with their favorite entertainers by tuning in to a channel to see their favorite singer, rapper, band, or entertainers live stream, purchase tickets to a Live Virtual Event and shop exclusive artist merchandise available only on Fan Pass. Through Fan Pass, fans are able to chat and meet other fellow fans. Fans can customize fan profiles and connect with other fans, as well as share photos, videos, and other content of their favorite entertainer to their feed. Fan Pass also facilitates fans and artists being able to discover and sign-up new talent. Fans can find or discover up-and-coming artists, view what’s trending and sign up or recommend artists and entertainers who should have to their own channel

Fan Pass provides direct benefits to Artists and Entertainers in some of the following ways. Artists & Entertainers simply need to request a Fan Pass “Channel” Download and Register for Details. In doing so, they: (i) get paid on live or PPV overed on call “PAY PER VIEW” events; (ii) keep up to 100% of Ticket Sales (less any fees for agency, agent, manager or other, if applicable); (iii) share in monthly subscription revenue, based on “Content Views” generated by all Fan Pass fans, across the entire platform; (iv) are able to upload content and keep fans engaged; (v) sell tickets to artist events and perform live with the highest quality streams, right from their phone or computer, by simply notifying their fans on Go Live!; and (vi) benefit from Fan Pass producing promotions, exclusive merchandise and preparing other related things needed.

Market

The market in which Friendable, Inc. operates can be described as follows.

Market Opportunity

Artists rely heavily on revenue streams that are not often seen to those without intimate knowledge of a particular industry and with the focus currently on virtual performances, there will be a re-entry for these same artists, back to the traditional stage while maintaining the virtual streams. When it comes to traditional performances, the sale of a VIP/backstage or meet & greet pass to boost revenue can often become the majority of the artist’s annual tour revenue. With data provided from one of the Friendable’s original entertainment partners “The Kluger Agency” (“TKA”) suggesting that as much as 18%-23% of artists’ annual tour revenue has previously been derived from these VIP experiences. This is particularly true in the year 2020, with The World Economic Forum reporting that the six-month-plus disappearance of live music concerts “is estimated to cost the industry more than $10 billion in sponsorships,” and individual artists are feeling the loss the most.

Fan Pass

Fan Pass, one of Friendable’s applications, bridges the gap, providing more affordable virtual VIP experiences that can be offered simultaneously to fans around the world. While Fan Pass is free for artists to join, Fan Pass leverages a monthly subscription model paid by fans to generate revenues. These revenues are shared with all channel artists. In exchange for its platform features, live streaming tools, bandwidth, processing and handling, Fan Pass earns platform fees on each separately ticketed event, as well as splits with each artist on subscriber fees and merchandise designed and sold on the platform.

The U.S. video streaming industry is expected to hit $7.08 billion in value in 2021, with an estimated 100 million internet users watching online video content every day, according to data from Livestream.com. The same report suggests that 45% of live video audiences would pay for exclusive, on-demand video from a favorite team, speaker or performer. Through Fan Pass, Friendable Inc. is uniquely positioned to capitalize on this opportunity.

The Friendable App

Our Company’s second application, Friendable, is an all-inclusive platform where users can meet, chat and date. The app has exceeded 1.5 million total downloads, with over 900,000 historical registered users and more than 580,000 historical user profiles.

Friendable Inc.’s Next Phase of Growth

To facilitate its next phase of growth, Friendable Inc. is seeking an additional equity investment of up to $5 million. The company intends to utilize its relationships to secure the lowest cost of capital available as these funds will drive technology advancements, increase head count, marketing initiatives and secure additional celebrity talent that will bring larger fan audiences to each released event. These initiatives will assist in building recurring monthly (fan) subscribers that generate recurring monthly revenue for each artist as well. The next phase of growth is expected to play a key role in accelerating the company’s download and conversion of data for subscription revenue and merchandise sales.

Our Company’s primary goal is to establish Fan Pass as a premier brand and mobile platform dedicated to connecting and engaging users around the world. In support of this goal, it has entered into a partnership with Brightcove targeting OTT platform expansion, including leaders such as iOS, Android, Apple TV, Android TV, Roku and WWW.

In the highly competitive video streaming market, Friendable Inc. has tapped into an unmet demand from today’s ever-present “omni-users” for constant contact with celebrities and influencers. Via Fan Pass, the company offers investors an opportunity to gain a stake in an organization catering to this new breed of omni-users and their influencers. We believe that this application’s potential is clearly illustrated by the interest it has generated. For example, from September 4 to October 12, 2020 the Fan Pass platform added 246 new artists, accounting for a 410 percent increase in just six weeks.

Competition - Product Differentiation

Based on the Company’s internal analysis, market related and industry specific news/growth projections, management believes there are approximately 10 companies currently in this streaming marketplace with similar goals of live streaming concerts or events. The Company has identified what it believes is its closest competitors currently and listed them below with additional information of how the offerings compare with one another and how Fan Pass has differentiated its offering to artists at all stages of their careers. Nonetheless, we believe we have several competitive advantages along with discovering a service-related niche that is being highly regarded by our artists. Fan Pass has no direct or service by service offering competitors. There are companies that offer services similar to Fan Pass in different mediums and with different content, for example Only Fans, IG Live, Sessions, Stage It and Twitch. Nonetheless, the Company believes it is differentiated in its offerings from these other companies and has a competitive advantage. The Company believes it has a superior and differentiated offering to all Artists and Entertainers seeking a “Virtual Stage” for performance and revenue. In addition to the streaming services offered by others, Fan Pass has a focused approach to engage, support and grow each artists’ revenue and fan following. The table below describe more about the Fan Pass offering vs. that of others, along with reference to a quote from a third-party article that articulates the Company’s position vis a vis its competitors.

Fan Pass	Similarities	Only Fans (a Competitor)
● Artist-support platform ● Mobile app ● Exclusive Merchandise	● Pay per view content ● Ability to subscribe to a creator ● Mobile device streaming ability	● ‘Sex worker’ content creator platform ● Story posts (like IG stories, FB, etc)

Fan Pass	Similarities	IG Live (a Competitor)
● Artist platform ● OBS/Computer streaming ● Archived streams	● Mobile device streaming ability ● Viewer chatting	● Allows facetime-like video chat ● Pinning comments ● Streamer chatting

Fan Pass	Similarities	Sessions (a Competitor)
● Mobile app ● Archived events ● Exclusive Merchandise	● Music (artist) platform ● Virtual ticked events ● Chat features	● In-chat gifting features ● “meet and greet” feature ● Only ticketed events, no subscription ● Higher-tiered artists

Fan Pass	Similarities	Stage It (a Competitor)
● Mobile app ● Archived events ● Free subscriber streams (not only ticketed events) ● Exclusive Merchandise	● Ticketed events ● Chat features	● Ticket gifting ● Tipping feature ● Shows can sell out

Fan Pass	Similarities	Twitch (a Competitor)
● Artist platform ● Photos, Article content in channel ● Exclusive Merchandise ● Artist-support platform (creation of channel graphics, ads, etc)	● OBS Streaming Abilities ● Archived Streams ● Mobile app & webpage

●    Main streamer demographic is gamer (with recent addition of music)

●    Streamer sets up their own channel

●    Subscriptions to individual channels

●    Chat Moderators (Nightbot, mods, etc)

●    Custom emotes

●    Viewers ability to tip the creator

●    Viewers ability to gift other fans in the chat

The World Economic Forum released this past May staggering figures relating to how Covid-19 (the “pandemic”) has affected the music industry. The report states with the disappearance of live music concerts and no end in-sight that the “six-month shutdown is estimated to cost the industry more than $10 bn in sponsorships,” and individual artists are feeling the loss the most. With the ban on large gatherings, small and large venues have shut their doors, and artists are finding themselves deprived of their primary source of revenues, live gigs. Live shows account for 75% of artists’ income and are directly tied to the release of new music. Rolling Stones magazine reported that a growing list of artists is delaying new releases to later in the year. Well-known artists from megastars Alicia Keys and Lady Gaga to upcoming groups Haim and Hind, R&B singers such Toni Braxton, Kehlani to veterans rockers The Pretenders, and country music legend Willie Nelson, have all decided to delay the release of their latest albums. Touring is the number one promotional tool for a new album launch and is also an excellent marketplace for merchandising and connecting with fans. Many artists are taking the position that without the ability to tour, it’s best to wait.

In response to the growing pressure on the music industry to mitigate the damages done by the global pandemic, technology is coming to the rescue and harnessing the power of live video streaming. Indeed our Company, Fan Pass, is a Live Streaming mobile app and desktop platform is offering solutions to artists with dwindling sources of revenue at this time and giving them control over their career. In particular response to the pandemic, we have released Fan Pass Live, a live video streaming platform with an “artist first” approach to developing an eco-system where artists now have their very own channel, in a particular genre or category and a central location where exclusive content lives. On this platform, Fan Pass continues to provide many services to artists and entertainers, their work, creates custom merchandise for each channel artist and gives them the controls to schedule a live event or event chat, at a moments’ notice, all providing new revenue opportunities for all Fan Pass artists. The platform aims to give artists back a voice, while providing a one-of-a-kind experience for their fans, along with opening up new ways of earning from the virtual stage. The brainchild of brothers and business partners Robert A. Rositano, Jr. and Dean Rositano, Fan Pass Live, officially launched its platform with a live concert on July 24, 2020.

To demonstrate the strength of Fan Pass, for example, Fan Pass had live streaming events from approximately 1:30 pm EST until roughly 11:00 pm EST on Friday July 24, 2020 from four separate locations that included: an Atlanta, GA Stage; New York, NY Penthouse; Los Angeles, CA Studio; and, a private venue located in Palm Beach, FL. The event attracted die-hard music fans and social followers from across the globe in the following locations: the United States, Germany, Canada, India, United Republic of Tanzania, United Arab Emirates, Ghana, Netherlands, New Zealand, Finland, Tunisia, United Kingdom, Brazil, Kenya, Japan, Guatemala, Nigeria, Australia, South Africa, Dominican Republic, Ukraine, Turkey, Sweden, Italy, Poland, France, Rwanda, Haiti, Switzerland, Mexico, Portugal, Spain, Belgium, Uganda, Iraq, Indonesia, Jamaica, Senegal, Norway, Malaysia, Virgin Islands, Bulgaria, Dominica, Greece, Guadeloupe, Saudi Arabia, Honduras, Qatar, Ireland, Hong Kong, Denmark, Mongolia, Kuwait, Guyana, Lebanon, Chile, Jordan, Taiwan, Zimbabwe, Cameroon, Estonia, Colombia, Egypt, Iceland, China, Vietnam, Austria, Peru, Israel, Philippines, Bahamas, Fiji, Puerto Rico, and Costa Rica.

According to the expectations set by management, this event outperformed the goals set for Fan Pass, achieving much more than it could have anticipated. Fan Pass was able to secure over 10 hours of Exclusive Content, on-board 16 prominent artists; produce 16+ live content channels, custom merchandise and live merchandise stores; create social media ads and promotional materials for 16+ artists; solidify relationships with artists and artist management; increase social media followers, content and activity by 500%; gain recognition from other Industry Labels; increase press coverage landing a radio interview with iHeart Radio; and, create more sponsorship opportunities.

Robert A. Rositano, Jr, CEO of the Company said to BitRebel, “When we initially developed Fan Pass Live, we were aiming to Live Stream the “Backstage VIP Experience” or “meet and greet” of a concert event and make accessible this once in a lifetime experience to all fans worldwide. With the global pandemic disrupting the industry and changing the industry’s needs, we were determined to re-position our offering to also provide a solution to those who are used to earning a living on the physical stages across the country.”

What does precisely Fan Pass Live do? For starters, it breaks down the barrier between artists and fans, giving the artists control over setting a date, setting a price (or offering viewings and access to Fan Pass monthly subscribers for free) and broadcasting their events, concerts or chats, right from their phone or a complete computer, microphone and streaming set up. The Fan Pass team also creates Instagram ads and promotion for each channel artist, allowing them to focus on what they enjoy and announcing to fans with professionally designed ads to promote when ready. More importantly, it gives back to artists a way to remain relevant to their fan base and earn revenue.

Fan Pass Live Shares Revenues with Artists

Fan Pass Live offers Artists at all levels and genres, the opportunity to engage fans from one location, removing the need for multiple sharing platforms. It conveniently provides an Exclusive Artist “Channels” jam-packed with all their relevant content from videos, photos, interviews, and past and upcoming events. While Fan Pass charges the fans a small transaction fee for ticket sales, artists keep the money earned from ticket sales. The handling of the merchandise is also taken care of by the Company and once it’s approved by the Artist, all merchandise is released within the Artist’s channel.

While it is free for Artists to join, Fan Pass aims to monetize by offering fans an “ALL ACCESS VIP” offering priced at $3.99 as a monthly subscription model paid by fans through Fan Pass’ website or through a similar offering to fans at $4.99 per month if processed by the Apple App Store or Google Play Stores, with a three-day free trial. Revenues are shared with all Channel Artists. In exchange for its platform features, live streaming tools, bandwidth, processing, and handling, Fan Pass will also earn platform fees on each separately ticketed event, as well as splits with each Artist on subscriber fees and merchandise designed and sold on the platform.

Marketing

The Company’s marketing efforts will consist of a combination of various public relations, social media and traditional media outlets. Digital media (Facebook, Google, Instagram, Twitch and others), executive team pod casts and speaking engagements will also round out online advertising designed to attract artists to the platform. In addition to the Company’s overarching promotion of its Fan Pass brand and offering each artist is required to perform additional promotion to attract their fans specifically. The Company believes it will convert a certain number of these fans to monthly subscribers, others will purchase tickets for PPV events (performed by artists) and/or exclusive merchandise being offered and sold will also attract fan purchases. The platform is not authorized to, and will not, make any commitments on behalf of an Artist for personal appearances or other promotional activities related to any Live Performance or event planned on the Fan Pass platform, until such Artist has committed to platform and Fan Pass has engaged in design and productions of fan-based offerings for such planned event. Notwithstanding the foregoing, any such Artist will be offered creative options for at least one Instagram story and shall actively promote their artist “Channel” on the Fan Pass platform, along with an upcoming or previous event. Artist deliverables include promotions to be delivered across the Artist’s existing social media platforms to solicit downloads of the Fan Pass mobile application and therefor allow fans to choose a subscription option or not. Artists will assist and use their best efforts to engage with fans, broadcast promotional messages and announce live events scheduled, pre-recorded and available and upcoming.

Friendable, Inc. is a publicly traded company on the OTC Marketplace with a set of product and service offerings that have, on occasion been complimentary offerings to one another but most often stand alone as product and service offerings of the Friendable brand and/or public company.

Friendable, Inc. has a meet up/dating application that is available for download in the Apple app store and Google play stores and had been the foundation of the Company’s first mobile app offering. Additionally, Friendable, Inc. has a “Technology Services” division whereby our services can be hired for app consulting and related design, development and deployment services. Finally, we have our Wholly owned subsidiary Fan Pass, Inc. which has been born out of various celebrity relationships achieved through the strategic marketing efforts of the Friendable dating app and has become the focus of the Company’s future growth path and ROI for investors. Currently, the Company has substantial client concentration, with one client accounting for a substantial portion of our revenues.

In the 9 months ended September 30, 2020 and in the 12 months ended December 31, 2019 we derived 99% of our revenue from one client. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of clients. It is not possible for us to predict the future level of demand for our services that will be generated by this client or the future demand for the products and services of other similar clients. A loss of this client or the failure to retain similar clients could negatively affect our revenues and results of operations and/or trading price of our common stock.

Material Agreements

As mentioned above, in the 12 months ended December 31, 2019 and 9 months ended September 30, 2020, the Company derived the majority of its revenue from its relationship with Answering Legal, a company with which Friendable is party to a “Technology Services Agreement” that provides for statements of work or SOWs through various stages of development of 2 mobile and 1 desktop application. These applications were to function on iOS and Android devices as well as website/browser, focused on providing an extension of the “Answering Legal” call center/answering services provided to their “Legal/Attorney” based clients. The fluid nature of app/tech development projects provided for various iterations of the interface, specifications and created various changes and/or additions or changes that added to the Friendable development timelines, fees and overall scope, which ultimately created an extended development cycle and supplemented the Company’s ability to focus on the development of its Friendable mobile dating application and further its release of Fan Pass, it’s live streaming artist platform and core business focus. A copy of the Technology Series Agreement is attached as an exhibit to this Offering Circular.

Regulatory Requirements

None that are extraordinary currently.

Patents and Trade Secrets

Trademarks and marks protected (Fan Pass, Inc., Fan Pass Live and Fan Pass) – Trade Secrets relate to the Company’s executive teams experience with technology, the Internet and their various industry or industry related partners that have had or are having success in the industries and markets the Company has embarked upon.

Seasonality of Business

Our results of operations have not been materially impacted by seasonality.

Property

Our executive offices are located at 1821 S. Bascom Ave, Ste 353, Campbell, California 95008. We believe that our office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

Employees

The Company has seven full time employees and a variety of partners that serve in various consulting capacities based on the Company’s specific needs.

Legal Proceedings

Integrity Media, Inc. (“Integrity”) had previously filed a lawsuit against the Company and the CEO of the Company for $500,000 alleging breach of contract alleging the Company failed to deliver marketable securities in exchange for services. The Company answered the allegations in court and Integrity filed a motion attacking the Company’s answers. The court did not strike the answers, but the clerk of the court entered a default judgment against the Company in the amount of $1,192,875 plus 10% interest. On May 8, 2019, the Company received a tentative ruling on the Company’s motion to vacate the default judgement whereby the previously entered default judgement was voided and a trial date of August 26, 2019 was set.

On September 19, 2019, the Company entered into a Settlement Agreement with Integrity Media settling the civil action known as Integrity Media, Inc. vs. Friendable, Inc. et al., Orange County Case No. 30-2016-00867956-CU-CO-CJC. Pursuant to the Settlement Agreement, the Company agreed to issue to Integrity 750,000 shares of its common stock in exchange for 275 of the Company’s preferred shares held by Integrity and the cash payment of $30,000 for costs. Robert Rositano Jr., the Company’s CEO, has also personally guaranteed the Company’s compliance with the terms of the Settlement Agreement. The cash payment is to be made within 6 months of the date of the Settlement Agreement. As of the date of filing of this report the cash amount has not been paid and the preferred shares have not been returned. Additionally, Integrity will be entitled to additional shares if (i) the price of the Company’s common stock is below $1.34 at either the 120 day or 240 day reset dates set forth in the Company’s Debt Restructure Agreement as amended entered into with various debt holders on March 26, 2019 effective November 5, 2019. The Company has determined that a total of 4,275,000 additional shares would be issuable on the first “reset” date of March 4, 2020 based on a share price of $0.20 on that date and a total of 7,537,500 additional shares would be issuable on the second “reset” date of July 2, 2020 based on a shares price of $0.08 on that date for a total of 12,562,500 shares. Integrity will also be entitled to a “true-up” by issuance of additional common shares on the issuance date should the share price of the Company’s common stock on the issuance date be below $1. It was determined by the Company that its liability was $1,005,000 ($750,000 plus a premium of $255,000) in accordance with ASC 480.

On August 28, 2020 Integrity requested and was issued 750,000 common shares, which Integrity advised the Company realized $16,625 when sold. Accordingly, at September 30, 2020 the Company reduced its liability payable in common stock from $1,005,000 to $988,375 and retained $30,000 as an accrued liability for costs.

On October 14, 2020, the Company filed a “Declaration” with the Santa Clara County Courts challenging Integrity’s future ability to convert additional shares based on “Stock Market Manipulation” designed to harm the Company’s share price, valuation and number of shares issuable to Integrity following its sales. Additionally, the Company contended that Integrity disregarded the volume limitation set forth in its settlement for the Company’s thinly traded securities and caused a potential third party capital investment of $150,000 to be rescinded. The court agreed with the Company’s declaration that Integrity should have filed a motion so the Company would have the opportunity to present all arguments and evidence in opposition to deny Integrity’s application to enter judgment.

MANAGEMENT

The following table sets forth the names, ages and positions of our current board members and executive officers:

Name	Age	Position with the Company	With the Company Since
Robert A Rositano, Jr.	52	Chief Executive Officer, Chief Financial Officer, Secretary & Director	January 31, 2014
Dean Rositano	49	President, Chief Technology Officer & Director	January 31, 2014

The business address of our officers and directors is c/o Friendable, Inc., 1821 S Bascom Ave., Suite 353, Campbell, California 95008.

Board Composition and Committees and Director Independence

Robert Rositano, Jr. and Dean Rositano currently serve on our board of directors. We are not required to have any independent members of the Board of Directors. As we do not have any board committees, the board carries out the functions of nominating and compensation committees, and such “independent director” determination has been made pursuant to the committee independence standards.

Biographies

Robert A Rositano, Jr., Chief Executive Officer and Interim CFO

Prior to founding iHookup, Robert Rositano, Jr. was the third employee at Netcom Online Communications, Inc., an internet service provider which went public in 1993 and eventually merged into Earthlink and AT&T Canada. From 2006-2010, Robert Rositano, Jr. worked as Chief Executive Officer of Zippi Networks, Inc. Zippi Networks, Inc. created a home-based business system that allowed users to become certified eBay sellers and earn commission by selling items on eBay for others. Zippi Networks, Inc. supplied its users with everything one would need to begin a home-based business as an eBay seller, including but not limited to, certain training, materials, uniforms, processes and software. Robert Rositano, Jr. was responsible for its day-to-day operations and overseeing the development of eBay seller applications for the web, as well as mobile applications for windows and iPhone devices. He was also in charge of fundraising, and raised over $2 million for Zippi Networks, Inc. In 2010, Robert Rositano, Jr. became Chief Executive Officer of Checkmate Mobile, Inc. (“CMI”), which developed mobile applications on a work-for-hire basis as well as incubated creative concepts conceived among a core group of product managers, graphic designers and mobile developers. CMI has successfully developed applications for the education market (e.g. released Cloud9 Learning to Brigham Young University with a pilot of over 7,000 students), cause-related or donation style applications, and applications used by restaurants and bars. Robert Rositano, Jr. has continued in his role at CMI while serving as a director and officer of the Company.

Dean Rositano, President & Chief Technology Officer

Prior to Friendable, Inc., Dean Rositano co-founded CMI, Latitude Venture Partners, LLC, Zippi Networks, Inc., America’s Biggest, Inc., and most notably, was the co-founder and president and CTO of Silicon Valley-based Nettaxi.com, which went public in 1998. From 2006-2010, Dean Rositano worked as President and Chief Technology Officer of Zippi Networks, Inc. In 2010, Dean Rositano became President and Chief Technology Officer of CMI. Dean Rositano has continued in his role at CMI while serving as a director and officer of the Company.

Overall

The Company believes Messrs. Robert and Dean Rositano are well qualified to serve as director and officers of the Company due to each of them having twenty years of experience working with high technology companies, many of which have been in the social media or internet community space and directly relate to the Friendable apps. They have each had experience in successfully raising capital, managing and growing teams of people in the areas of product development, internet / mobile marketing, and IT, as well as architecting, building, scaling and launching high volume consumer products, from internet websites to mobile applications.

Term of Office

Our directors hold office until the next annual meeting or until their successors have been elected and qualified, or until they resign or are removed. Our board of directors appoints our officers, and our officers hold office for such term as may be prescribed by our board of directors and until their successors are chosen and qualify, or until their death or resignation, or until their removal.

Family Relationships

Robert Rositano, Jr., age 52, and Dean Rositano, age 49, are brothers.

Involvement in Certain Legal Proceedings

During the past ten years, our directors and executive officers above have not been involved in any of the following events:

●	a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

●

being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business;

●

being found by a court of competent jurisdiction, in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated;

●

being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●

being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Committees of the Board

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Currently, we do not have an audit committee, compensation committee or nominating and corporate governance committee and do not have an audit committee financial expert. Our board of directors currently intends to appoint various committees in the future.

Nominating and Corporate Governance Committee

We do not have a nominating and corporate governance committee. Our board of directors performed the functions associated with a nominating committee. Generally, nominees for directors are identified and suggested by the members of our board of directors or management using their business networks. Our board of directors has not retained any executive search firms or other third parties to identify or evaluate director candidates in the past and does not intend to in the near future. We have elected not to have a nominating committee because we are an exploration stage company with limited operations and resources.

Our board of directors does not have a written policy or charter regarding how director candidates are evaluated or nominated for our board of directors. Additionally, our board of directors has not created particular qualifications or minimum standards that candidates for our board of directors must meet. Instead, our board of directors considers how a candidate could contribute to our business and meet our needs and those of our board of directors. As we are an exploration stage company, our board of directors will not consider candidates for director recommended by our stockholders, and we have received no such candidate recommendations from our stockholders.

Compensation Committee

We currently do not have a compensation committee. However, our board of directors may establish a compensation committee once we are no longer in the exploration stage, which would consist of inside directors and independent members. Until a formal committee is established, our board of directors will continue to review all forms of compensation provided to our executive officers, directors, consultants and employees including stock compensation.

Audit Committee

We currently do not have an audit committee. However, our board of directors may establish an audit committee once we are no longer in the exploration stage, which would consist of inside directors and independent members.

Until a formal committee is established, our board of directors will continue to perform the functions of an audit committee.

Audit Committee Financial Expert

Our board of directors has determined that it does not have a member that qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K issued by the United States Securities and Exchange Commission.

We believe that our entire board of directors is capable of analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues reasonably expected to be raised by our company. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated revenues to date.

Code of Ethics

We have not yet adopted a Code of Ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to, our Chief Executive Officer, and our other most highly compensated executive officers who earned in excess of $100,000 during the year ended December 31, 2020, 2019 and 2018:

Name and		Salary Incurred (1)(2)	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($)	($)	($)	($)	($)
Robert Rositano, Jr.	2021 2020	150,000 150,000	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	150,000 150,000
CEO, CFO, Secretary, & Director	2019	150,000	Nil	Nil	Nil	Nil	Nil	Nil	150,000

Dean Rositano	2021 2020	150,000 150,000	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	150,000 150,000
President and CTO	2019	150,000	Nil	Nil	Nil	Nil	Nil	Nil	150,000

Frank Garcia	2020 2019	73,333 100,000	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	73,333 100,000
CFO*	2018	100,000	Nil	Nil	Nil	Nil	Nil	Nil	100,000

(*resigned August 31, 2020)

Notes:

(1)	At December 31, 2021 the above listed officers had accrued salaries totalling $1,452,249 (including $238,314 accrued for Frank Garcia through August 31, 2020).

(2)	The officers’ salary incurred (and total compensation) for the year ended December 31,2021 totaled $150,000 for Robert Rositano Jr., and $150,000 for Dean Rositano.

Compensation for Executive Officers and Directors

Compensation arrangements for our named executive officers and directors are described below.

Employment Agreement – Robert Rositano, Jr.

Effective January 19, 2014, the Company, entered into an employment agreement with Robert Rositano, Jr. to serve as Chief Executive Officer, acting Chief Financial Officer and Secretary of Friendable, Inc. for a term of two years with automatic renewals for similar two-year periods pursuant to the terms of the agreement. Robert Rositano Jr.’s duties shall include the duties and responsibilities for the Company’s corporate and administration offices and positions as set forth by the Company and such other duties and responsibilities as the board of directors may from time to time reasonably assign to Robert Rositano, Jr. The employment agreement provides, among other things, that Robert Rositano, Jr. will be eligible for participation in any employee benefit plan, retirement plan, and option plan maintained by Friendable, Inc.; receive a base salary of $150,000 per year; and receive reimbursement for ordinary and necessary business expenses incurred by Robert Rositano, Jr. in connection with the performance of his duties as Chief Executive Officer and Secretary. During the year, only a portion of the salary was paid and the balance was accrued. Upon a successful launch of Friendable, Inc.’s products and services and reaching the first 1,000,000 registered users, Robert Rositano, Jr. will receive a bonus of $50,000 and his base salary will be increased to $200,000 annually. When Friendable, Inc. reaches a cumulative 5,000,000 registered users or more, Robert Rositano, Jr. will receive a bonus of $75,000 and his base salary will be increased to $250,000 annually. After the above goals are achieved, his base salary will begin being increased semi- annually at a minimum rate of 10% or higher, as determined by the board of directors or a committee established by the board of directors for compensation purposes. If Friendable, Inc. is unable to pay executive salary or bonuses, the amounts owed will be accrued as a convertible note. The note can be converted into common stock, at Robert Rositano Jr.’s sole discretion. The Company may terminate Robert Rositano, Jr.’s employment prior to the end of his employment period by a majority vote of the board of directors, excluding Robert Rositano Jr.’s vote. If we terminate Robert Rositano Jr.’s employment prior to the end of his employment period without cause, which shall also include termination in the event of a change in control, Robert Rositano, Jr. shall be entitled to his base salary in effect on the date of his termination for a period of twenty-four (24) months following the date of such termination, in one lump sum payment within fourteen (14) days of termination or as otherwise agreed to in writing. Furthermore, any unvested options granted to Robert Rositano, Jr. will immediately vest. If we terminate his employment with cause, he will be entitled to his base salary and commission schedule in effect on the date of termination for a period of twelve (12) months. If Robert Rositano, Jr. however, terminates his employment prior to the end of the employment period without cause, Robert Rositano, Jr. shall not be entitled to any severance and the Company shall have no further liability to Robert Rositano, Jr. He is also permitted to pursue other business interests not in conflict with the Company, including serving as officers and directors of other public companies.

On April 3, 2019, the Company entered into a new employment agreement with Robert Rositano, Jr. Pursuant to that agreement, the Company shall pay Rositano an aggregate annual salary at the rate of $150,000 (One Hundred Fifty Thousand Dollars) (the “Base Salary”). Upon a successful launch of the company’s Fan Pass mobile app or website, and reaching its first 50,000 subscribers, Rositano will receive a bonus of $50,000 and the Base Salary will be increased to $200,000 annually. In addition, when the Company reaches a cumulative 100,000 subscribers or more, Rositano, Jr. will receive a bonus of $75,000 and the Base Salary shall be increased to $250,000 annually. After the above goals are achieved, the Base Salary shall increase annually at a minimum rate of ten percent (10%) as determined by the Board of Directors or a Committee established by the Board of Directors for compensation purposes (the “Compensation Committee”), based on Rositano Jr.’s performance. Rositano, Jr. shall be entitled to participate in the Company’s stock option plan if and when it is put in place. Details will be determined by the board of directors or compensation committee at such time.

Employment Agreement – Dean Rositano

Effective January 19, 2014, the Company, entered into an employment agreement with Dean Rositano to serve as President and Chief Technology Officer of Friendable, Inc. for a term of two years with automatic renewals for similar two-year periods pursuant to the terms of the agreement. Dean Rositano’s duties shall include the duties and responsibilities for the Company’s corporate and administration offices and positions as set forth by the Company and such other duties and responsibilities as the board of directors may from time to time reasonably assign to Dean Rositano. The employment agreement provides, among other things, that Dean Rositano will be eligible for participation in any employee benefit plan, retirement plan, and option plan maintained by Friendable, Inc.; receive a base salary of $150,000 per year; and receive reimbursement for ordinary and necessary business expenses incurred by Dean Rositano in connection with the performance of his duties as President and Chief Technology Officer. During the year, only a portion of the salary was paid and the balance was accrued. Upon a successful launch of Friendable, Inc.’s products and services and reaching the first 1,000,000 registered users, Dean Rositano will receive a bonus of $50,000 and his base salary will be increased to $200,000 annually. When Friendable, Inc. reaches a cumulative 5,000,000 registered users or more, Detocan Rositano will receive a bonus of $75,000 and his base salary will be increased to $250,000 annually. After the above goals are achieved, his base salary will begin being increased semi-annually at a minimum rate of 10% or higher, as determined by the board of directors or a committee established by the board of directors for compensation purposes. If Friendable, Inc. is unable to pay executive salary or bonuses, the amounts owed will be accrued as a convertible note. The note can be converted into common stock, at Dean Rositano’s sole discretion. The Company may terminate Dean Rositano’s employment prior to the end of his employment period by a majority vote of the board of directors, excluding Dean Rositano’s vote. If we terminate Dean Rositano’s employment prior to the end of his employment period without cause, which shall also include termination in the event of a change in control, Dean Rositano shall be entitled to his base salary in effect on the date of his termination for a period of twenty-four (24) months following the date of such termination, in one lump sum payment within fourteen (14) days of termination or as otherwise agreed to in writing. Furthermore, any unvested options granted to Dean Rositano will immediately vest. If we terminate his employment with cause, he will be entitled to his base salary and commission schedule in effect on the date of termination for a period of twelve (12) months. If Dean Rositano, however, terminates his employment prior to the end of the employment period without cause, Dean Rositano shall not be entitled to any severance and the Company shall have no further liability to Dean Rositano. He is also permitted to pursue other business interests not in conflict with the Company, including serving as officers and directors of other public companies.

On April 3, 2019, the Company entered into a new employment agreement with Dean Rositano. Pursuant to that agreement, the Company shall pay Rositano an aggregate annual salary at the rate of $150,000 (One Hundred Fifty Thousand Dollars) (the “Base Salary”). Upon a successful launch of the company’s Fan Pass mobile app or website, and reaching its first 50,000 subscribers, Rositano will receive a bonus of $50,000 and the Base Salary will be increased to $200,000 annually. In addition, when the Company reaches a cumulative 100,000 subscribers or more, Rositano will receive a bonus of $75,000 and the Base Salary shall be increased to $250,000 annually. After the above goals are achieved, the Base Salary shall increase annually at a minimum rate of ten percent (10%) as determined by the Board of Directors or a Committee established by the Board of Directors for compensation purposes (the “Compensation Committee”), based on Rositano’s performance. Rositano shall be entitled to participate in the Company’s stock option plan if and when it is put in place. Details will be determined by the board of directors or compensation committee at such time.

Outstanding Equity Awards

On January 11, 2021, the following non-qualified stock option was awarded to each of Haley R. Rositano; Nikolas T. Rositano; Ryan Madani: Taylor N. Rositano and Vincent J. Rositano pursuant to a new nonqualified stock option plan (see below) – all full-time employees of the Company, as follows. Number of shares in each award: (a) 2 million common shares (total 10 million shares). Exercise price: $0.014 per common share. Vesting: 11.1% on January 11, 2021 and thereafter 11.1% at the end of each quarter through January 11, 2024, and (b) 1 million common shares (total 5 million shares). Exercise price: $0.014 per common share vesting 12.5% on January 11, 2021 and thereafter 12.5% at the end of each quarter through January 11, 2023. The total fair value of all of the options granted is approximately $194,700, to be recognized as compensation expense over the respective vesting periods.

Long-Term Incentive Plans

On November 22, 2011, the Board of Directors of the Company approved a stock option plan (“2011 Stock Option Plan”), the purpose of which is to enhance the Company’s stockholder value and financial performance by attracting, retaining and motivating the Company’s officers, directors, key employees, consultants and its affiliates and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company’s success through stock ownership. Under the 2011 Stock Option Plan, officers, directors, employees and consultants who provide services to the Company may be granted options to acquire common shares of the Company. The aggregate number of options authorized by the plan shall not exceed 4,974 shares of common stock of the Company.

The Board of Directors and the stockholders holding a majority of the voting power approved a 2014 Equity Incentive Plan (the “2014 Plan”) on February 28, 2014, with a to be determined effective date. The date never became effective. The purpose of the 2014 Plan is to assist the Company and its affiliates in attracting, retaining and providing incentives to employees, directors, consultants and independent contractors who serve the Company and its affiliates by offering them the opportunity to acquire or increase their proprietary interest in the Company and to promote the identification of their interests with those of the stockholders of the Company. The 2014 Plan will also be used to make grants to further reward and incentivize current employees and others.

There are 7 shares of common stock reserved for issuance under the 2014 Plan. The Board has the power and authority to make grants of stock options to employees, directors, consultants and independent contractors who serve the Company and its affiliates. Any stock options granted under the 2014 Plan generally have an exercise price equal to or greater than the fair market value of the Company’s shares of common stock. Unless otherwise determined by the Board of Directors, stock options shall vest over a four-year period with 25% being vested after the end of one (1) year of service and the remainder vesting equally over a 36-month period. The Board may award options that may vest based upon the achievement of certain performance milestones. As of December 31, 2019, no options have been awarded under the 2014 Plan. Effective August 27, 2019, the Company effected a reverse split of the common stock of 1 for 18,000 which eliminated all the options which were previously outstanding.

Under the terms of the newly adopted nonqualified stock option of January 11,2021 the Company’s directors have the authority to grant, from time to time, certain nonqualified stock options to its full-time employees, evidence by Notices of Grant denoting the grant date and exercise price, the vesting entitlements and the grant expiration date. In the event that the employee grantee becomes no longer employed by the Company, any portion of the award not exercisable immediately prior to employment termination is also automatically terminated. In addition, any portion of the award that remains unexercised at the expiration of the applicable exercisable period is likewise terminated. Any exercise of any portion of the aware requires the grantee to provide written notice of such exercise accompanied by payment of the applicable exercise price.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are several related party transactions reported within this report. All such transactions have been duly approved by the required board and/or shareholder approvals. Please see below for further disclosure:

Dean Rositano and Robert Rositano, Jr. are both directors and 7.5% and 7.5% stockholders respectively of Checkmate Mobile, Inc. (“CMI”). At CMI, Dean Rositano also serves as President and Chief Technology Officer, while Robert Rositano, Jr. serves as Chief Executive Officer and Chief Financial Officer. They will both continue their respective roles at CMI while serving as directors and officers of Friendable, Inc.

During year ended December 31, 2021, the Company incurred $614,373 (December 31, 2020: $418,333) in salaries and payroll taxes to officers, directors, and other related family employees with such costs being recorded as general and administrative expenses.

During the year ended December 31, 2021, the Company incurred $812,500 and $60,000 (December 31, 2020: $532,537 and $60,000) in software development, app hosting and support and office rent to a company with two officers and directors in common with such costs being recorded as software development, hosting and support and general and administrative expenses.

As of December 31, 2020, the Company had a stock subscription receivable totaling $4,500 from an officer and director and from a company with an officer and director in common. This receivable was settled during the 3 months ended March 31, 2021 against the amount payable in accrued salaries to current directors and officers of the Company (see below).

As of December 31, 2021 accounts payable, related party includes $100,000 (December 31, 2020: $190,320) due to a company with two officers and directors in common, and $1,213,908 (December 31, 2020: $918,408) payable in salaries to current directors and officers of the Company, which is included in accounts payable and accrued expenses. The amounts are unsecured, non-interest bearing and are due on demand.

Dean Rositano and Robert Rositano, Jr. are both directors and stockholders of Friendable, Inc. At Friendable, Inc., Dean Rositano also serves as President and Chief Technology Officer, while Robert Rositano, Jr. serves as Chief Executive Officer and Secretary. The majority stockholder of Friendable, Inc. is Copper Creek Holdings, LLC, a Nevada limited liability company owned and managed by Robert Rositano, Jr. and his wife, Stacy Rositano.

As described above, Dean Rositano and Robert Rositano, Jr. are both directors and officers of the Company.

Transactions with related persons

Other than as disclosed below, there has been no transaction, or currently proposed transaction, in which our company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

(i)	Any director or executive officer of our Company;

(ii)	Any beneficial owner of shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

(iii)	Any person who acquired control of our company when it was a shell company or any person that is part of a group, consisting of two or more persons that agreed to act together for the purpose of acquiring, holding, voting or disposing of our common stock, that acquired control of Titan Iron Ore Corp. when it was a shell company; and

(iv)	Any immediate family member (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

During the 9 months ended September 30, 2020 and during the years ended December 31, 2019 and December 31, 2018, the Company incurred $369,558, $459,200 and $417,066 respectively in salaries and payroll taxes to officers and directors with such costs being recorded as general and administrative expenses.

During the 9 months ended September 30, 2020 the Company incurred $33,000, $332,834 and $45,000 (year ended December 31, 2019 $24,068, $299,124, and $58,883 and years ended December 31, 2018 $210,000, $80,000 and $60,000) in app hosting, app development and rent to a company with two officers and directors in common with such costs being recorded as app hosting, product development and general and administrative expenses.

During the year ended December 31, 2019, the Company issue a Securities Purchase agreement to a vendor company with two officers and directors in common for the purchase of 79,000 Series B preferred stock with the purchase price of $79,000 being applied to accounts payable due to the vendor. The price was based on recent sales of Series B shares for $1.00 per share.

As of September 30, 2020, December 31, 2019 and December 31, 2018, the Company had a stock subscription receivable totaling $4,500 from an officer and director and from a company with an officer and director in common.

As of September 30, 2020, due to related party includes $141,803 due to a company with two officers and directors in common, and $1,081,749 payable in salaries to directors and officers of the Company. As of December 31, 2019, due from related party includes $30,083 due from a company with two officers and directors in common, and $783,416 payable in salaries to directors and officers. As of December 31, 2018, due to related party includes $721,099 due to a Company with two officers and directors in common, and $798,500 payable in salaries to directors and officers of the Company. The amounts are unsecured, non-interest bearing and are due on demand.

During the year ended December 31, 2019, two directors converted 588 shares of Series A preferred stock at the contractual conversion rate into 1,002,970 shares of common stock and donated them to the Diocese of Monterey and other parties related to the directors converted 890 Series A preferred shares into 2,018,746 common shares that were issuable at December 31, 2019.

During the year ended December 31, 2019, three officers forgave debt totaling $400,000 and a company controlled by two officers of the Company forgave debt totaling $600,000. The total amount is reflected as contributed capital.

Dean Rositano and Robert Rositano, Jr. are also both directors and 7.5% and 7.5% stockholders respectively of CMI. At CMI, Dean Rositano also serves as President and Chief Technology Officer, while Robert Rositano, Jr. serves as Chief Executive Officer and Chief Financial Officer. They will both continue their respective roles at CMI while serving as directors and officers of Friendable, Inc.

Dean Rositano and Robert Rositano, Jr. are both directors and stockholders of Friendable, Inc. At Friendable, Inc., Dean Rositano also serves as President and Chief Technology Officer, while Robert Rositano, Jr. serves as Chief Executive Officer and Secretary. The majority stockholder of Friendable, Inc. is Copper Creek Holdings, LLC, a Nevada limited liability company owned and managed by Robert Rositano, Jr. and his wife, Stacy Rositano.

The holders of preferred stock are entitled to cast votes equal to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible. The total aggregate issued shares of Series A Preferred Stock at any given time regardless of their number shall be convertible into the number of shares of common stock which equals nine (9) times the total number of shares of common stock which are issued and outstanding at the time of any conversion, at the option of the preferred holders or until the closing of a Qualified Financing (i.e. the sale and issuance of our equity securities that results in gross proceeds in excess of $2,500,000) at one time or in the same round. As a result of the transaction, the former iHookup stockholders received a controlling interest in the Company due to the voting rights of the Series A Preferred Stock being connected to their super- majority conversion rights.

As described above, Dean Rositano and Robert Rositano, Jr. have both been appointed directors and officers of Friendable, Inc. Dean Rositano also serves as President and Chief Technology Officer, while Robert Rositano, Jr. serves as Chief Executive Officer, Secretary, and since September 1,2020 as Chief Financial Officer.

PRINCIPAL STOCKHOLDERS

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders. The holders of Series A preferred stock are entitled to cast votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible. The total aggregate issued shares of Series A Preferred Stock at any given time regardless of their number shall be convertible into the number of shares of common stock which equals nine (9) times the total number of shares of common stock which are issued and outstanding at the time of any conversion, at the option of the preferred holders or until the closing of a Qualified Financing (i.e. the sale and issuance of our equity securities that results in gross proceeds in excess of $2,500,000) at one time or in the same round. As a result of the Titan Iron Ore Corp. and iHookup merger transaction, the former iHookup stockholders received a controlling interest in the Company due to the voting rights of the Series A Preferred Stock being connected to their super-majority conversion rights.

A.	Director and Executive Officer Shareholders

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of April 16, 2019 through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders. The holders of preferred stock are entitled to cast votes equal to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible. The total aggregate issued shares of Series A Preferred Stock at any given time regardless of their number shall be convertible into the number of shares of common stock which equals nine (9) times the total number of shares of common stock which are issued and outstanding at the time of any conversion, at the option of the preferred holders or until the closing of a Qualified Financing (i.e. the sale and issuance of our equity securities that results in gross proceeds in excess of $2,500,000) at one time or in the same round. As a result of the Titan Iron Ore Corp. and iHookup merger transaction, the former iHookup stockholders received a controlling interest in the Company due to the voting rights of the Series A Preferred Stock being connected to their super-majority conversion rights.

The following tabulation shows, as of April 12, 2022, the number of shares of capital stock owned beneficially by: (a) all persons known to be the holders of more than five percent (5%) of voting securities, (b) Directors, (c) Executive Officers and (d) all other Officers and Directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (3)

	(a) Holders Over 5%

Series A preferred	Robert A Rositano Jr.	9,246 (1)	Direct	47.09%
	3846 Moanna Way,
	Santa Cruz, CA 95062

Series A preferred	Dean Rositano 126 Sea Terrace Way, Aptos, CA 95003	1,882	Direct	9.59%

Series A preferred	Copper Creek Holdings, LLC (2)7960 B Soquel Dr., Suite #146 Aptos, CA 95003	14,730	Direct	75.02%
	-Robert Rositano	7,365		37.51%
	-Stacy Rositano	7,365		37.51%

	(b) Directors

Series A preferred	Robert A Rositano Jr.	9,246 (1)	Direct and	47.09%
	3846 Moanna Way,		Indirect
	Santa Cruz, CA 95062

Series A preferred	Dean Rositano	1,882	Direct	9.59%
	126 Sea Terrace Way,
	Aptos, CA 95003

	(c) Executive Officers

Series A preferred	Robert Rositano, Jr. and Dean Rositano as named above

Series A preferred	(d) Officers and Directors as a Group for preferred stock	11,128 (1)	Direct and Indirect	56.68%

(1)	Includes the shares beneficially owned by Robert Rositano Jr through Copper Creek Holdings, LLC. Does not include the shares beneficially owned by Stacy Rositano through Copper Creek Holdings, LLC.

(2)	Copper Creek Holdings, LLC is owned and managed by Robert Rositano Jr and his wife Stacy Rositano, thus each may be deemed to beneficially own half of the interest of Copper Creek Holdings, LLC.

(3)	Based on 19,634 shares of Series A preferred stock issued and outstanding as of December 31, 2021.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (3)

	(a) Directors

Common stock	Copper Creek Holdings, LLC (2) 7960 B Soquel Dr., Suite #146 Aptos, CA 95003	15,596	Direct	*
	-Robert Rositano, Jr.	7,798	Indirect	*
	-Stacy Rositano	7,798	Indirect	*

Common stock	Robert A Rositano Jr.	17,026 (1)	Direct and	*
	3846 Moanna Way,		Indirect
	Santa Cruz, CA 95062

Common stock	Dean Rositano	9,245	Direct	*
	126 Sea Terrace Way,
	Aptos, CA 95003

	(b) Executive Officers

Common stock	Robert Rositano, Jr. and Dean Rositano as named above

Common stock	(c) Officers and Directors as a Group for common stock	26,271 (1)	Direct and Indirect	0.124%

*	Less than 1%.

(1)	Includes 7,798 shares beneficially owned by Robert Rositano, Jr. through Copper Creek Holdings, LLC. Does not include the shares beneficially owned by Stacy Rositano through Copper Creek Holdings, LLC.

(2)	Copper Creek Holdings, LLC is owned and managed by Robert Rositano, Jr. and his wife Stacy Rositano, thus each may be deemed to beneficially own half of the interest of Copper Creek Holdings, LLC.

(3)	Based on 21,218,432 of common stock issued and outstanding as of September 30, 2020 (and does not include 106,558,432 issuable common shares as of September 30, 2020).

Change of Control

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

Control by Others

To the best of the Company’s knowledge, the Company is not directly or indirectly owned or controlled by another corporation, any foreign government, or any other natural or legal person, severally or jointly.

DESCRIPTION OF SECURITIES

General

The Preferred Shares subject to this offering are convertible into common shares of our Company. Our common shares are quoted on the Pink Open Market under the symbol “FDBL.” Our common shares trade and have traded on a limited or sporadic basis and should not be deemed to constitute an established public trading market. Broker-dealers often decline to trade in over-the-counter stocks that are quoted on the Pink Open Market given the market for such securities are often limited, the stocks are more volatile, and the risk to investors is greater. These factors may reduce the potential market for our common shares by reducing the number of potential investors. This may make it more difficult for investors in our common shares to sell shares to third parties or to otherwise dispose of their shares. This could cause our share price to decline, and there is no assurance that there will be liquidity in our common shares.

In addition, The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

Articles of Incorporation

We are governed by our amended articles of incorporation (the “Articles”) under Nevada law (the “Act”) and by our by-laws (the “By-laws”).

A description of the rights attached to Series D Preferred Shares are explained below in the section titled “Securities Offered.” The discussion that immediately follows provides an overview of the rights attached to shares of all classes of equity securities other than Series D Preferred Shares. Series D Preferred Shares are convertible in common stock of the Company.

Shares

As of the date of this Offering, the Company’s authorized capital stock consisted of 1,000,000,000 shares of common stock, $0.0001 per share par value, 50,000,000 shares of Series A Preferred Stock, $0.0001 per share par value, 1,000,000 shares of Series B Preferred Stock with a stated value of $1.00 per share and 1,000,000 shares of Series C Preferred Stock with a stated value of $1.00 per share. As of September 30, 2020, there were 86 registered holders of record of our common stock. As of such date, 21,218,432 shares of our common stock were issued and outstanding, and 106,558,432 were issuable.

As of September 30, 2020, there were 28 registered holders of record of our Series B Preferred Stock and as of such date, 284,000 shares of our Series B Preferred Stock were issued and outstanding. As of September 30, 2020, there was 1 registered holder of record of our Series C Preferred Stock and as of such date,124,800 shares of our Series C Preferred Stock were issued and outstanding.

Directors

The number of authorized directors of the Company are between two (2) to five (5), and the term of directors is two (2) years. The presence of a majority of the Board of Directors, at a meeting duly assembled, shall be necessary to constitute a quorum for the transaction of business and the act of a majority of the directors present and voting at any meeting, at which a quorum is then present, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the statutes of Nevada or by the Articles of Incorporation. Unless otherwise restricted by the Articles of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed by all members of the Board.

The Company’s Articles of Incorporation provide that a director or officer is protected from being personally liable for monetary damages for breach of fiduciary duties to the fullest extent permitted by law and provide that the Company may purchase directors and officers insurance. The Company’s Bylaws provide that the directors shall receive such compensation for their services as directors, and such additional compensation for their services as members of any committees of the Board of Directors, as may be authorized by the Board of Directors.

Voting

Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders.

The holders of Series A Preferred Stock are entitled to cast votes equal to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible (which is 9 shares of Common Stock per 1 Series A Preferred Stock).

The affirmative vote of a majority of Series A preferred stock have sufficient voting power to bind that class of shares and vote together with common stockholders as one class. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by the statutes of Nevada or by the Articles of Incorporation. When a quorum is present or represented at any meeting, the holders of a majority of the stock present in person or represented by proxy and voting shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the statutes of Nevada, the Articles of Incorporation or these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

The holders of Series B Preferred Stock and of Series C Preferred Stock generally have no right to vote on any matters requiring shareholder approval or any matters on which the shareholders are permitted to vote except as required by law and for the limited matters set forth in their certificates of designation. With respect to any voting rights of the Series B Preferred Stock or Series C Preferred Stock may vote, Series B Preferred Stock or Series C Preferred Stock, as the case may be, shall vote each vote separately as a class, each share of Series B Preferred Stock and Series C Preferred Stock shall have one vote on any such matter, and any such approval may be given by holders holding a majority of the issued and outstanding shares of each of Series B Preferred Stock and Series C Preferred Stock at such time shall be sufficient to bind that series of shares.

Conversion

The total aggregate issued shares of Series A Preferred Stock at any given time regardless of their number shall be convertible, at the option of the holder, into the number of shares of common stock which equals nine (9) times the total number of shares of common stock which are issued and outstanding at the time of any conversion, at the option of the preferred holders or until the closing of a “qualified financing” (meaning the sale and issuance of our equity securities that results in gross proceeds in excess of $2,500,000) at one time or in the same round. The “Series A Original Issue Price” means $0.002 per share for the Series A Preferred Stock subject to adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or similar event.

No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least fifty percent (50%) of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

In addition, Series A Preferred Stock is subject to mandatory conversion upon either (a) the closing of the sale of shares of  Common Stock to the public, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a minimum price of $5.00 per share resulting in at least $30 million of gross proceeds to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the  holders of at least a majority of the then outstanding shares of Series A Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to as the “Mandatory Conversion Time”), at which point, (i) all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Company.

A holder of Series B Preferred Stock also has the right to convert their Series B Preferred Stock into fully paid and non-assessable shares of Common Stock, at their option. Initially, the conversion price for the Series B Preferred Stock is $0.25 per share (equivalent to 4 shares of Common Stock), subject to standard anti-dilution adjustments.

The holders of Series C Preferred Stock shall also have the right from time to time, and at any time during the period beginning on the date which is six (6) months following their date of issuance to convert all or any part of the outstanding Series C Preferred Stock into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the date of their issuance, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified at a variable conversion price of 71% multiplied by the market price based on the average of the two lowest trading prices for the Company’s common stock during the 20 trading day period ending on the latest complete trading day prior to the conversion date.

Dividends

The holders of the shares of Series A Preferred Stock shall be entitled to receive non-cumulative dividends, when, and if declared, at a rate of 6% per year on the Series A Original Issue Price. For the avoidance of doubt, the “Series A Original Issue Price” means $0.002 per share for the Series A Preferred Stock subject to adjustment from time to time for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or similar event.

Each share of Series B Preferred Stock shall be entitled to, as a dividend, a pro rata portion of an amount equal to 10% (Ten Percent) of the Net Revenues (“Net Revenues” being Gross Sales minus Cost of Goods Sold) derived from the subscriptions and other sales, but excluding and net of Vimeo fees, processing fees and up sells, generated by Fan Pass Inc., the wholly-owned subsidiary of the Company.

Share of Series C Preferred Stock carry an annual dividend in the amount of eight percent (8%) of their stated value of $1.00 (the “Dividend Rate”) which shall be cumulative and compounded daily, payable solely upon redemption, liquidation or conversion. Upon the occurrence of an Event of Default (as defined in the articles of incorporation of the company), the Dividend Rate for Series C Preferred Stock shall automatically increase to twenty two percent (22%).

Otherwise, the payment of dividends, if any, to common stockholders generally and in the future, rests within the sole discretion of our board of directors. Holders of common shares may receive dividends in the sole discretion of the Company’s board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Liquidation Preference

In the event of any Deemed Liquidation Event (as defined in the Articles of Incorporation of the Company), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders prior to and in preference to payment to the holders of the shares of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into  Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).

If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under the Series A Liquidation Amount, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Series B Preferred Stock and Series C Preferred Stock shall be paid ahead of Common Stock of the Company in the event of a Deemed Liquidation Event, but shall not be paid ahead of Series A Preferred Stock, which, for the avoidance of doubt, has not been converted into Common Stock of the Company. For completeness, Series B Preferred Stock shall be entitled to be paid the liquidation amount, as defined out of the assets of the Company available for distribution to its shareholders, after distributions to holders of the Series A Preferred Stock and before distributions to holders of Common Stock and Series C Preferred Stock.

Redemption

The Series C Preferred Stock may be redeemed at the Company’s option for up to 6 months at a 35% premium and also subject to mandatory redemption by the Company on the earlier of (i) the date which is 24 months following the Issuance Date and (ii) the occurrence of an Event of Default.

Action Necessary to Change the Rights of Shareholders

Bylaws may be adopted, amended or repealed by the affirmative vote of not less than seventy-five percent (75%) of the outstanding voting shares of the Company.

Annual and Special Meetings of Shareholders

An annual meetings of the stockholders shall be held at such time and date as the Board of Directors shall determine. Special meetings of the stockholders may only be called by stockholders of record of not less than five (5) percent of the Company’s outstanding capital stock. In addition, action by written consent of stockholders in lieu of meeting may only be taken by holders of at least 75% of the voting power.

Disclosure of Director Share Ownership

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities with the Securities and Exchange Commission and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during year ended December 31, 2019 and during the 9 months ended September 30, 2020 all filing requirements applicable to our executive officers and directors, and persons who own more than 10% of our common stock were complied with, with the exception of the following:

Name	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis	Failure to File Requested Forms
Robert Rositano, Jr.	Nil	Nil	N/A
Dean Rositano	Nil	Nil	N/A

SECURITIES OFFERED

Current Offering

The Company is offering up to $5,000,000 total of Securities, consisting of Series D Preferred Stock, par value $0.0001 (the “Preferred Stock” or collectively the “Securities”).

Series D Preferred Stock (the “Preferred Stock”)

General

The Company has designated 500,000 (five hundred thousand) shares of its authorized and unissued Preferred Stock as “Series D Preferred Stock ”, including up to 3,000,000,000 shares of the Company’s common stock into which it may be converted. As of the date of this Offering Circular, zero shares of Series D Preferred Stock are issued and outstanding.

Voting

Holders of Series D Preferred Stock of the Company vote together as a single class, such that the affirmative vote of 50% of the then outstanding shares of Series D Preferred stock is sufficient to bind all holders of Series D Preferred Stock.

Except as required by applicable law, the holders of Series D Preferred Stock are only entitled to vote on any proposed amendment to the Company’s Articles of Incorporation if such amendment would (1) Effect an exchange or reclassification of all or part of the Series D Preferred Stock into shares of another class; (2) Effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class of the Company into shares of Series D Preferred Stock; (3) Adversely change the rights, preferences, or limitations of all or part of the shares of Series D Preferred Stock; (4) Change the shares of all or part of the Series D Preferred Stock into a different number of shares of Series D Preferred Stock; (5) Create a new class of shares having rights or preferences with respect to dissolution that are prior or superior to the shares of Series D Preferred Stock; (6) Increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to dissolution that are prior or superior to the shares of Series D Preferred Stock; (7) Limit or deny any existing preemptive right of all or part of the shares of the Series D Preferred Stock; or (8) Cancel or otherwise affect rights to distributions that have accumulated but not yet been authorized on all or part of the shares of the Series D Preferred Stock.

Dividends

Holders of Series D Preferred Stock are currently not entitled to receive dividends on Series D Preferred Stock.

Liquidation Preference

Upon the liquidation, dissolution and winding up of our company, whether voluntary or involuntary, Series D Preferred Stock is senior to all common stockholders and are entitled to receive an amount per share of Series D Preferred Stock equal to $10.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Certificate of Designation of Series D Preferred Stock of the Company), the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full amount to which they shall be entitled in accordance with the foregoing and shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Conversion

Each share of Series D Preferred Stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder, into that number of fully paid and nonassessable shares of common stock of the Company (whether whole or fractional) that have a Fair Market Value, in the aggregate, equal to the Series D Conversion Price. The “Series D Conversion Price” is initially equal to $10.00. Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock is subject to adjustment for Reclassification, Exchange, Substitution, Sales, Reorganizations, Mergers or Consolidations, as set forth in section 4.4 of the Series D Preferred Stock Certificate of Designation, which is an Exhibit hereto. “Fair Market Value” shall mean as of any date of determination, as amended, 50% of the lowest closing price of a share of Common Stock on the principal exchange or market on which such shares are then trading for the 10 trading days immediately preceding such date.

Notwithstanding the foregoing, Series D Preferred Stock is subject to adjustment for reclassification, exchange and substitutions as follows: If the Common Stock issuable on the conversion of Series D Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (except in the event of a sale, reorganization or merger which results in a change in voting power of the Company that exceeds 50% of the combined voting power of the Company) then and in each such event, the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable on such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately before such reorganization, reclassification, or change.

Redemption

Series D Preferred Stock of the Company do not have redemption rights.

Listing of Stock

The Preferred Stock offered hereby is convertible into common stock of the Company and our common shares are quoted on the Pink Open Market under the symbol “FDBL”.

Transfer Agent and Registrar

Our transfer agent is Nevada Agency and Transfer Company, 50 West Liberty Street Suite 880, Reno, Nevada 89501, phone (775) 322- 0626.

Dividend Policy

The payment of dividends, if any, in the future, rests within the sole discretion of our board of directors. The payment of dividends will depend upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. We have not declared any cash dividends since our inception and have no present intention of paying any cash dividends on our common stock in the foreseeable future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Jonathan D. Leinwand, Esq.

EXPERTS

The Company has engaged, Salberg & Company, P.A. (“Salberg”) to perform the audit for the year ended December 31, 2021. Salberg has audited our financial statements included in this offering statement to the extent and for the periods set forth in its audit report. Its report is included in reliance upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. Such documents are available for inspection during regular business hours at our office by appointment, and upon written request, copies of documents not annexed to this Offering Circular will be provided to prospective investors. Each prospective investor is invited to ask questions of, and receive answers from, our representatives. Each prospective investor is invited to obtain such information concerning us and this offering, to the extent we possess the same or can acquire it without unreasonable effort or expense, as such prospective investor deems necessary to verify the accuracy of the information referred to into their Offering Circular. Arrangements to ask such questions or obtain such information should be made by contacting Robert A. Rositano, Jr. - at our executive offices. The telephone number is (855) 473-7473. We reserve the right, however, in our sole discretion, to condition access to information that management deems proprietary in nature, on the execution by each prospective investor of appropriate confidentiality agreements prior to having access to such information.

The offering of the common stock is made solely by this Offering Circular and the exhibits hereto. The prospective investors have a right to inquire about and request and receive any additional information they may deem appropriate or necessary to further evaluate this offering and to make an investment decision. Our representatives may prepare written responses to such inquiries or requests if the information requested is available. The use of any documents other than those prepared and expressly authorized by us in connection with this offering is not permitted and should not be relied upon by any prospective investor.

ONLY INFORMATION OR REPRESENTATIONS CONTAINED HEREIN MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR. THE INFORMATION PRESENTED IS AS OF THE DATE ON THE COVER HEREOF UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION PRESENTED SUBSEQUENT TO SUCH DATES(S).

Financial Statements - Table of Contents

FRIENDABLE, INC.

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021

Report of Independent Registered Public Accounting Firm

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Friendable, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net loss and cash used in operations of $2,905,180 and $2,303,244, respectively, in 2021 and has a working capital deficit, stockholders’ deficit and accumulated deficit of $4,753,482, $4,753,482 and $39,474,426 respectively, at December 31, 2021. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regard to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Derivative Liabilities

As described in Footnote 2 “Derivative liabilities”, Footnote 4, “Convertible Debentures”, Footnote 5 “Convertible Promissory Notes” and Footnote 12 “Fair Value Measurements” to the consolidated financial statements, the Company recorded derivative activity during 2021 that resulted primarily in a net aggregate derivative related gain of $1,136,063 and derivative liabilities of $123,300 at December 31, 2021.

We identified the evaluation of instruments and contracts to determine whether there are derivatives to be recorded, the analysis of the accounting treatment and presentation for derivative transactions and the valuation of derivatives as critical audit matters. Auditing management’s analysis of the above critical audit matters was complex and involved a high degree of subjectivity.

The primary procedures we performed to address these critical audit matters included (a) Reviewed and tested management’s conclusions as to whether certain instruments or contracts qualified for derivative treatment by comparing management’s analysis and conclusions to authoritative and interpretive literature, (b) Compared the accounting treatment and presentation to that described by the authoritative and interpretive literature, (c) Tested management’s process for valuing derivatives by comparing it to generally accepted methodologies for valuing derivatives, (d) Tested management’s valuation of the derivatives by testing assumptions and data used in the valuation model including the term, volatility and interest rate, and (e) Recomputed the derivative valuations.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2020.

Boca Raton, Florida

April 15, 2022

FRIENDABLE INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash	$253,523	$52,702
Accounts receivable	—	12,500
Prepaid expenses	—	83,399
Total Current Assets	253,523	148,601

Total Assets	$253,523	$148,601

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$2,929,215	$2,447,706
Accounts payable - related party	100,000	190,320
Short term loans	61,000	61,000
Convertible debentures and convertible promissory notes, net of discounts	131,948	143,957
Mandatorily redeemable Series C convertible Preferred stock, 1,000,000 designated, 465,375 and 173,100 issued and outstanding at December 31, 2021 and December 31, 2020, including a premium of $189,237 and $74,701 respectively (liquidation value $ 483,930 at December 31, 2021)	673,167	285,605
Derivative liabilities	123,300	1,320,000
Liability to be settled in common stock	988,375	988,375
Total Current Liabilities	5,007,005	5,436,963

Commitments and contingencies (Note 7)

SHAREHOLDERS’ DEFICIT:
Preferred stock, 50,000,000 authorized at par value $0.0001:
Series A convertible Preferred stock, 25,000 shares designated at par value of $0.0001 19,634 and 19,786 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	2	2
Series B convertible Preferred stock, 1,000,000 shares designated at par value of $0.0001 284,000 and 284,000 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively. (Liquidation value $284,000)	28	28
Series D convertible Preferred stock, 500,000 shares designated at par value of $0.0001 51,632 and no shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	5	—
Common stock, $0.0001 par value, 5,000,000,000 shares authorized, 478,340,607 and 51,665,821 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	47,835	5,167
Common stock issuable, $0.0001 par value, 6,324,451 and 103,547,079 shares at December 31, 2021 and December 31, 2020, respectively.	632	10,354
Additional paid-in capital	34,672,442	31,269,833
Common stock subscription receivable	—	(4,500)
Accumulated deficit	(39,474,426)	(36,569,246)
Total Stockholders’ Deficit	(4,753,482)	(5,288,362)

Total Liabilities and Stockholders’ Deficit	$253,523	$148,601

See accompanying notes to consolidated financial statements

FRIENDABLE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2021	2020
REVENUES
Technology services	$—	$397,333
Subscription and merchandising sales	6,629	4,572
	6,629	401,905

OPERATING EXPENSES:
Commissions	830	871
General and administrative	1,295,718	834,090
Software development, hosting and support - related party	812,500	532,537
Other software and support fees	80,470	128,068
Artists’ performance fees	—	431,639
Revenue shares	3,044	660
Investor relations	123,591	140,119
Advertising, promotion and marketing	522,363	108,776
Total operating expenses	2,838,516	2,176,760

LOSS FROM OPERATIONS	(2,831,887)	(1,774,855)

OTHER INCOME (EXPENSE):
Accretion and interest expense	(991,596)	(450,275)
Gain on foreign exchange	—	2,580
Loss on extinguishment of convertible notes, net	(217,760)	(87,491)
Loss on initial derivative expense	(1,796,835)	(1,106,500)
Gain (loss) on settlement of derivatives	—	(640,822)
Gain (loss) on change in fair value of derivative	2,932,898	(68,000)
	(73,293)	(2,350,508)

NET LOSS	$(2,905,180)	$(4,125,363)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$(0.01)	$(0.05)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic and Diluted	267,310,218	83,486,003

See accompanying notes to consolidated financial statements

FRIENDABLE INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the Year ended December 31, 2021

	Series A Preferred Stock		Series B Preferred		Series D Preferred		Common Stock				Additional	Common Stock		Total
	Shares		Shares		Shares		Shares		Shares		Paid In	Subscription	Accumulated	Stockholders’
	Issued	Amount	Issued	Amount	Issued	Amount	Issued	Amount	Issuable	Amount	Capital	Receivable	Deficit	Deficit
Balance, December 31, 2020	19,786	$2	284,000	$28	-	-	51,665,821	$5,167	103,547,079	$10,354	$31,269,833	$(4,500)	$(36,569,246)	$(5,288,362)

Conversion of convertible notes	-	-	-	-	-	-	73,885,399	7,388	-	-	711,566	-	-	718,954

Common shares issued in payment of loan comitment fee	-	-	-	-	-	-	3,500,000	350	-	-	11,574	-	-	11,924

Issuance of common stock previously issuable	-	-	-	-	-	-	97,222,628	9,722	(97,222,628)	(9,722)	-	-	-	-

Common shares issued on conversion of Series A preferred	(152)	-	-	-	-	-	15,004,178	1,500	-	-	(1,500)	-	-	-

Common stock issued on conversion of Series C preferred	-	-	-	-	-	-	56,045,180	5,607	-	-	435,900	-	-	441,507

Sale of Series D preferred	-	-	-	-	186,000	18	-	-	-	-	1,859,982	-	-	1,860,000

Common stock issued on conversion of Series D preferred	-	-	-	-	(134,368)	(13)	171,707,042	17,170	-	-	(17,157)	-	-	-

Common stock warrants issued, related to loans	-	-	-	-	-	-	-	-	-	-	301,411	-	-	301,411

Amortization of value of employee Stock options	-	-	-	-	-	-	-	-	-	-	87,042	-	-	87,042

Settlement of share subscription receivable	-	-	-	-	-	-	-	-	-	-	-	4,500	-	4,500

Common stock issued for services	-	-	-	-	-	-	2,000,000	200	-	-	17,200	-	-	17,400

Common stock issued to debenture holder to be offset against holder’s convertible debt	-	-	-	-	-	-	7,290,359	729	-	-	90,400	-	-	91,129

Common stock issued for cash in prior period	-	-	-	-	-	-	20,000	2	-	-	-	-	-	2

Regulation A expense	-	-	-	-	-	-	-	-	-	-	(31,309)	-	-	(31,309)

Finder’s fees paid on sales of Series D preferred	-	-	-	-	-	-	-	-	-	-	(62,500)	-	-	(62,500)

Net Loss	-	-	-	-	-	-	-	-	-	-	-	-	(2,905,180)	(2,905,180)
Balance, December 31, 2021	19,634	$2	284,000	$28	51,632	$5	478,340,607	$47,835	6,324,451	$632	$34,672,442	$-	$(39,474,426)	$(4,753,482)

FRIENDABLE INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the Year ended December 31, 2020

	Series A Preferred Stock				Series B Preferred		Common Stock				Additional	Common Stock		Total
	Shares		Shares		Shares		Shares		Shares		Paid In	Subscription	Accumulated	Stockholders’
	Issued	Amount	Issuable	Amount	Issued	Amount	Issued	Amount	Issuable	Amount	Capital	Receivable	Deficit	Deficit
Balance, December 31, 2019	19,789	$2	-	$-	284,000	$28	4,398,114	$438	8,518,335	$852	$16,476,758	$(4,500)	$(32,443,883)	$(15,970,305)

Common shares cancelled	-	-	-	-	-	-	(2,000)	-	-	-	(500)	-	-	(500)

Conversion of convertible notes	-	-	-	-	-	-	7,005,855	701	-	-	214,314	-	-	215,015

Common stock issuable under debt restructuring agreement	-	-	-	-	-	-	-	-	36,193,098	3,620	8,415,518	-	-	8,419,138

Common shares issued for services	-	-	-	-	-	-	5,736,333	574	506,667	51	551,425	-	-	552,050

Issuance of common stock previously issuable	-	-	-	-	-	-	7,196,264	721	(7,196,264)	(721)	-	-	-	-

Conversion of Series A preferred into common stock	(3)	-	-	-	-	-	54,076	5	-	-	(5)	-	-	-

Series A preferred shares issuable to talent agencies in exchange for services	-	-	118	-	-	-	-	-	-	-	135,617	-	-	135,617

Return of Series A preferred shares to treasury	(118)	-	-	-	-	-	-	-	-	-	-	-	-	-

Reclassification of Series A preferred previously issuable	118	-	(118)	-	-	-	-	-	-	-	-	-	-	-

Common stock issuable for stock issued for cash received	-	-	-	-	-	-	-	-	2,250,000	225	59,775	-	-	60,000

Common stock issuable under debt restructuring agreement	-	-	-	-	-	-	-	-	63,275,243	6,327	5,049,356	-	-	5,055,683

Common shares issued towards settlement of lawsuit	-	-	-	-	-	-	750,000	75	-	-	16,550	-	-	16,625

Common stock issued on conversion of Series C preferred	-	-	-	-	-	-	26,527,179	2,653	-	-	351,025	-	-	353,678

Net Loss	-	-	-	-	-	-	-	-	-	-	-	-	(4,125,363)	(4,125,363)
Balance, December 31, 2020	19,786	$2	-	$-	284,000	$28	51,665,821	$5,167	103,547,079	$10,354	$31,269,833	$(4,500)	$(36,569,246)	$(5,288,362)

See accompanying notes to consolidated financial statements

FRIENDABLE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(2,905,180)	$(4,125,363)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of prepaid stock fees		52,218
Common stock issued for services	17,400	552,050
Loss on settlement of derivative	—	640,822
Non-cash loan fees expensed	29,000	—
Debt conversion fees charged to expense	8,600	—
Stock option expense	87,042	—
Amortization of debt discount	506,441	115,766
Initial derivative expense	1,796,835	1,106,500
(Gain) Loss on change in fair value of derivative	(2,932,898)	68,000
Loss on debt conversion	217,760	87,491
Premium, dividends and accretion on Series C preferred stock	333,509	267,734
Change in operating assets and liabilities:
Accounts receivable	12,500	(12,365)
Prepaid expenses	83,399	30,000
Accounts payable - related party	(90,320)	220,403
Accounts payable and accrued expenses	532,668	504,664
NET CASH USED IN OPERATING ACTIVITIES	(2,303,244)	(492,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of convertible Series C preferred stock	594,650	180,000
Redemptions of Series C preferred stock	(95,150)	—
Payment of series C preferred stock dividends	(3,625)	—
Procceds from sale of convertible Series D preferred stock from Regulation A offering	1,860,000	—
Offering costs of convertible Series D preferred stock	(31,310)	—
Finder’s fees on sales of Series D preferred stock	(62,500)
Proceeds from issuance of convertible notes	358,500	232,500
Prepayment of convertible notes	(116,500)	—
Proceeds from short-term loans	—	61,000
Proceeds from sale of common stock	—	60,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,504,065	533,500

NET INCREASE IN CASH AND CASH EQUIVALENTS	200,821	41,420

CASH AND CASH EQUIVALENTS - beginning of year	52,702	11,282

CASH AND CASH EQUIVALENTS - end of year	$253,523	$52,702

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$—	$—

Non-cash investing and financing activities:
Settlement of stock subscription receivable	$4,500	$—
Conversion of convertible notes to common stock	$401,949	$97,739
Conversion of accrued interest to common stock	$46,970	$30,851
Conversion of accrued interest into a note payable	$—	$25,000
Conversion of Series C redeemable preferred shares to common stock	$441,507	$353,678
Conversion of Series D preferred stock to common stock	$1,343,680	$—
Series A shares granted for fee and recorded as prepaid asset	$—	$135,617
Premiums on Series C redeemable preferred shares	$—
Reduction of liability to be settled with common stock	$—	$16,625
Recording of debt discount from derivatives on convertible debt	$446,700	$201,500
Reduction of derivative liability based on reset common shares issuable	$—	$13,273,322

Cash consists of :
Cash	$253,523	$52,702

See accompanying notes to consolidated financial statements

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

1. NATURE OF BUSINESS AND GOING CONCERN

Nature of Business

Friendable, Inc., a Nevada corporation (the “Company”), was incorporated in the State of Nevada.

Friendable, Inc. is a mobile-focused technology and marketing company, connecting and engaging users through two distinctly branded applications. The Company initially released its flagship product Friendable, as a social application where users can create one-on-one or group-style meetups. In 2019 the Company moved the Friendable app closer to a traditional dating application with its focus on building revenue, as well as reintroducing the brand as a non-threatening, all-inclusive place where “Everything starts with Friendship”…meet, chat & date. During 2021 management decided that the Friendable app should no longer be supported and that the Company’s resources would be better focused on the development of its second app, the FanPass app (see below).

On June 28, 2017, the Company formed a wholly owned Nevada subsidiary called Fan Pass, Inc.

Fan Pass is the Company’s most recent and second app/brand, released on July 24, 2020. Fan Pass believes in connecting Fans of their favorite celebrity or artist, to an exclusive VIP or Backstage experience, right from their smartphone or other connected devices. Fan Pass allows an artist’s fanbase to experience something they would otherwise never have the opportunity to afford or geographically attend. The Company aims to establish both Friendable and Fan Pass as premier brands and mobile platforms that are dedicated to connecting and engaging users from anywhere around the World.

Presently, until our apps gain greater adoption from paying subscribers through increased awareness, coupled with additional compelling and exclusive digital content to produce higher revenue levels, though December 31, 2020 the Company had largely supported its operations through the sale of its software services, and specifically its app development services, under a contractual relationship since inception with a third party. This services contract ended in 2020 and has not yet been replaced with any other similar software services with another customer. Presently, the Company’s only revenue is from its own Fan Pass and Friendable apps, which have various revenue streams tested for long term and/or recurring monthly viability. The Company has developed an enhanced version of its Fan Pass application (v2.0) with improved features and attributes which it released on July 24, 2021. This upgrade includes all new UI/UX attributes, upgraded feature sets for artists and fans, an accelerated artist on boarding process and enhanced dashboard features. On August 5, 2021 the Company announced the approval of the Fan Pass v2.0 livestream artist platform by both the Apple App and Google Play Stores. The mobile applications can be downloaded by users worldwide, and Fan Pass v2.0 is also accessible via desktop and web applications.

On January 5, 2022 the Company acquired the intellectual property assets, customer lists, websites and supporting computer programs associated with the music services business of Artist Republik, Inc. in consideration for the issuance of 176,986,025 of the Company’s common shares. Starting its business in 2020, Artist Republik is an innovative, decentralized music business that allows independent music artists from around the world to take more control of their own careers through networking, centralized resources, and AI-based management tools. The acquisition is aimed to solidify the Company’s now all-encompassing suite of products and music services, positioning the Company as an all-inclusive music offering to both music fans and music artists.

With a suite of artist-centric services that extend livestreaming capabilities and virtual performance options, this powerful combination of support and services offered by Fan Pass and Artist Republik will now include music distribution for all artists, while fans can enjoy access to a variety of artist channels across different genres, exclusive live events, behind-the-scenes content, artist merchandising and more. The offering also provides artists more autonomy and freedom over their own music, ticketing streams, blog/social promotion, custom merchandise development, beats/samples sales and more, all without being signed to a record label or giving up their creative rights.

Effective July 1, 2021 the Company increased its authorized common shares from 1 billion (1,000,000,000) to 2 billion (2,000,000,000) of $0.0001 par value each. On March 18, 2022 the Company further increased its authorized common shares from 2 billion (2,000,000,000) to 3 billion (3,000,000,000) of $0.0001 par value each. On April 7, 2022 the Company again increased its authorized common shares, this time from 3 billion (3,000,000,000) to 5 billion (5,000,000,000) of $0.0001 par value each. The latter increase has been reflected retroactively in the accompanying consolidated balance sheet.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which implies that the Company would continue to realize its assets and discharge its liabilities in the normal course of business. As of December 31, 2021, the Company has a working capital deficiency of $4,753,482, an accumulated deficit of $39,474,426 and has a stockholder’s deficit of $4,753,482 and its operations continue to be funded primarily from sales of its stock. During the year ended December 31, 2021 the Company had a net loss of $2,905,180 and net cash used in operations of $2,303,244. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance of this report. The ability of the Company to continue as a going concern is dependent on the Company’s ability to obtain the necessary financing through the continued issuance of equity instruments. The consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Management plans to continue to raise financing through equity sales and to continue to expand its revenue from its FanPass app and from its new Artist Republik music services business which was acquired on January 5, 2022, together with seeking the acquisition of additional compatible businesses that will be beneficial to the Company. No assurance can be given that any such additional financing will be available, or that it can be obtained on terms acceptable to the Company and its stockholders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include all the accounts of the Company and all of its wholly owned subsidiaries as of December 31, 2021 and 2020. All material intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements. The Company’s fiscal year end is December 31.

Use of Estimates

The preparation of these statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to fair value valuation of assets acquired and liabilities assumed in business combinations, fair value of consideration issued in business combinations, valuation of convertible debenture conversion options, derivative instruments, deferred income tax asset valuations, financial instrument valuations, share-based payments, other equity-based payments, and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

In accordance with ASC 606, revenue is recognized when the following criteria have been met; valid contracts are identified with specific customers, performance obligations have been identified, price is determinable, price is allocated to performance obligations, and the Company has satisfied the performance obligations. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities. During the year ended December 31, 2021 the Company derived its revenue from subscription fees and merchandising sales from its Friendable and Fan Pass apps, which revenues were recognized when received, which is when the performance obligations were met. During the year ended December 31, 2020 the Company derived revenue primarily from the development of apps for a third party, presented as “technology services”, which was recognized as such services were completed, and secondarily from subscription fees from Friendable and Fan Pass apps which were recognized when received.

Subsequent to the launch of the Fan Pass app in July, 2020 and pursuant to various agreements between Fan Pass, Inc. and music artists, managers, talent agencies, partners and/or record labels and certain round one investors and convertible noteholders (collectively, “Revenue Share Participants”) such individuals and/or entities are eligible to receive a share of net proceeds derived by the Company from subscription receipts from the Fan Pass app and from merchandise sales. The Company has established an “Artist Pool” equal to 40% of net Fan Pass “Fan Subscriptions” received, in which the “pool” is paid out to individual artists based on fan activity or “Content Views” within an artist’s channel on the Fan Pass app. Additionally, a standard 50% of net merchandise sales (created by Fan Pass for each artist) received or sold by each artist is shared with each artist. In some instances, the Company may adjust the sharing percentage for special situation artists or “Mega Stars” who may command a different merchandise split. Certain investors, along with Series B Preferred stockholders, are entitled to proportionately participate in an “Investor Pool” equal to approximately 4% of net subscription and net merchandising sales receipts. In addition, as compensation for bringing music artists to perform for the initial Fan Pass app launch, Eclectic Artists is eligible receive 5% of Fan Pass net revenue, and the holder of a convertible note is entitled to receive a prorated share of 20% of Fan Pass net revenue up to $70,000 and, thereafter, a prorated share of 5% of Fan Pass net revenue for 5 years. Net revenue is defined as gross receipts, minus source commissions and other cost of goods sold as defined in the agreements, including deduction for the cost of merchandise, hosting, streaming and other platform and processing fees. During the years ended December 31, 2021 and December 31, 2020 the Company incurred a revenue sharing expense of $3,044 and $ 660, respectively, and had a revenue share liability of $2,397 at December 31, 2021, which is included in accounts payable and accrued expenses.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Advertising, Promotion and Marketing Costs

The Company’s policy regarding advertising, promotion and marketing costs is to expense such costs when incurred. During the year ended December 31, 2021, the Company incurred $522,363 (2020: $108,776) in advertising, promotion and marketing costs, primarily for social media promotion programs and amortization of deferred expense. .

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows.

If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Derivative liabilities

The Company has a financial instrument associated with a debt restructuring agreement and conversion options embedded in convertible debt. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment or exercise date and then the related fair value amount is reclassified to other income or expense partly as part of gain or loss on debt extinguishment and partly included in the gain or loss on change in fair value of derivatives.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The guidance was adopted as of January 1, 2019 and the adoption did not have any impact on its consolidated financial statement and there was no cumulative effect adjustment.

Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation. ASC 718 requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option pricing model as its method in determining fair value. This model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These subjective variables include but are not limited to the Company’s expected stock price volatility over the terms of the awards, and actual and projected employee stock option exercise behaviors. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Accounts Receivable and Allowance for Doubtful Accounts

The Company monitors its outstanding receivables for timely payments and potential collection issues. At December 31, 2021 and December 31, 2020, the Company did not have any allowance for doubtful accounts.

Financial Instruments

Financial assets and financial liabilities are recognized in the balance sheet when the Company has become party to the contractual provisions of the instruments.

The Company’s financial instruments consist of accounts receivable, accounts payable, convertible debentures, stock settled debt, derivatives, mandatorily redeemable Series C Preferred stock and promissory notes. The fair values of these financial instruments approximate their carrying value, due to their short-term nature, and current market rates for similar financial instruments. Fair value of a financial instrument is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company’s financial instruments recorded at fair value in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value.

Concentrations

In the year ended December 31, 2020 the Company derived approximately 98.9% of its revenue from one client by providing certain project based software development services. At December 31, 2020 the Company had an accounts receivable of $12,500, all due from that one main client. That project was completed by the end of 2020. Since January 1, 2021 the Company’s sole source of revenue has been receipts from a minimal number of subscribers to the Friendable and Fan Pass apps, from Fan Pass related merchandising sales and since January 5, 2022 from the newly acquired Artist Republik music services business.

There are inherent risks whenever a large percentage of total revenues are concentrated with one primary client. It is not possible for us to predict the future level of demand for technology and software products and services from other similar clients. Until revenues generated from the Fan Pass app and from the Artist Republik music services business increase significantly the loss of the above mentioned primary client, or the failure to retain similar clients, will negatively affect our revenues and results of operations and/or trading price of our common stock.

Basic and Diluted Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

As of December 31, 2021, there were approximately 4,978,285,856 potentially dilutive common shares, as follows.

Potential dilutive shares

100,464,436	Warrants and Stock Options outstanding
90,152,420	Common shares issuable upon conversion of convertible debt
4,361,985,540	Common shares issuable upon conversion of Preferred Series A shares
1,136,000	Common shares issuable upon conversion of Preferred Series B shares
252,440,793	Common shares issuable upon conversion of Preferred Series C shares
172,106,667	Common shares issuable upon conversion of Preferred Series D shares
4,978,285,856

As of December 31, 2020, there were approximately 1,466,768,887 potentially dilutive shares, as follows:

Potential dilutive shares

60,908	Warrants outstanding
47,107,032	Common shares issuable upon conversion of convertible debt
1,396,916,100	Common shares issuable upon conversion of Preferred Series A shares
1,136,000	Common shares issuable upon conversion of Preferred Series B shares
22,468,847	Common shares issuable upon conversion of Preferred Series C shares
1,466,768,887

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, Income Taxes. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Reclassifications

Certain amounts in the 2020 statement of operations were reclassified within operating expenses between software development, hosting and support and other software and support fees to conform to the 2021 presentation.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. The ASU also simplifies the diluted net income per share calculation in certain areas. The new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted for fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of the adoption of the standard on the consolidated financial statements.

3. RELATED PARTY TRANSACTIONS AND BALANCES

During year ended December 31, 2021, the Company incurred $614,373 (December 31, 2020: $418,333) in salaries and payroll taxes to officers, directors, and other related family employees with such costs being recorded as general and administrative expenses.

During the year ended December 31, 2021, the Company incurred $812,500 and $60,000 (December 31, 2020: $532,537 and $60,000) in software development, app hosting and support and office rent to a company with two officers and directors in common with such costs being recorded as software development, hosting and support and general and administrative expenses.

As of December 31, 2020, the Company had a stock subscription receivable totaling $4,500 from an officer and director and from a company with an officer and director in common. This receivable was settled during the 3 months ended March 31, 2021 against the amount payable in accrued salaries to current directors and officers of the Company (see below).

As of December 31, 2021 accounts payable, related party includes $100,000 (December 31, 2020: $190,320) due to a company with two officers and directors in common, and $1,213,908 (December 31, 2020: $918,408) payable in salaries to current directors and officers of the Company, which is included in accounts payable and accrued expenses. The amounts are unsecured, non-interest bearing and are due on demand.

4. CONVERTIBLE DEBENTURES

On March 26, 2019 the Company entered into a Debt Restructuring Agreement (the “Agreement”) with Robert A. Rositano Jr. (“Robert Rositano”), Dean Rositano (“Dean Rositano”), Frank Garcia (“Garcia”), Checkmate Mobile, Inc. (“Checkmate”), Alpha 019 Capital Anstalt (“Alpha”), Coventry Enterprises, LLC (“Coventry”), Palladium Capital Advisors, LLC (“Palladium”), EMA Financial, LLC (“EMA”), Michael Finkelstein (“Finkelstein”), and Barbara R. Mittman (“Mittman”), each being a debt holder of the Company. Subsequent to March 26, 2019 Alpha sold all of its convertible debentures to Ellis International LP (“Ellis”).

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

The debt holders agreed to convert their debt of approximately $6.3 million and accrued interest of approximately $1.8 million into an initial 5,902,589 shares of common stock as set forth in the Agreement upon the Company meeting certain milestones including but not limited to: the Company effecting a reverse stock split and maintaining a stock price of $1.00 per share; being current with its periodic report filings pursuant to the Securities Exchange Act; certain vendors and Company employees forgiving an aggregate of $1,000,000 in amounts owed to them; the Company raising not less than $400,000 in common stock at a post-split price of not less than $.20 per share; and certain other things as further set forth in the Agreement. The debt holders will be subject to certain lock up and leak out provisions as contained in the Agreement. As part of the Agreement the parties signed a Rights to Shares Agreement. Whereas the Agreement called for all the shares to be delivered at closing, the holders are generally restricted to beneficial ownership of up to 4.99% of the company’s common shares outstanding. The Rights to Shares Agreement allows for the Company to issue shares to each holder up the 4.99% limitation while preserving the holders’ rights to the total shares in schedule A of the Agreement. Accordingly, the 5,902,589 common shares were recorded as issuable in equity. On December 26, 2019, all parties signed an amendment to the Agreement which set forth, among other things, the following:

Company Principals have given Holders notice that it has satisfied all conditions of closing.

The Agreement is considered Closed as of November 5, 2019 (“Settlement Date”) and any conditions of closing not satisfied are waived.

Reset Dates. The “Reset Dates” as set forth in Section 1(h) of the Agreement shall be as follows: March 4, 2020 and July 2, 2020. As of the reset dates the holders can convert all or part of the settled note amounts at the lower of (i) 75% of the closing bid price for the Common Stock on such respective Reset Date, or (ii) the VWAP for the Company’s Common Stock for the 7 trading days immediately preceding and including such respective Reset Dates. This reset provision provides for the issuance of additional shares above the initial 5,902,589 shares for no additional consideration as measured at each of the two reset dates.

On March 4, 2020 the Company became obligated to issue an additional 36,193,098 shares of common stock and on July 2, 2020 it became obligated to issue an additional 63,275,242 shares, for a total amount of shares due of 105,370,930.

The Company determined that the reset provision represents a standalone derivative liability. Accordingly, this debt restructure transaction was accounted for in 2019 as an extinguishment of debt for consideration equal to the $2,384,646 value of the 5,902,589 common shares issuable, based on the $0.404 quoted trading price of the Company’s common stock price on the settlement date, and the initial fair value of the derivative liability of $12,653,000, resulting in a loss on debt extinguishment of $6,954,920.

Through the final reset date discussed below the Company adjusted its derivative liability to fair value at each reporting and settlement date, with changes in fair value reported in the statement of operations. The Company estimated the fair value of the obligations to issue common stock pursuant to the Debt Restructuring Agreement, as amended, using Monte Carlo simulations and the following assumptions:

	November 5, 2019	December 31, 2019	June 30, 2020
Volatility	617%	738.1%	293.6%
Risk Free Rate	1.59%	1.6%	.13%
Expected Term	0.66	0.5	0.01

On the second (and final) reset date of July 2, 2020 the Company determined that the total common shares issuable to fully settle this debt amounted to 105,370,930 and a derivative liability no longer exists. The Company recognized a final loss on settlement of $640,821 which represents the difference between the fair value of the 105,370,936 common shares due and the fair value of the derivatives settled.

On September 21, 2020, Ellis International LP (as successor to Alpha Capital Anstalt) submitted a request to drawdown and, on September 29, 2020, was issued 687,355 common shares against its entitlement above and reclassified from issuable shares in the accompanying balance sheet and statement of changes in stockholder equity.

On November 9, 2020 and on December 9, 2020 Coventry Enterprises requested and was issued 915,000 and 1,262,000 common shares respectively, and on November 23, 2020 Barbara Mittman requested and was issued 1,134,353 (net) common shares against their respective entitlement under the debt settlement agreement, which was reclassified from issuable shares.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

During the three months ended March 31, 2021 Ellis International LP requested and was issued a total of 28,211,310 common shares, Coventry Enterprises requested and was issued a total of 9,375,000 common shares, and Barbara Mittman requested and was issued a 3,180,000 common shares, all against their respective entitlements under the debt settlement agreement, which were reclassified from issuable shares.

During the three months ended June 30, 2021 Ellis International LP requested and was issued a total of 21,000,000 common shares, Coventry Enterprises requested and was issued a total of 15,500,000 common shares, and Barbara Mittman requested and was issued 6,022,600 common shares, all against their respective entitlements under the debt settlement agreement, which were reclassified from issuable shares.

During the three months ended September 30, 2021 Ellis International LP requested and was issued a total of 16,000,000 common shares. However, Ellis was only entitled to drawdown a total of 8,709,641 common shares to reach its maximum common shares allocation from its convertible debenture. The excess balance of 7,290,359 common shares, which carried a fair value of $91,129 based on the Company’s trading stock price of $0.0125 per share at the drawdown date, has been applied against the outstanding principal of $100,000 on the Ellis convertible note.

During the three months ended December 31, 2021 Coventry Enterprises requested and was issued 5,224,075 common shares against its remaining entitlement under the debt settlement agreement, which was reclassified from issuable shares.

Derivative Liabilities

The Company accounts for its obligation to issue common stock (“Reset Provision”) as derivative instruments in accordance with ASC Topic 815, “Derivatives and Hedging” which are reflected as liabilities at fair value on the consolidated balance sheet, with changes in fair value reported in the consolidated statement of operations. Fair value is defined as the price to sell an asset or transfer a liability in an orderly transaction between willing and able market participants. The number of shares of common stock the Company could be obligated to issue, is based on future trading prices of the Company’s common stock. To reflect this uncertainty in estimating the fair value of the potential obligation to issue common stock, the Company uses a Monte Carlo model that considers the reporting date trading price, historical volatility of the Company’s common stock, and risk-free rate in estimating the fair value of the potential obligation to issue common stock. The results of the Monte Carlo simulation model are most sensitive to inputs for expected volatility. Depending on the availability of observable inputs and prices, different valuation models could produce materially different fair value estimates. The estimated fair values may not represent future fair values and may not be realizable. We categorize our fair value estimates in accordance with ASC 820 based on the hierarchical framework associated with the three levels of price transparency utilized in measuring financial instruments at fair value as discussed above.

The following is a summary of activity related to the reset provision derivative liability through the final reset date of July 2, 2020:

Balance, Derivative Liability at December 31, 2019	$12,778,000
Record obligation to issue additional shares	(13,474,821)
Loss on settlement of derivative	640,821
Loss on change in fair value of derivative	56,000
Balance, Reset provision derivative liability at December 31, 2020 and December 31, 2021	$-

5. CONVERTIBLE PROMISSORY NOTES

The following is a summary of Convertible Promissory Notes at December 31, 2021:

	Issuance	Principal	Accrued	Principal and
	Date	Outstanding	Interest	Accrued interest
J.P.Carey Inc.	May 20, 2020	$60,000	$23,396	$83,396
J.P.Carey Inc.	June 11, 2020	10,000	-	10,000
J.P.Carey Inc.	March 3, 2021	150,000	12,452	162,452
Ellis International LP	October 13, 2020	100,000	12,190	112,190
Anvil Financial Management LLC	January 1, 2021	9,200	736	9,936
Total		329,200	$48,774	$377,974
Less: J.P.Carey Inc excess debt conversions to be allocated against other outstanding notes		(80,129)
Less: Ellis International LP excess common stock drawdown to be offset against Ellis convertible note		(91,130)
Less: Unamortized discounts		(25,993)
Net carrying value: December 31, 2021		$131,948

The Company defaulted on two of the J.P. Carey Inc. convertible notes by being late with the December 31, 2019 Form 10-K filing on the extended date. One dated May 20, 2020 in the amount of $60,000 and another one dated June 11, 2020 of $10,000, causing the interest rate to increase to 24%.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

The following is a summary of Convertible Promissory Notes at December 31, 2020:

	Issuance:	Principal	Accrued	Principal and
	Date	Outstanding	Interest	Accrued Interest
J.P. Carey Inc.	March 30, 2017	-	$20,029	$20,029
J.P. Carey Inc	May 20, 2020	$60,000	8,996	68,996
J.P. Carey Inc	June 11, 2020	10,000	-	10,000
Green Coast Capital International	April 6, 2020	10,755	848	11,603
Ellis International LP	October 13, 2020	100,000	2,190	102,190
Trillium Partners LP	December 3, 2020	21,436	258	21,694
Trillium Partners LP	December 8, 2020	27,500	145	27,645
Total		$229,691	$32,466	$262,157
Less: Unamortized discounts		(85,734)
Net carrying value December 31, 2020		$143,957

The derivative fair value of the above at December 31, 2021 and at December 31, 2020 is $123,300 and $1,320,000, respectively.

Further information concerning the above Notes is as follows:

JP Carey Convertible Note dated March 30, 2017 and assignments.

On April 7, 2017, the Company entered into a Settlement Agreement with Joseph Canouse (the “Agreement”). The Company and Mr. Canouse had been in a dispute regarding what amount, if any, was owed pursuant to a consulting agreement between the parties signed in April 2014. In December 2016, Mr. Canouse obtained a judgment in state court in Georgia and the right to garnish the Company’s bank accounts. Pursuant to the Settlement Agreement, the Company agreed to issue an 8% Convertible Note in the principal amount of $82,931 (the “Note”). The Note was issued to J.P. Carey LLC an entity controlled by Mr. Canouse. Although the Note is dated March 30, 2017, it was issued on April 7, 2017. The note maturity date was December 31, 2017. In return for the issuance of the Note, Mr. Canouse filed a Consent Motion to Withdraw Judgment, dismiss all garnishments, and cease all collection activities.

The Note is convertible into common stock, subject to Rule 144, at any time after the issue date at the lower of (i) the closing sale price of the common stock on the trading day immediately preceding the closing date, which was $20.00 per share, and (ii) 50% of the lowest sale price for the common stock during the twenty-five (25) consecutive trading days immediately preceding the conversion date or the closing bid price, whichever is lower. Mr. Canouse does not have the right to convert the Note, to the extent that he would beneficially own in excess of 4.99% of our outstanding common stock. The note defines several events that constitute default including failure to pay principal and interest by the maturity date of December 31, 2017 and failure to comply with the exchange act. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 24% per annum and the Note becomes immediately due and payable. The Company defaulted by not paying the principal and interest on December 31, 2017 and has been recording interest at the 24% default rate. The Company also defaulted by being late with filing the Form 10-K on May 29, 2020.

During the year ended December 31, 2019, J.P. Carey converted $1,002 of principal into 120,000 shares of the Company’s common stock at a price of $0.0084 and J.P. Carey assigned $10,000 of the note to World Market Ventures, LLC and assigned $6,000 of the note to Anvil Financial Management Ltd LLC. The assignments carry the same conversion rights as the original note. World Market Ventures converted $6,000 of principal into 120,000 shares of the Company’s common stock at a price of $0.05. Anvil converted $6,000 of principal into 120,000 shares of the Company’s common stock at a price of $0.05.

At December 31, 2019, the J.P. Carey note balance including accrued interest of $51,980 was $121,910, including the portion assigned to World Market Ventures of $4,000.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

During the year ended December 31, 2020:

J.P. Carey converted $30,930 of principal and $18,020 of interest into 1,642,162 shares of the Company’s common stock at a price of $0.029.

World Market Ventures converted the remaining balance of $4,000 of principal into 72,595 shares of the Company’s common stock at a price of $0.0551.

On April 6, 2020 JP Carey assigned $35,000 of the note to Green Coast Capital International. The assignment carries the same conversion rights as the original note. During the year ended December 31, 2020 Green Coast converted $24,245 of principal into 859,283 shares of common stock of the Company at an average price of $0.029 and the Company incurred $414 of interest on the assigned note. As of December 31, 2020 the assigned note had a principal balance of $10,755 and an accrued interest balance of $848 and $1,275, respectively, which has been accounted for as having a derivative liability due to the variable conversion price. On August 10, 2021 Green Coast exercised its right to convert the principal balance of $10,755 and accrued interest of $1,389 into 3,238,544 common shares in full settlement.

On December 3, 2020 JP Carey assigned $25,000 of the accrued interest balance to Trillium Partners LP. The assignment carried the same conversion rights as the original note. On December 23, 2020 Trillium converted $3,564 of principal, $214 of interest and $1,025 conversion fee into 1,372,200 common stock at an average price of $0.0035. As of December 31, 2020 the assigned note had a principal balance of $21,436 and an accrued interest balance of $258. On January 18, 2021 Trillium converted $8,317 of principal, $310 of interest and $1,025 conversion fee into 2,413,023 common stock at an average price of $0.004 and on January 27, 2021 Trillium converted the remaining balance of $13,119 of principal, $95 of interest and $1,025 conversion fee into 2,819,582 common stock at an average price of $0.00505. As of March 31, 2021 therefore, this assigned note has been fully converted to common shares by Trillium.

As of December 31, 2020 the remaining accrued interest on the original JP Carey note was $20,029.

During the three months ended March 31, 2021 JPCarey claimed a total of six additional conversions to common stock totaling $120,580, represented by $116,080 in accrued interest and $4,500 in conversion fees, and received a total of 22,515,059 common shares at an average price of $0.0545 to fully convert the remaining balance on the note. Adjusting for additional interest expense, the Company believes that a cumulative amount of $80,129 has been received by JPCarey in excess of the remaining balance due. The Company is presently in negotiation with JPCarey to apply this excess to additionally retire the two outstanding JP Carey notes of $60,000 and $10,000, together with all or a substantial portion of accrued interest thereon.

Green Coast Capital International Securities Purchase Agreement and Convertible Note dated April 8, 2020

On April 8, 2020, the Company entered into a Securities Purchase Agreement (the “SPA”) with Green Coast whereby the Company agreed to sell to the holder convertible notes in amounts up to $150,000. The note holder shall be entitled to a pro rata share of 20% of the net revenues (excluding Brightcove) derived from subscriptions and other sales of Fan Pass, Inc., a wholly owned subsidiary of the Company. The pro rata 20% pays out two times the initial investment and continues at 5% for a period of five years.

On April 8, 2020, pursuant to the Securities Purchase Agreement, the Company issued a 0% note to Green Coast with a maturity date of October 8, 2020 and received $35,000 in cash. The Note is convertible into common stock, subject to Rule 144, at any time after the issue date at $0.02 per share. On the date of issuance, the Company recorded a derivative liability of $228,000, resulting in derivative expense of $193,000 and a discount against the note of $35,000 amortized into interest expense through the maturity date of October 8, 2020.

Green Coast exercised its conversion right on November 17, 2020 and received 175,000 common shares in full settlement of the outstanding principal.

JP Carey Securities Purchase Agreement and Convertible Note dated May 20, 2020

On May 20, 2020, the Company entered into a Securities Purchase Agreement (the “SPA”) whereby the Company agreed to sell to the holder convertible notes in amounts up to $60,000. The note holder shall be entitled to a pro rata share of 20% of the net revenues (excluding Brightcove) derived from subscriptions and other sales of Fan Pass, Inc., a wholly owned subsidiary of the Company. The 20% pays out two times the initial investment and continues at 5% for a period of five years.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

On May 20, 2020 the Company issued a 0% interest rate note to JP Carey under this SPA with a maturity date of January 1, 2021 and received $60,000 in cash in three closings; $30,000 on April 9, 2020, $15,000 on May 13, 2020, and $15,000 on May 20, 2020. The Note is convertible into common stock, subject to Rule 144, at any time after the issue date at $0.02 per share. The holder does not have the right to convert the note, to the extent that the holder would beneficially own in excess of 4.9% of our outstanding common stock. The note defines several events that constitute default including failure to pay principal and interest by the maturity date and failure to comply with the exchange act. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 24% per annum and the note becomes immediately due and payable. Under certain default events the Company may incur a penalty of 20% to 50% of the note principal. Further, if the Company fails to comply with the exchange act the conversion price is the lowest price quoted on the trade exchange during the delinquency period.

Upon certain default events the conversion price may change. Therefore, the embedded conversion option is bifurcated and treated as a derivative liability. On the date of issuance, the Company recorded a derivative liability of $233,000, resulting in derivative expense of $173,000 and a discount against the note of $60,000 amortized into interest expense through the maturity date of May 20, 2021

The Company defaulted by being late with filing the Form 10-K on May 29, 2020. The Company accrued $23,396 of interest at the default rate of 24% for the period from May 29, 2020 to December 31, 2021.

JP Carey Convertible Note dated June 11, 2020.

On June 11, 2020, the issued a 0% note to JP Carey with a maturity date of January 15, 2021 and received $10,000 in cash. The Note is convertible into common stock, subject to Rule 144, at any time after the issue date at $0.01 per share. The holder does not have the right to convert the note, to the extent that the holder would beneficially own in excess of 9.9% of our outstanding common stock. The note defines several events that constitute default including failure to pay principal and interest by the maturity date and failure to comply with the exchange act. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 24% per annum and the note becomes immediately due and payable. Under certain default events the Company may incur a penalty of 20% to 50% of the note principal. Further, if the Company fails to comply with the exchange act the conversion price is the lowest price quoted on the trade exchange during the delinquency period.

Upon certain default events the conversion price may change. Therefore, the embedded conversion option is bifurcated and treated as a derivative liability. On the date of issuance, the Company recorded a derivative liability of $63,000, resulting in derivative expense of $53,000 and a discount against the note of $10,000 amortized into interest expense through the maturity date of June 11, 2021.

Ellis International LP Convertible Note dated October 13, 2020.

On October 13, 2020, the Company issued a 10% convertible note in the principal amount of $100,000 to Ellis International LP with a maturity date of October 13, 2022 and received cash of $95,000 (net of $5,000 deducted for the noteholder’s legal fees). The Note is convertible into common stock, subject to Rule 144, at any time after the issue date. The Conversion Price shall be 75% of the 3 day VWAP as reported by Bloomberg LP for the 3 trading days preceding conversion. The holder does not have the right to convert the note, to the extent that the holder would beneficially own in excess of 4.99% of our outstanding common stock. The note defines several events that constitute default including failure to pay principal and interest by the maturity date and failure to comply with the exchange act. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 18% per annum and the note becomes immediately due and payable.

At December 31, 2021 and at December 31, 2020 the outstanding balance on the note was $100,000 principal and $12,190 and $2,190 accrued interest, respectively.

During the three months ended December 31, 2021 Ellis International LP requested and was issued a total of 16,000,000 common shares against its Convertible Debenture settlement (see Note 4). However, Ellis was only entitled to drawdown a total of 8,709,641 common shares to reach its maximum common shares allocation from its settlement. The excess balance of 7,290,359 common shares, which carried a fair value of $91,130 at the drawdown date based on the Company’s trading price of $0.0125 on that date, has been applied as an offset against the outstanding principal of $100,000 on the Ellis convertible note pending resolution of this issue with Ellis.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Trillium Partners LP Convertible Note dated December 8, 2020

On December 8, 2020, the Company issued a 8% convertible note in the principal amount of $27,500 to Trillium Partners LP with a maturity date of December 8, 2021 and received cash of $25,000 (net of $2,500 deducted for the noteholder’s legal fees). The Note is convertible into common stock, subject to Rule 144, at any time after the issue date The Conversion Price shall be equal to the lower of: (i) the Fixed Price of $0.001 per share; and (ii) the Variable Conversion Price, being 50% of the lowest trading price for the common stock during the 30 trading day period prior to conversion. The holder does not have the right to convert the note, to the extent that the holder would beneficially own in excess of 4.99% of our outstanding common stock. The note defines several events that constitute default including failure to pay principal and interest by the maturity date and failure to comply with the exchange act. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 18% per annum and the note becomes immediately due and payable.

On February 4, 2021 and March 10, 2021 Trillium exercised its right of conversion on a total of $21,000 principal, $222 accrued interest and $2,050 conversion fees, and received a total of 3,784,052 of the Company’s common shares, at an average of $0.00615 per share, leaving an outstanding principal balance of $6,500 and accrued interest of $1,111 at June 30, 2021.

On September 15, 2021 the Company paid off in cash the remaining note liability of $6,500 principal and accrued interest, together with a prepayment penalty of $3,477.

Anvil Financial Management, LLC Convertible Note dated January 1, 2021

On January 1, 2021 Company issued a 8% convertible note in the principal amount of $9,200 to Anvil Financial Management, LLC with a maturity date of July 1, 2021 in payment of introducing financing to the Company. The Note was recorded as a discount to be amortized over the debt term. The Note is convertible into common stock, subject to Rule 144, at any time after the issue date. The Conversion Price shall be equal to the lower of: (i) the Fixed Price of $0.10 per share; and (ii) the Variable Conversion Price, being 60% of the average of the two lowest bid closing trading prices for the common stock during the 10 trading day period prior to conversion. The holder does not have the right to convert the note, to the extent that the holder would beneficially own in excess of 9.99% of our outstanding common stock.

As additional compensation, Anvil was issued a 5 year warrant to purchase 92,000 of the Company’s common stock at a price of $0.25 per share. In accordance with Black Scholes valuation requirements, this Purchase Warrant has a fair value of $2,015, but the relative fair value was recorded as a discount as discussed below.

At December 31, 2021 the outstanding balance on the note was $9,200 principal and $736 accrued interest.

Trillium Partners LP Convertible Note dated January 22, 2021

On January 22, 2021, the Company issued a 8% convertible note in the principal amount of $27,500 to Trillium Partners LP with a maturity date of January 22, 2022 and received cash of $25,000 (net of $2,500 expense deducted for the noteholder’s legal fees). The Note is convertible into common stock, subject to Rule 144, at any time after the issue date. The Conversion Price shall be equal to the lower of: (i) the Fixed Price of $0.001 per share; and (ii) the Variable Conversion Price, being 50% of the lowest trading price for the common stock during the 30 trading day period prior to conversion. The holder does not have the right to convert the note, to the extent that the holder would beneficially own in excess of 4.99% of our outstanding common stock. The note defines several events that constitute default including failure to pay principal and interest by the maturity date and failure to comply with the exchange act. In the event of default, the amount of principal and interest not paid when due bear default interest at the rate of 18% per annum and the note becomes immediately due and payable.

On August 16, 2021 Trillium exercised its right of conversion on the $27,500 principal and $1,218 accrued interest, and received a total of 7,557,245 of the Company’s common shares at an average of $0.0038 per share, in full settlement of the note.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Trillium Partners LP Secured Convertible Note dated March 3, 2021

On March 3, 2021, the Company issued a 10% convertible note in the principal amount of $150,000 to Trillium Partners LP with a maturity date of March 3, 2022 and received cash of $122,500 (net of Original Issue Discount of $15,000 and $12,500 expense deducted for the noteholder’s legal fees). The $15,000 was recorded as debt discount to be amortized over the debt term. The Note is convertible into common stock, subject to Rule 144, at any time after the issue date. The Conversion Price shall be equal to the Fixed Price of $0.005 per share. The holder does not have the right to convert the note, to the extent that the holder would beneficially own in excess of 4.99% of our outstanding common stock. The note defines several events that constitute default including failure to pay principal and interest by the maturity date and failure to comply with the exchange act. In the event of default, the Conversion Price becomes the lower of $0.005 per share or 50% of the lowest trading price during the trading day immediately preceding the Conversion Date. In addition, in the event of default where the amount of principal and interest is not paid when due shall bear default interest at the rate of 22% per annum until paid.

The note, together with accrued interest, may be prepaid prior to maturity at premiums of between 110% and 135%. The Original Issue Discount of $15,000, deducted from note proceeds, is being amortized to interest expense over the 12 month term of the note.

The principal amount and interest is defined under the note agreement as being “Senior ” with priority in right of payment over all other indebtedness of the Company outstanding as of March 3, 2021. In addition, the obligations under the note are secured by a first lien and security interest in all of the assets of the Company pursuant to the terms of a Security Agreement.

As further inducement for Trillium to agree to the terms of the note, on March 3, 2021 the Company issued a 5 year Common Stock Purchase Warrant to Trillium for 30,000,000 fully paid and nonassessable shares of the Company’s common stock at an exercise price of $0.005 per share. In accordance with Black Scholes valuation requirements, this Purchase Warrant has a fair value of $741,000, but the relative fair value was recorded as a debt discount, as discussed below.

On September 10, 2021 and September 23, 2021 Trillium exercised its right of conversion on the $150,000 principal and $7,562 accrued interest, and received a total of 31,551,205 of the Company’s common shares, at the rate of $0.005 per share in full settlement of the note.

JP Carey

On March 3, 2021, the Company issued a 10% convertible note in the principal amount of $150,000 to JP Carey Enterprises, Inc. with a maturity date of March 3, 2022 and received cash of $122,500 (net of Original Issue Discount of $15,000 and $12,500 expense deducted for the noteholder’s legal fees). The Note is convertible into common stock, subject to Rule 144, at any time after the issue date. The Conversion Price shall be equal to the Fixed Price of $0.005 per share. The holder does not have the right to convert the note, to the extent that the holder would beneficially own in excess of 4.99% of our outstanding common stock. The note defines several events that constitute default including failure to pay principal and interest by the maturity date and failure to comply with the exchange act. In the event of default, the Conversion Price becomes the lower of $0.005 per share or 50% of the lowest trading price during the trading day immediately preceding the Conversion Date. In addition, in the event of default where the amount of principal and interest is not paid when due shall bear default interest at the rate of 22% per annum until paid.

The note, together with accrued interest, may be prepaid prior to maturity at premiums of between 110% and 135%. The Original Issue Discount of $15,000, deducted from note proceeds, is being amortized to interest expense over the 12 month term of the note.

The principal amount and interest is defined under the note agreement as being “Senior ” with priority in right of payment over all other indebtedness of the Company outstanding as of March 3, 2021. In addition, the obligations under the note are secured by a first lien and security interest in all of the assets of the Company pursuant to the terms of a Security Agreement.

As further inducement for JP Carey to agree to the terms of the note, on March 3, 2021 the Company issued a 5 year Common Stock Purchase Warrant to JP Carey for 30,000,000 fully paid and nonassessable shares of the Company’s common stock at an exercise price of $0.005 per share. In accordance with Black Scholes valuation requirements, this Purchase Warrant has a fair value of $741,000, but the relative fair value was recorded as a debt discount, as discussed below.

At December 31, 2021 the outstanding balance on the note was $150,000 principal and $12,452 accrued interest.

On February 16, 2022 the Company entered into an Exchange Agreement with JP Carey whereby this Note and all accrued interest, security interest and warrants were fully cancelled and exchanged for 15,000 Series D preferred shares.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

5. CONVERTIBLE PROMISSORY NOTES

FirstFire Global Opportunities Fund LLC note dated March 9, 2021

On March 9, 2021, the Company issued a 10% convertible note in the principal amount of $110,000 to FirstFire Global Opportunities Fund LLC with a maturity date of March 9, 2022 and received cash of $88,500 (net of Original Issue Discount of $10,000, a finder’s fee of $10,000 to Primary Capital LLC and $1,500 expense deducted for the noteholder’s legal fees). The Company recorded $20,000 of the fees as discounts and expensed $1,500. The Note is convertible into common stock, subject to Rule 144, at any time after 180 days from the issue date. The Conversion Price shall be equal to the Fixed Price of $0.01 per share. The holder does not have the right to convert the note, to the extent that the holder would beneficially own in excess of 4.99% of our outstanding common stock. The note defines several events that constitute default including failure to pay principal and interest by the maturity date and failure to comply with the exchange act. In the event of default, the Conversion Price becomes $0.005 per share. In addition, in the event of default where the amount of principal and interest is not paid when due shall bear default interest at the rate of 20% per annum until paid. The note, together with accrued interest, may be prepaid prior to maturity at a premium of 115%.

As further inducement for FirstFire to agree to the terms of the note, on March 10, 2021 the Company issued 3,500,000 common shares to FirstFire as payment for a commitment fee, which had a fair value of $62,300 at time of issuance, but the relative fair value was recorded as debt discount as discussed below. In addition, on March 9, 2021 the Company issued a 3-year Common Stock Purchase Warrant to FirstFire on 3,500,000 fully paid and nonassessable shares of the Company’s common stock at an exercise price of $0.025 per share. In accordance with Black Scholes valuation requirements, this Purchase Warrant has a fair value of $66,500, but the relative fair value was recorded as debt discount as discussed below.

On March 11, 2021, in addition to the above mentioned finder’s fee, Primary Capital LLC was also issued a 3 year Common Stock Purchase Warrant for 1,000,000 fully paid and nonassessable shares of the Company’s common stock at an exercise price of $0.01 per share and a 3 year Common Stock Purchase Warrant on 350,000 fully paid and nonassessable shares of the Company’s common stock at an exercise price of $0.025 per share. In accordance with Black Scholes valuation requirements, the fair value of these Purchase Warrants was $18,000 and $6,300 respectively, but the relative fair value was recorded as debt discount as discussed below.

On September 20, 2021 the Company exercised its right to prepay the note and remitted cash totaling $130,000 to FirstFire, representing the prepayment of $110,000 principal, accrued interest of $5,816 and prepayment penalty of $14,184.

As discussed above, the Company determined that the conversion options embedded in certain convertible debt meet the definition of a derivative liability. The Company estimated the fair value of the conversion options at the date of issuance, and at December 31, 2021, using Monte Carlo simulations and the following range of assumptions:

Volatility	139.29% – 149.73%
Risk Free Rate	0.06% – 0.29%
Expected Term	0.25 – 0.78

The fair value of common shares issued upon conversion of convertible notes during the three months ended September 30, 2021 was $333,451 based on the quoted trading prices of the Company’s common stock on conversion dates. The total notes and accrued interest converted was $ 198,648, resulting in a loss on conversion of $134,803 which is included in derivative expense in the accompanying Statement of Operations.

Warrants Issued Related to Notes

The Company recorded a relative fair value of $301,411 for all the warrants issued with Notes or issued as finder’s fees relating to Notes issued in 2021. The discounts are being amortized over the respective Note terms.

Derivative liabilities

The following is a summary of activity related to the embedded conversion options derivative liabilities for the year ended December 31, 2021.

Balance, December 31, 2020	$1,320,000
Initial derivative liabilities charged to operations	1,796,835
Initial derivative liabilities recorded as debt discount	74,165
Gain on settlement of derivatives upon conversion	(134,802)
Change in fair value of derivatives	(2,932,898)
Balance, December 31, 2021	$123,300

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

6. SHORT TERM LOANS

The Company received short term, interest free, loans of $10,000, $16,000, $15,000 and $20,000 (total $61,000) on July 9, 2020, August 13, 2020, September 2, 2020 and September 28, 2020 respectively, from Joseph Canouse, the provider of the J.P. Carey Inc. convertible promissory notes. The balance was $61,000 at December 31, 2021 and 2020.

7. COMMITMENTS AND CONTINGENCIES

The following summarizes the Company’s commitments and contingencies as of December 31, 2021:

(i) Employment agreements with related parties.

On April 3, 2019, the Company entered into employment agreements with three officers. Pursuant to the agreements, the Company shall pay officers an aggregate annual salary amount of $400,000. Upon a successful launch of the Company’s Fan Pass mobile app or website, and the Company achieving various levels of subscribers, the officers are eligible to receive additional bonuses and salary increases. With mutual agreement with the Company, effective August 31, 2020 one of the officers chose early termination of his employment, which reduced the annual commitment for the remaining officers to $300,000.

(ii) Lawsuit Contingency-Integrity Media, Inc.

Integrity Media, Inc. (“Integrity”) had previously filed a lawsuit against the Company and the CEO of the Company for $500,000 alleging breach of contract alleging the Company failed to deliver marketable securities in exchange for services. The Company answered the allegations in court and Integrity filed a motion attacking the Company’s answers. While the court did not strike those responses, the clerk of the court entered a default judgment against the Company in the amount of $1,192,875 plus 10% interest. On May 8, 2019, the Company received a tentative ruling on the Company’s motion to vacate the default judgement whereby the previously entered default judgement was voided and a trial date of August 26, 2019 was set.

On September 19, 2019, the Company entered into a Settlement Agreement, as Amended, with Integrity Media settling the civil action known as Integrity Media, Inc. vs. Friendable, Inc. et al., Orange County Case No. 30-2016-00867956-CU-CO-CJC. Pursuant to the Settlement Agreement, the Company agreed to issue to Integrity 750,000 shares of its common stock to be issued in tranches every 30 days or according to the instructions of Integrity, in exchange for 275 of the Company’s preferred shares held by Integrity and the cash payment of $30,000 for costs. Robert Rositano, the Company’s CEO, has also personally guaranteed the Company’s compliance with the terms of the Settlement Agreement. The cash payment is to be made within 6 months of the date of the Settlement Agreement. However, at the date of this filing both the $30,000 cash payment has not been made and the preferred shares have not been returned.

Additionally, Integrity will be entitled to additional shares if (i) the price of the Company’s common stock is below $1.34 at either the 120 day or 240 day reset dates set forth in the Company’s Debt Restructure Agreement as amended entered into with various debt holders on March 26, 2019 effective November 5, 2019. The Company determined that a total of 4,275,000 additional shares would be issuable on the first “reset” date of March 4, 2020 based on a share price of $0.20 on that date and a total of 7,537,500 additional shares would be issuable on the second “reset” date of July 2, 2020 based on a share price of $0.08 on that date, for a total of 12,562,500 shares. Integrity will also be entitled to a “true-up” by the issuance of additional common shares on the issuance date should the share price of the Company’s common stock on the issuance date be below $1.00. It was determined by the Company that its liability was $1,005,000 ($750,000 plus a premium of $255,000), in accordance with ASC 480.

On August 28, 2020 Integrity requested and was issued 750,000 common shares, which Integrity advised the Company realized $16,625 when sold. Accordingly, at December 31, 2020 the Company reduced its liability payable in common stock from $1,005,000 to $988,375.

On October 14, 2020 the Company filed a “Declaration” with the Santa Clara County Courts challenging Integrity’s future ability to convert additional shares based on “Stock Market Manipulation” designed to harm the Company’s share price, valuation and number of shares issuable to Integrity following its sales. Additionally, the Company contended that Integrity disregarded the volume limitation set forth in its settlement for the Company’s thinly traded securities and caused a potential third party capital investment of $150,000 to be rescinded. The court agreed with the Company’s declaration that Integrity should have filed a motion so the Company would have the opportunity to present all arguments and evidence in opposition to deny Integrity’s application to enter judgment. On June 29, 2021 Integrity Media’s attempt to again obtain a motion for entry and enforcement of the judgement was denied in favor of an entirely separate lawsuit, if any, to be brought to try to resolve any disputes with either the original settlement agreement or with the entry of stipulated judgement itself. The matter therefore continues, unresolved.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

(iii) Lawsuit Contingency- Infinity Global Consulting Group Inc

Infinity Global Consulting Group Inc. had previously filed a default judgement on May 29, 2018 in the 11th Judicial Circuit, Miami-Dade County, Florida court alleging that it was owed a services fee of $97,000, plus an entitlement to a warrant to purchase 5 million of the Company’s common shares at $0.03 per share. The Company believes that this claim is without merit since service on the Company was defective and the Company never received an actual notice of the lawsuit. Accordingly, on November 16, 2020 the Company filed a motion to set aside the default judgement. At the date of this filing, the motion still awaits a hearing. An accrued expense of $97,000 at December 31, 2021 has been established.

(iv) Claim asserted by StockVest

On March 11, 2021 the Company received claims asserted by StockVest for (a) the issuance of 1,054,820 common shares (market value of approximately $19,000) representing anti-dilution stock as additional compensation for services provided to the Company pursuant to a certain Consulting, Public Relations and Marketing Letter Agreement dated July 6, 2017, and (b) because said additional stock had not been issued by the Company, StockVest asserted an additional claim for liquidated damages of $155,000. The Company believes that these asserted claims are without merit. Accordingly, no accrued expense at December 31, 2021 has been established for these claims.

COVID-19 Disclosure

The coronavirus pandemic has at times adversely affected the Company’s business and is expected to continue to adversely affect certain aspects of our merchandise offerings and custom artist collections of merchandise specifically. This impact on our operations, supply chains and distribution systems may also impair our ability to raise capital. There is uncertainty around the duration and breadth of the COVID-19 pandemic and, as a result, uncertainty on the ultimate impact on our business. Such impact on the Company’s financial condition and operating results cannot be reasonably estimated at this time, since the extent of such impact is dependent on future developments, which are highly uncertain and cannot be predicted.

8. PREFERRED AND COMMON STOCK

Series A:

The Series A Preferred Stock was authorized in 2014 and is convertible into nine (9) times the number of common stock outstanding at time of conversion until the closing of a Qualified Financing (Through June 30, 2021 “Qualified Financing” was defined as the sale and issuance of the Company’s equity securities that results in gross proceeds in excess of $2,500,000. Effective July 1, 2021 this was amended so that “Qualified Financing” is now defined as the sale and issuance of the Company’s equity securities that results in gross proceeds in excess of $10,000,000.). The number of shares of common stock issued on conversion of Series A preferred stock is based on the ratio of the number of shares of Series A preferred stock converted to the total number of shares of preferred stock outstanding at the date of conversion multiplied by nine (9) times the number of common stock outstanding at the date of conversion. After the qualified financing the conversion shares issuable shall be the original issue price of the Series A preferred stock divided by $0.002. The holders of Series A Preferred stock are entitled to receive non-cumulative dividends when and if declared at a rate of 6% per year. On all matters presented to the stockholders for action the holders of Series A Preferred stock shall be entitled to cast votes equal to the number of shares the holder would be entitled to if the Series A Preferred stock were converted at the date of record.

During the year ended December 31, 2019, 588 shares of Series A preferred stock were converted to common stock by two related parties who donated them to the Diocese of Monterey. In addition, 890 Series A shares were converted into 2,018,746 common shares by parties related to the two directors. The 2,018,746 common shares were issuable as of December 31, 2019 and were subsequently issued during the six months ended June 30, 2020.

During the six months ended June 30, 2020 two directors converted 3 shares of Series A Preferred Stock into 54,076 shares of common stock.

On June 3, 2020 the Company and Eclectic Artists LLC (“E Artists”) entered into a Partner Agreement and Stock Subscription Agreement, pursuant to which E Artists will engage musical artists and other talent to engage on the Company’s FanPass platform, providing live streaming events available through the FanPass mobile application for a term of 18 months. As compensation for bringing the artists to the FanPass platform, E Artists will receive 5% of net revenue attributable to the Fan Pass platform, initially for a period of 18 months. In addition, E Artists will receive Series A preferred stock such that when converted would be equal to 5% of the outstanding common stock. The number of Series A preferred shares was calculated at 118 shares valued at $135,617 based on the quoted trading price of the Company’s common stock of $0.0605 on the agreement date and 2,241,596 equivalent common shares. The Company recorded a prepaid expense of $135,617 and has amortized a total of $97,010 as sales and marketing expense for the period through June 30, 2021, which includes amortization of $44,793 for the six months ended June 30, 2021 (2020 $6,682). Concurrent with the issuance of the Series A Shares to E Artists, Robert Rositano, Jr., the Company’s CEO and Dean Rositano, the Company’s president, returned an aggregate of 118 Series A Preferred shares to the Company’s treasury.

On May 6, 2021 50 Series A Preferred shares held by a third party were converted to 2,555,738 common shares. After this conversion the total issued and outstanding Series A Preferred shares were reduced to 19,736.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

On September 2, 2021 52 Series A Preferred shares held by a third party were converted to 4,928,511 common shares. After this conversion the total issued and outstanding Series A Preferred shares were further reduced to 19,684.

On October 11, 2021 50 Series A Preferred shares held by a third party were converted to 7,519,927 common shares. After this conversion the total issued and outstanding Series A Preferred shares were further reduced to 19,634.

Series B

On August 8, 2019 the Company filed a Designation of Series B convertible Preferred Stock with the state of Nevada, designating 1,000,000 shares of the Series B Preferred Stock with a stated value of $1.00 per share. A holder of Series B Preferred Stock has the right to convert their Series B Preferred Stock into fully paid and non-assessable shares of Common Stock. Initially, the conversion price for the Series B Preferred Stock is $0.25 per share, subject to standard anti-dilution adjustments. Additionally, each share of Series B Preferred Stock shall be entitled to, as a dividend, a pro rata portion of an amount equal to 10% (Ten Percent) of the Net Revenues (“Net Revenues” being “Gross Sales” minus “Cost of Goods Sold” as defined in the agreements) derived from the subscriptions and other sales, but excluding and net of Vimeo fees, processing fees and up sells, generated by Fan Pass Inc., the wholly-owned subsidiary of the Corporation. The Series B Dividend shall be calculated and paid on a monthly basis in arrears starting on the day 30 days following the first day of the month following the initial issuance of the Series B Preferred and continuing for a period of 60 (Sixty) months. The holders of Series B Preferred stock shall have no voting rights. The holders of Series B Preferred stock shall not be entitled to receive any dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or deemed liquidation event, the holders of shares of Series B Preferred Stock shall be entitled to be paid the liquidation amount, as defined out of the assets of the Company available for distribution to its shareholders, after distributions to holders of the Series A Preferred Stock and before distributions to holders of Common Stock. Each Series B Preferred share is convertible into 4 shares of common stock valued at $0.25.

Series C

On November 25, 2019 the Company filed a Designation of Series C convertible Preferred Stock with the state of Nevada, designating 1,000,000 shares of the Series C Preferred Stock with a stated value of $1.00 per share. The Series C Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends with the Company’s common stock, par value $0.0001 per share (“Common Stock”) the Series C Preferred Stock will convert into common stock immediately upon liquidation and be pari passu with the common stock in the event of litigation), and (b) junior with respect to dividends and right of liquidation to all existing and future indebtedness of the Company. The Series C Preferred Stock does not have any voting rights. Each share of Series C Preferred Stock will carry an annual dividend in the amount of eight percent (8%) of the Stated Value of $1.00 (the “Divided Rate”), which shall be cumulative and compounded daily, payable solely upon redemption, liquidation or conversion and increase to 22% upon an event of default as defined. In the event of any default other than the Company’s failure to issue shares upon conversion, the stated price will be $1.50. In the event that a default event occurs where the Company fails to issue shares upon conversion, the stated price will be $2.00. The holder shall have the right six months following the issuance date, to convert all or any part of the outstanding Series C Preferred Stock into shares of common stock of the Company. The conversion price shall equal the Variable Conversion Price. The “Variable Conversion Price” shall mean 71% multiplied by the market price, representing a discount rate of 29%. Market price means the average of the two lowest trading prices for the Company’s common stock during the twenty trading day period ending on the latest complete trading day prior to the conversion date. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or upon any deemed liquidation event, after payment or provision for payment of debts and other liabilities of the Company, and after payment or provision for any liquidation preference payable to the holders of any Preferred Stock ranking senior upon liquidation to the Series C Preferred Stock, if any, but prior to any distribution or payment made to the holders of Common Stock or the holders of any Preferred Stock ranking junior upon liquidation to the Series C Preferred Stock by reason of their ownership thereof, the Holders will be entitled to be paid out of the assets of the Company available for distribution to its stockholders. The Company will have the right, at the Company’s option, to redeem all or any portion of the shares of Series C Preferred Stock, exercisable on not more than three trading days prior written notice to the Holders, in full, in accordance with Section 6 of the designations at a premium of up to 35% for up to six months. Company’s mandatory redemption: On the earlier to occur of (i) the date which is twenty-four (24) months following the Issuance Date and (ii) the occurrence of an Event of Default (the “Mandatory Redemption Date”), the Company shall redeem all of the shares of Series C Preferred Stock of the Holders (which have not been previously redeemed or converted).

During the year ended December 31, 2019, 149,300 shares of Series C convertible preferred stock were issued to an investor under preferred stock purchase agreements at a price of approximately $0.91 per share for a total of $136,000. Due to the mandatory redemption feature, these shares are reflected as a current liability at December 31, 2019. Furthermore, because these shares are convertible at 71% of the common shares market price around the time of the conversion date, they are treated as a stock settled debt under ASC 480 with a premium of $55,549 recorded and charged to interest expense. The total amount is reflected at $191,549 at December 31, 2019.

As of June 30, 2020, the Company has revalued the shares and premiums at the stated value of $1.50 per share in accordance with the events discussed below. On May 29, 2020 the Company defaulted on the shares by being late with the filing of the Form 10-K, thereby increasing the dividend rate to 22% and the stated value to $1.50 per share. During the three months ended March 31, 2020, 38,000 shares of Series C convertible preferred stock were issued to an investor under preferred stock purchase agreements at a price of approximately $0.87 per share for a total of $33,000.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Because Series C preferred shares are convertible at 71% of the common shares market price around the time of the conversion date, they are treated as a stock settled debt under ASC 480 with a total premium of $114,755 recorded as of June 30, 2020. In addition, the Company recorded a cumulative dividend payable of $11,885 as of June 30, 2020 to the mandatorily redeemable Series C convertible preferred stock liability with this amount being recorded as interest expense since the Series C liability must be reflected at redemption value.

During the three months ended September 30, 2020 the holder of the Series C converted 62,500 Series C shares to 3,822,958 common shares for a redemption value of $96,750 including accrued dividends plus premium of $38,292, which totaled $135,042 recorded into equity. In addition, during the three months ended December 31, 2020 the holder of the Series C converted 101,300 Series C shares to 22,704,221 common shares for a redemption value of $218,655 including accrued dividends, plus premium, recorded into equity, and during the three months ended December 31,2020 a total of 149,600 shares of Series C convertible preferred stock were issued to two investors under preferred stock purchase agreements, at a price of approximately $0.91 per share, for a total of $136,000 cash and premiums totaling $60,302 were recorded during this period with respect to these issuances.

At December 31, 2020 the remaining liability totals $285,605, represented by a remaining balance of $184,850 in redeemable Series C stock, together with the related premium of $74,701 and accrued dividends of $26,054.

During the three months ended March 31, 2021 a holder of the Series C converted 23,500 Series C shares to 5,500,894 common shares for a redemption value of $50,589 including accrued dividends, plus premium, recorded into equity. In addition, during the three months ended March 31, 2021 a total of 296,450 shares of Series C convertible preferred stock were issued to two investors under preferred stock purchase agreements, at a price of approximately $0.91 per share, for a total of $269,350 cash and premiums totaling $121,084 were recorded during this period with respect to these issuances. At March 31, 2021 the remaining liability totals $634,143 represented by a remaining balance of $446,050 in redeemable Series C stock, together with the related premium of $181,385 and accrued dividends of $6,708.

During the three months ended June 30, 2021 the Company elected to redeem and cancelled 36,300 Series C shares through the payment of $50,938, which represented 135% of the outstanding principal of $36,300 and accrued dividend of $1,432. A holder of the Series C converted 84,700 Series C shares to 11,496,360 common shares for a redemption value of $137,553 including accrued dividends, plus premium, recorded into equity. In addition, during the three months ended June 30, 2021 a total of 92,125 shares of Series C convertible preferred stock were issued to an investors under preferred stock purchase agreements, at a price of approximately $0.91 per share, for a total of $83,750 cash and premiums totaling $37,629 were recorded during this period with respect to these issuances. At June 30, 2021 the remaining liability totals $597,490 represented by a remaining balance of $417,175 in redeemable Series C stock, together with the related premium of $169,550 and accrued dividends of $10,765.

During the three months ended September 30, 2021 the Company elected to redeem and cancelled 58,850 Series C shares through the payment of $82,408, which represented 135% of the outstanding principal of $58,850 and accrued dividend of $2,192. A holder of the Series C converted 95,700 Series C shares to 17,799,687 common shares for a redemption value of $162,654 including accrued dividends, plus premium, recorded into equity. In addition, during the three months ended September 30, 2021 a total of 178,750 shares of Series C convertible preferred stock were issued to an investor under preferred stock purchase agreements, at a price of approximately $0.91 per share, for a total of $162,500 cash and premiums totaling $73,011 were recorded during this period with respect to these issuances.

During the three months ended December 31, 2021 86,625 shares of Series C convertible preferred stock were issued to an investor under a preferred stock purchase agreement, at a price of approximately $0.91 per share. Cash of $78,750, a discount of $7,875 and a premium expense of $35,382 were recorded during this period with respect to this issuance. A holder of the Series C converted 62,625 Series C shares to 21,248,239 common shares for a redemption value of $90,709 including accrued dividends, plus premium, recorded into equity.

At December 31, 2021 the remaining liability totals $673,167 represented by a remaining balance of $465,375 in redeemable Series C stock, together with the related premium of $189,238 and accrued dividends of $18,554.

Series D

In conjunction with the Company’s intention to raise future financing of up to $5 million through an offering of up to 500,000 Series D convertible Preferred Stock at the offering price of $10.00 per share, on March 29, 2021 the Company received a Notice of Qualification from the Securities and Exchange Commission indicating approval from the Company to proceed with the offering pursuant to Tier 2 of Regulation A of the Securities Act, which provides exemption from registration of such securities. On April 5, 2021 the Company filed the necessary Certificate of Designation with the state of Nevada to designate 500,000 shares of Series D Preferred stock from the Company’s total authorized and unissued Preferred Stock, including up to 3,000,000,000 shares of the Company’s common stock into which it may be converted.

Each Series D preferred share is convertible, at the option of the holder, at any time, into nonassessable common shares (a) at 80% of the average closing price reported on OTCMarkets for the 20 trading days preceding conversion through June 30, 2021, (b) as amended, at 80% of the average closing price reported on OTCMarkets for the 10 trading days preceding conversion effective July 1, 2021,and (c) as amended, at 50% of the lowest closing price reported on OTCMarkets for the 10 trading days preceding conversion effective March 3, 2022

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

During the three months ended June 30, 2021 the Company received a total of $850,000 from the sale of 85,000 Series D Convertible Preferred Stock, and incurred offering costs of $31,309. In addition, during that period 44,970 Series D Preferred shares were subsequently converted to 31,029,932 common shares at an average conversion rate of $0.01449 per common share, resulting in a remaining balance at June 30, 2021 of 40,030 Series D Preferred.

During the three months ended September 30, 2021 the Company received a total of $760,000 from the sale of 76,000 Series D Convertible Preferred Stock. In addition, during that period 75,506 Series D Preferred shares were subsequently converted to 114,102,488 common shares at an average conversion rate of $0.00662 per common share, resulting in a remaining balance at September 30, 2021 of 40,524 Series D Preferred.

During the three months ended December 31, 2021 the Company received a total of $250,000 from the sale of 25,000 Series D Convertible Preferred Stock. In addition, during that period 13,892 Series D Preferred shares were subsequently converted to 26,574,626 common shares at an average conversion rate of $0.00523 per common share, resulting in a remaining balance at December 31, 2021 of 51,632 Series D Preferred.

COMMON STOCK:

Effective July 1, 2021 the Company increased its authorized common shares from 1 billion (1,000,000,000) to 2 billion (2,000,000,000) of $0.0001 par value each. On March 18, 2022 the Company further increased its authorized common shares from 2 billion (2,000,000,000) to 3 billion (3,000,000,000) of $0.0001 par value each. On April 7, 2022 the Company again increased its authorized common shares, this time from 3 billion (3,000,000,000) to 5 billion (5,000,000,000) of $0.0001 par value each. The latter increase has been reflected retroactively in the accompanying consolidated balance sheet.

During the year ended December 31, 2020, the Company:

Cancelled 2,000 shares of common stock valued at $500 previously issued to an investor under a securities purchase agreement and returned the $500 to the investor.

Issued 7,005,855 shares of common stock on conversion of $127,524 of convertible notes, and accrued interest, at a fair value of the shares of $215,015, based on the quoted trading price on the conversion dates resulting in a loss on extinguishment of $87,491.

Issued 5,736,333 shares of common stock and recorded the obligation to issue a further 506,667 common shares, collectively valued at $552,050 based on the quoted price on the grant dates, in payment for services primarily to music artists providing live performances for the July 24, 2020 launch of the Fan Pass app.

Recorded the obligation to issue 36,193,098 and 63,275,243 additional shares of common stock based on the first and second reset dates in accordance with the debt restructuring agreement (See note 5).

Issued 750,000 common shares to Integrity Media pursuant to the Company’s settlement agreement, which Integrity Media advised had a realized value of $16,625.

Issued 7,196,264 common shares to parties where the original liability required the obligation to record such shares as issuable.

Issued 54,076 common shares to the Company’s founder upon conversion of 3 Series A Preferred Shares to meet their personal commitment to transfer certain common shares to the investors.

Recorded the obligation to issue 2,250,000 common shares in consideration for $60,000 received in cash.

Issued 26,527,179 common shares upon conversion of Series C preferred stock having a value of $353,678.

During the year ended December 31, 2021, the Company:

Issued 73,885,399 shares of common stock to convertible note holders for the conversion of an aggregate of $718,954 of the notes and accrued interest at an average price of approximately $0.0097 per share.

Granted 3,500,000 shares of common stock to a noteholder as a commitment fee valued at its relative fair value of $11,924.

Issued a total of 97,222,628 common shares to the holders of convertible debentures, which were recorded as reclassifications from issuable to issued common shares.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Issued 7,290,359 common shares to a convertible debenture holder in excess of their entitlement valued at $91,129, which will be offset against a separate convertible note also issued to that holder.

Issued a total of 56,045,180 common shares on conversion of 314,575 Preferred Series C shares, accrued dividend of $12,093 plus a premium of $114,839, for an aggregate of $441,507 at an average price of approximately $0.0079 per share.

Settled the common stock subscription receivable of $4,500 against the amount payable in accrued salaries to current directors and officers of the Company.

Issued 15,004,178 common shares upon conversion of 152 Series A preferred stock

Issued 171,707,042 common shares upon conversion of 134,368 Series D preferred stock.

Issued 2,000,000 common shares in payment of services valued at a total of $17,400 based on the quoted trade price of $0.0087 on the grant date.

Recorded the issuance of 20,000 common shares not previously recognized.

9. SHARE PURCHASE WARRANTS

Activity in 2021 is as follows:

Common stock warrants

	Number of	Weighted Average	Weighted Average
	Warrants	Exercise Price $	Remaining Life (Years)
Balance outstanding, December 31, 2020	60,908	72.00	0.3
Expired	(60,908)	(72.00)	(0.3)
Granted	66,817,000	0.0067	4.04
Balance outstanding, December 31, 2021	66,817,000	$0.0067	4.04

Preferred Series D warrants

	Number of	Weighted Average	Weighted Average
	Warrants	Exercise Price $	Remaining Life (years)
Balance outstanding, December 31,2020	—	—	—
Granted	3,500	10.00	4.43
Balance outstanding, December 31,2021	3,500	10.00	4.43

The Preferred Series D warrants, when exercised at the price of $10.00 per share, are then convertible to common shares at 80% of the Company’s average closing stock price over 10 trading days prior to conversion.

On January 1, 2021 the Company issued warrants to Anvil Financial Management LLC to purchase up to 92,000 shares of the Company’s common stock (the “Warrants”) in part consideration for providing financing advice. The warrants are exercisable at any time on or after the date of issuance at the price of $0.25 per share and entitles Anvil to purchase the Company’s common stock for a period of up to 5 years from January 1, 2021. On the initial measurement date, applying the applicable Black Scholes valuation, the relative fair value of the warrants was recorded as a debt discount and an increase to paid-in capital. See Note 5 “Warrants Issued Related to Notes”.

FRIENDABLE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

On March 9, 2021 the Company issued warrants to First Fire Global Opportunities Fund LLC to purchase up to 3,500,000 shares of the Company’s common stock (the “Warrants”) in connection with providing the Company with financing through a Convertible Promissory Note with the principal value of $110,000. The warrants are exercisable at any time on or after the date of issuance at the price of $0.025 per share and entitles First Fire to purchase the Company’s common stock for a period of up to 3 years from March 9, 2021.

On the initial measurement date, applying the applicable Black Scholes valuation, the relative fair value of the warrants was recorded as a debt discount and an increase to paid-in capital. See Note 5 “Warrants issued related to Notes”.

On March 11, 2021 the Company issued warrants to Robert Nathan/Primary Capital, LLC to purchase up to 1,350,000 shares of the Company’s common stock (the “Warrants”) in part consideration as a finder’s fee in introducing First Fire to the Company. Warrants on 350,000 common shares are exercisable at any time on or after the date of issuance at the price of $0.025 per share and entitles the holder to purchase the Company’s common stock for a period of up to 3 years from March 11, 2021. Warrants on 1,000,000 common shares are exercisable at any time on or after the date of issuance at the price of $0.01 per share and also entitles the holder to purchase the Company’s common stock for a period of up to 3 years from March 11, 2021. On the initial measurement date, applying the applicable Black Scholes valuation, the relative fair value of the warrants was recorded as a debt discount and an increase to paid-in capital. See Note 5 “Warrants Issued Related to Notes”.

On March 3, 2021 the Company issued warrants to JP Carey Enterprises, Inc. to purchase up to 30,000,000 shares of the Company’s common stock (the “Warrants”) in connection with providing the Company with financing through a Convertible Promissory Note with the principal value of $150,000. The warrants are exercisable at any time on or after the date of issuance at the price of $0.005 per share and entitles JPCarey to purchase the Company’s common stock for a period of up to 5 years from March 3, 2021. On the initial measurement date, applying the applicable Black Scholes valuation, the relative fair value of the warrants was recorded as a debt discount and an increase to paid-in capital. See Note 5 “Warrants issued related to Notes”. On February 16, 2022 the Company entered into an Exchange Agreement with JP Carey whereby this Note and all accrued interest, security interest and warrants were fully cancelled and exchanged for 15,000 Series D preferred shares (see subsequent events footnote)..

On March 3, 2021 the Company issued warrants to Trillium Partners LP to purchase up to 30,000,000 shares of the Company’s common stock (the “Warrants”) in connection with providing the Company with financing through a Convertible Promissory Note with the principal value of $150,000. The warrants are exercisable at any time on or after the date of issuance at the price of $0.005 per share and entitles Trillium to purchase the Company’s common stock for a period of up to 5 years from March 3, 2021. On the initial measurement date, applying the applicable Black Scholes valuation, the fair value of the warrants was recorded as a debt discount and an increase to paid-in capital. See Note 5 “Warrants issued related to Notes”.

On May 6, 2021 the Company issued warrants to Robert Nathan/Primary Capital, LLC to purchase up to 2,500 shares of the Company’s Series D Preferred stock (the “Warrants”) in part consideration as a finder’s fee in connection with the purchase by FirstFire of 25,000 Series D Preferred stock. Warrants on 2,500 Series D Preferred stock common shares are exercisable at any time on or after the date of issuance at the price of $10.00 per share and entitles the holder to purchase the Company’s Series D Preferred stock for a period of up to 5 years from May 6, 2021. On the initial measurement date, applying the applicable Black Scholes valuation, the fair value of the warrants was $25,000. However, there is no accounting entry since the cost of these warrants was treated as an offering cost against the proceeds of the Series D Preferred stock offering.

On August 9, 2021 the Company issued warrants to Robert Nathan/Primary Capital, LLC to purchase up to 1,000 shares of the Company’s Series D Preferred stock (the “Warrants”) in part consideration as a finder’s fee in connection with the purchase by FirstFire of 10,000 Series D Preferred stock on July 23, 2021. Warrants on 1,000 Series D Preferred stock common shares are exercisable at any time on or after the date of issuance at the price of $10.00 per share and entitles the holder to purchase the Company’s Series D Preferred stock for a period of up to 5 years from August 9, 2021. On the initial measurement date, applying the applicable Black Scholes valuation, the fair value of the warrants was $10,000. However, there is no accounting entry since the cost of these warrants was treated as an offering cost against the proceeds of the Series D Preferred stock offering.

On September 10, 2021 the Company issued warrants to Robert Nathan/Primary Capital, LLC to purchase up to 625,000 shares of the Company’s common stock (the “Warrants”) in part consideration as a finder’s fee in connection with the purchase by FirstFire of 12,500 Series D Preferred stock on August 31, 2021. Warrants on 1,000 Series D Preferred stock common shares are exercisable at any time on or after the date of issuance at the price of $10.00 per share and entitles the holder to purchase the Company’s Series D Preferred stock for a period of up to 5 years from September 10, 2021. On the initial measurement date, applying the applicable Black Scholes valuation, the fair value of the warrants was $6,250. However, there is no accounting entry since the cost of these warrants was treated as an offering cost against the proceeds of the Series D Preferred stock offering.

On October 7, 2021 and November 1, 2021 the Company issued warrants to Robert Nathan/Primary Capital, LLC to purchase up to 625,000 and 625,000 shares, respectively, of the Company’s common stock (the “Warrants”) in part consideration as a finder’s fee in connection with the purchase by FirstFire of a total of 25,000 Series D Preferred stock, at an exercise price of $0.01 per share. On the initial measurement date, applying the applicable Black Scholes valuation, the fair value of the warrants was $4,288 and $ 2,813 respectively. However, there is no accounting entry since the cost of these warrants was treated as an offering cost against the proceeds of the Series D Preferred stock offering.

FRIENDABLE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

10. STOCK-BASED COMPENSATION

	Number of Stock	Weighted Average Exercise Price	Weighted Average Remaining Life
	Options	$	(Years)
Balance outstanding, December 31, 2020	-	-	-
Granted	16,500,000	$0.0141	1.65
Balance outstanding, December 31, 2021	16,500,000	$0.0141	1.65

On November 22, 2011, the Board of Directors of the Company approved a stock option plan (“2011 Stock Option Plan”), the purpose of which is to enhance the Company’s stockholder value and financial performance by attracting, retaining and motivating the Company’s officers, directors, key employees, consultants and its affiliates and to encourage stock ownership by such individuals by providing them with a means to acquire a proprietary interest in the Company’s success through stock ownership. Under the 2011 Stock Option Plan, officers, directors, employees and consultants who provide services to the Company may be granted options to acquire common shares of the Company. The aggregate number of options authorized by the plan shall not exceed 4,974 shares of common stock of the Company.

There are 7 shares of common stock reserved for issuance under the 2014 Plan. The Board shall have the power and authority to make grants of stock options to employees, directors, consultants and independent contractors who serve the Company and its affiliates. Any stock options granted under the 2014 Plan shall have an exercise price equal to or greater than the fair market value of the Company’s shares of common stock. Unless otherwise determined by the Board of Directors, stock options shall vest over a four-year period with 25% being vested after the end of one (1) year of service and the remainder vesting equally over a 36-month period. The Board may award options that may vest based upon the achievement of certain performance milestones. As of December 31, 2020, no options have been awarded under the 2014 Plan. Effective August 27, 2019, the Company effected a reverse split of the common stock of 1 for 18,000 (Note 1) which eliminated all the options which were previously outstanding.

During January, 2021 the Company awarded stock options to its 5 employees totaling 5 million common shares vesting quarterly over 2 years and 10 million common shares vesting quarterly over 3 years, both sets of option are exercisable at a price of $0.014 per share. In addition, during January, 2021 stock options on a further 1.5 million common shares were granted, vesting quarterly over 3 years at the exercise price of $0.015 per share. Applying the Black-Scholes valuation method, the total cost of these options is $194,700 and $24,750 respectively, which is being amortized to general and administrative expense over their vesting periods. Of this total, the Company incurred a stock option expense of $87,042 for the year ended December 31, 2021 (2020: $0).

11. FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures, require an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities. Valuations are based on quoted prices that are readily and regularly available in an active market and do not entail a significant degree of judgment.

Level 2

Level 2 applies to assets or liabilities for which there are other than Level 1 observable inputs such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 2 instruments require more management judgment and subjectivity as compared to Level 1 instruments. For instance: determining which instruments are most similar to the instrument being priced requires management to identify a sample of similar securities based on the coupon rates, maturity, issuer, credit rating and instrument type, and subjectively select an individual security or multiple securities that are deemed most similar to the security being priced; and determining whether a market is considered active requires management judgment.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities. The determination of fair value for Level 3 instruments requires the most management judgment and subjective.

FRIENDABLE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Pursuant to ASC 825, cash is based on Level 1 inputs. The Company believes that the recorded values of accounts receivable and accounts payable approximate their current fair values because of their nature or respective relatively short durations. The fair value of the Company’s convertible debentures and promissory note approximates their carrying values as the underlying imputed interest rates approximates the estimated current market rate for similar instruments.

As of December 31, 2021 there were derivatives measured at fair value on a recurring basis (see note 5) presented on the Company’s balance sheet, as follows:

Liabilities at Fair Value:

December 31, 2021

	Level 1	Level 2	Level 3	Total
Embedded conversion options derivative liabilities	-	-	$123,300	$123,300

December 31, 2020

	Level 1	Level 2	Level 3	Total
Embedded conversion options derivative liabilities	-	-	$1,320,000	$1,320,000

12. INCOME TAXES

A reconciliation of the difference between the income tax benefit computed at the federal statutory rate of 21%, and the provision for income taxes for the years ended December 31, 2021 and 2020 are as follows:

	2021	2020
Computed tax benefit	(610,088)	$(829,323)
State taxes	(112,460)	(152,872)
Permanent differences	(206,743)	495,841

Change in valuation allowance	929,291	486,354
	$—	$—

The Company’s deferred tax assets and liabilities as of December 31, 2021 and 2020 were as follows:

	2021	2020
Deferred Tax Assets:	4,527,498	$3,636,082
Net operating losses	$301,911	$288,162
Accrued payroll	269,944	245,819
Reserve contingency	186,533	186,522
	5,285,886	4,356,596
Valuation Allowance	(5,285,886)	(4,356,596)
	$—	$—

The Company has net operating losses of $18,203,929, of which $10,457,080 expires through 2037 and $7,746,844 may be carried forward indefinitely subject to annual usage limitations. The Company has established a 100% valuation allowance against its net deferred tax assets as it is more likely than not they will not be able to utilize such deferred assets in the future. The change in the valuation allowance for the year ended December 31, 2021 was an increase of $929,290.

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

13. SUBSEQUENT EVENTS

Business Acquisition

On January 5, 2022, the Company completed its acquisition of substantially all of the assets of Artist Republik, Inc. (“Artist Republik”). Artist Republik is a subscription service specifically created for music artists to obtain music distribution on certain digital platforms (such as Spotify and Apple Music) and receipt of royalties from those platforms, together with providing a marketplace to purchase beats, obtain enhanced audio production and purchase access to playlists. Its decentralized platform allows independent music artists from around the world to take control of their own careers through networking, centralized resources, and AI-based management tools. Artist Republik has attracted approximately 100,000 artists to its offerings and has operating revenues from the sales of services. The acquisition substantially adds to the range of music services available and offered to music artists by Fan Pass.

At closing, the Company issued 176,986,025 shares of the Company’s common stock to Artist Republik and certain creditors of Artist Republik. At the end of 12 months following the Closing, in the event the number of shares issued to Seller at the Closing has been diluted below 25% of the total outstanding common shares as of such date, the Company shall issue to the Seller that additional number of shares necessary so that the number of shares issued to Seller is not less than 25% of the then-total issued and outstanding shares of the Company. For a period of 12 months from the Closing Date, the holders of the shares issued pursuant to the Acquisition Agreement shall be limited to selling not more than 10% of the average daily trading volume, in the aggregate, on any given trading day.

The Company acquired all of Artist Republik’s customer lists, customers, back-end processes, name, trademarks, internet domains and other things necessary to carry on the business of Artist Republik.

The Company’s preliminary estimate of the fair value of the purchase consideration was $1,047,150, consisting of $637,150 for the initial shares, based on the closing price of the Company’s common stock on the acquisition date, and $410,000 for the contingent consideration for the future maintenance of the 25% minimum equity threshold referred to above, calculated using a Monte Carlo Simulation. The preliminary allocation of the purchase consideration to the acquired assets is summarized as follows:

Customer Relationships	$14,001
Cash	9,500
Tradename	32,230
Technology Platform	161,151
Goodwill	830,268
Total Purchase Consideration	$1,047,150

The qualitative factors that make up the goodwill recognized consist of a work-force in place, and operational processes not recognizable as separate intangible assets. The above allocation is preliminary subject to change based on completion of fair value estimates during the measurement period, which may be up to one year.

The following represents unaudited pro-forma revenue and earnings of the consolidated Company as though the business combination had occurred as of the beginning of the earliest reporting period presented.

	Year Ended December 31,
	2021	2020
Revenues	$500,629	$451,027
Operating Expenses	4,707,319	2,813,052
Operating Loss	(4,206,690)	(2,362,025)
Other Expenses, net	(73,293)	(2,344,310)
Net Loss	$(4,374,832)	$(4,706,335)

FRIENDABLE, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Other Subsequent Events

Subsequent to December 31, 2021 the Company increased its authorized common shares from 2 billion (2,000,000,000) to five billion (5,000,000) of $0.0001 par value each.

Subsequent to December 31, 2021 the Company issued a total of 207,382,168 common shares on conversion of $208,250 Preferred C stock and accrued dividends totaling $8,330, at an average conversion rate of $0.001044 per share.

Subsequent to December 31, 2021 the Company issued a total of 561,451,079 common shares on conversion of 43,026 Series D Preferred Stock, an at average conversion of $0.000766 per share.

Subsequent to December 31, 2021 the Company issued 50,000,000 common shares to holder of a stock warrant upon the cashless exercise of that warrant. An additional 100,000,000 common shares remain exercisable, on a cashless basis, to the warrant holder.

Subsequent to December 31, 2021 the Company entered into an Exchange Agreement with JP Carey whereby a Secured Convertible Note dated March 3, 2021 in the principal amount of $150,000 and all accrued interest, security interest and warrants were fully cancelled and exchanged for the Company issuing 15,000 Series D preferred shares to that noteholder.

Subsequent to December 31, 2021 the Company received $331,290 from the sales of 33,129 Series D Convertible Preferred Stock at $10.00 per share. In connection with these sales, the Company paid Primary Capital finder’s fees totaling $12,500 and issued 5 year Warrants on 1,250,000 common shares at an exercise price of $0.01 per share.

Subsequent to December 31, 2021 the Company raised $50,000 from the sale of 59,125 Series C Preferred Stock at approximately $0.91 per share, net of legal and due diligence fees of $3,750 deducted by the purchaser.

Subsequent to December 31, 2021 the Company entered into two Partner Agreements to provide introductions to music artists, bands and performers to the music services offered by FanPassLive and by Artist Republik. In connection with these Agreements the Company granted a stock option to each Partner of 20,000,000 common shares exercisable at the price per share of $0.0015, vesting quarterly through March 3, 2024.

EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
2.5	Certificate of Designation of Series D Preferred Stock
2.6	Amendment to the Articles of Incorporation incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed April 13, 2022
2.7	Amendment to the Articles of Incorporation incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed March 22, 2022
2.8	Amendment to the Designation of Series D Preferred Stock incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed March 22, 2022
4.1	Subscription Agreement
6.1	Material Agreements between Friendable, Inc. and Answering Legal
11.1*	Consent of Salberg & Company P.A., Auditors
12.1*	Legal Opinion of Jonathan D. Leinwand, P.A.

* Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 5, 2022.

FRIENDABLE INC.

Date: May 5, 2022	By:	/s/ Robert Rositano, Jr.
Robert Rositano, Jr.
Chief Executive Officer, Chief Financial
Officer, Secretary, and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: May 5, 2022	By:	/s/ Robert Rositano, Jr.
Robert Rositano, Jr.
Chief Executive Officer, Chief Financial
Officer, Secretary, and Director
(Principal Executive Officer)

Date: May 5, 2022	By:	/s/ Dean Rositano
Dean Rositano
President and Chief Technology
Officer and Director